Exhibit 2.1

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

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:
In re	:	Chapter 11
:
PARAGON OFFSHORE PLC, et al.,	:	Case No. 16-10386 (CSS)
:
	:	Jointly Administered
Debtors.(1)	:
	:	Re: Docket Nos. 1456, 1459, 1460, 1516 & 1582
:
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FINDINGS OF FACT, CONCLUSIONS OF LAW, AND
ORDER CONFIRMING THE FIFTH JOINT CHAPTER 11
PLAN OF PARAGON OFFSHORE PLC AND ITS AFFILIATED DEBTORS

WHEREAS Paragon Offshore plc (in administration) (“Paragon Parent”) and its affiliated debtors, as debtors and debtors in possession (collectively, the “Debtors”), having proposed and filed with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (i) the Fifth Joint Chapter 11 Plan of Paragon Offshore plc and Its Affiliated Debtors, dated May 2, 2017 (Docket No. 1459) (as supplemented by the Plan Supplement (defined below), and as otherwise amended in accordance with the terms thereof and

(1)  The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are: Paragon Offshore plc (in administration) (6017); Paragon Offshore Finance Company (6632); Paragon International Finance Company (8126); Paragon Offshore Holdings US Inc. (1960); Paragon Offshore Drilling LLC (4541); Paragon FDR Holdings Ltd. (4731); Paragon Duchess Ltd.; Paragon Offshore (Luxembourg) S.à r.l. (5897); PGN Offshore Drilling (Malaysia) Sdn. Bhd. (9238); Paragon Offshore (Labuan) Pte. Ltd. (3505); Paragon Holding SCS 2 Ltd. (4108); Paragon Asset Company Ltd. (2832); Paragon Holding SCS 1 Ltd. (4004); Paragon Offshore Leasing (Luxembourg) S.à r.l. (5936); Paragon Drilling Services 7 LLC (7882); Paragon Offshore Leasing (Switzerland) GmbH (0669); Paragon Offshore do Brasil Ltda.; Paragon Asset (ME) Ltd. (8362); Paragon Asset (UK) Ltd.; Paragon Offshore International Ltd. (6103); Paragon Offshore (North Sea) Ltd.; Paragon (Middle East) Limited (0667); Paragon Holding NCS 2 S.à r.l. (5447); Paragon Leonard Jones LLC (8826); Paragon Offshore (Nederland) B.V.; and Paragon Offshore Contracting GmbH (2832).  The Debtors’ mailing address is 3151 Briarpark Drive, Suite 700, Houston, Texas 77042.  Neville Barry Kahn and David Philip Soden, each of Deloitte LLP, are the joint administrators of Paragon Offshore plc (in administration) (the “Joint Administrators”). The affairs, business and property of Paragon Offshore plc (in administration) are managed by the Joint Administrators.

or this Order, the “Plan”),(2) a copy of which is annexed hereto as Exhibit A, (ii) the Disclosure Statement for Fifth Joint Chapter 11 Plan of Paragon Offshore plc and its Affiliated Debtors, dated May 2, 2017 (Docket No. 1460) (the “Disclosure Statement”); and

WHEREAS on May 19, 2017, the Debtors filed the Notice of Filing of Supplement to Fifth Joint Chapter 11 Plan of Paragon Offshore plc and Its Affiliated Debtors (Docket No. 1516) (as the documents contained therein have been or may be further amended or supplemented) (the “Initial Plan Supplement”); and

WHEREAS on June 5, 2017, the Debtors filed the Notice of Filing of Amended Supplement to Fifth Joint Chapter 11 Plan of Paragon Offshore plc and its Affiliated Debtors, (Docket No. 1593) (as the documents contained therein have been or may be further amended or supplemented) (the “Amended Plan Supplement,” and together with the Initial Plan Supplement, the “Plan Supplement”); and

WHEREAS on May 2, 2017, the Bankruptcy Court entered the Order (I) Approving Proposed Disclosure Statement and Form and Manner of Notice of Disclosure Statement Hearing, (II) Establishing Solicitation and Voting Procedures, (III) Scheduling Confirmation Hearing and (IV) Establishing Notice and Objection Procedures for Confirmation of the Proposed Plan Pursuant to Sections 105, 502, 1125, 1126, and 1128 of the Bankruptcy Code and Bankruptcy Rules 2002, 3003, 3017, 3018, 3020, and 9006 and Local Rules 2002-1, 3017-1, and 9006-1 (Docket No. 1456) (together with all schedules and exhibits thereto, the “Disclosure Statement Order”), which, among other things, (i) approved the Disclosure Statement as containing “adequate information” (as defined in section 1125 of title 11 of the United States Code (the “Bankruptcy Code”)), (ii) authorized the Debtors to solicit votes with

(2)  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan.

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regards to the acceptance or rejection of the Plan, (iii) established solicitation procedures (the “Solicitation Procedures”), (iv) approved notices, forms, and ballots to be submitted to parties in interest (collectively, the “Solicitation Packages”), (v) established notice and objection procedures in respect of confirmation of the Plan, including the form and method of notice of the Confirmation Hearing (the “Confirmation Hearing Notice”); and the Confirmation Hearing Notice, and (vi) established June 7, 2017, as the date for the commencement of the hearing to consider confirmation of the Plan (the “Confirmation Hearing”); and

WHEREAS on or before May 5, 2017, the Debtors through their administrative agent, Kurtzman Carson Consultants (“KCC”), caused the Solicitation Packages to be transmitted in compliance with the Solicitation Procedures as set forth in the Affidavit of Service of James Lee re: Solicitation filed dated May 9, 2017 (Docket No. 1475), the Supplemental Affidavit of Service of Solicitation Packages by Stephanie Delgado on behalf of Kurtzman Carson Consultants LLC, dated May 19, 2017 (Docket No. 1519), and the Affidavit of Service of James Lee re: Solicitation dated May  30, 2017 (Docket No. 1554) filed by Kurtzman Carson Consultants LLC (“KCC”) (collectively, the “Affidavits of Service”), evidencing the timely service of, as applicable, the Disclosure Statement (with the Plan annexed thereto) and related solicitation, and such service is adequate as provided by Bankruptcy Rule 3017(d):

(i)                               as to holders of Claims in Class 3 (Secured Lender Claims), Class 4 (Senior Notes Claims), and Class 5 (General Unsecured Claims) appropriate ballots for voting on the Plan, in the forms annexed as Exhibits 2, 3-1, and 3-2, and 3-3 to the Disclosure Statement Order (the “Ballots”), the Disclosure Statement Order (without Exhibits), the Confirmation Hearing Notice, the Disclosure Statement, and the Plan; and

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(ii)                            as to holders of Class 1 (Priority Non-Tax Claims), Class 2 (Other Secured Claims), Class 6 (Intercompany Claims), Class 7 (Subordinated Claims), Class 8 (Parent Interests), and Class 9 (Intercompany Interests) a notice of non-voting status (a “Notice of Non-Voting Status”) in the form annexed to the Disclosure Statement Order as Exhibit 4

WHEREAS on Friday, June 2, 2017, the Debtors filed the Certification of James Lee with Respect to the Tabulation of Votes on Fifth Joint Chapter 11 Plan of Paragon Offshore plc and its Affiliated Debtors, dated (Docket No. 1584) (the “Voting Certification”) attesting and certifying the method and results of the tabulation for the Classes of Claims (Class 3 (Secured Lender Claims), Class 4 (Senior Notes Claims), and Class 5 (General Unsecured Claims)) entitled to vote to accept or reject the Plan; and

WHEREAS On May 17, 2017, the board of directors for Paragon Parent applied to the High Court of Justice, Chancery Division, Companies Court of England and Wales (the “English Court”) to place Paragon Parent into administration in the United Kingdom, in accordance with the Plan.  See Notice of Commencement of Foreign Proceeding in Relation to Paragon Offshore plc (Docket No. 1507); Affidavit of Service of Notice of Commencement of Foreign Proceeding in Relation to Paragon Offshore plc by Alvaro Salas, Jr. on behalf of Kurtzman Carson Consultants LLC, dated May 19, 2017 (Docket No. 1520) (the “U.K. Administration Affidavit”); see also Second Witness Statement of Todd Strickler, CR-2017-003729 (Eng. High Ct. May 19, 2017).(3)  A hearing to consider the application was held by the English Court on May 23, 2017, at which time the English Court approved of the application and appointed Neville Barry Kahn and David Philip Soden, each of Deloitte LLP, as joint

(3)  Electronic copies of all documents filed with the English Court in connection with Paragon Parent’s U.K. Administration may be found on KCC’s website, at http://www.kccllc.net/paragon/info/7655.

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administrators of Paragon Parent.  See Notice of Appointment of Joint Administrators to Paragon Offshore plc (May 24, 2017) (Docket No. 1531); Affidavit of Service of Notice of Appointment of Joint Administrators to Paragon Offshore plc by Alvaro Salas, Jr. on behalf of Kurtzman Carson Consultants LLC, dated May 30, 2017 (Docket No. 1557) (the “Joint U.K. Administrators Affidavit”); see also Administration Order, CR-2017-003729 (Eng. High Ct. May 23, 2017) (the “Administration Order”).

WHEREAS on June 5, 2017, the Debtors filed the Memorandum of Law in Support of Confirmation of Fifth Joint Chapter 11 Plan and Response to Certain Objections, dated (Docket No. 1588) (the “Confirmation Brief”), and

WHEREAS on June 5, 2017, the Debtors filed in support of confirmation of the Plan the (i) Declaration of Thomas B. Osmun in Support of Confirmation of Debtors’ Fifth Joint Chapter 11 Plan of Paragon Offshore plc and Its Affiliated Debtors, dated June 5, 2017 (Docket No. 1590) (the “Osmun Declaration”), (ii) the Declaration of Marc J. Brown in Support of Confirmation of Debtors’ Fifth Joint Chapter 11 Plan of Paragon Offshore plc and Its Affiliated Debtors, dated June 5, 2017 (Docket No. 1587) (the “Brown Declaration”), (iii) the Declaration of Lee M. Ahlstrom in Support of Confirmation of Fifth Joint Chapter 11 Plan of Paragon Offshore plc and Its Affiliated Debtors, dated June 5, 2017 (Docket No. 1586) (the “Ahlstrom Declaration”), and (iv) the Declaration of Ari Lefkovits in Support of Confirmation of Fifth Joint Chapter 11 Plan of Reorganization, dated June 5, 2017 (the “Lefkovits Declaration”) (Docket No. 1591) (collectively, the “Declarations in Support”); and

WHEREAS the following objections to confirmation of the Plan having been filed:  (i) Objection of the Unofficial Equity Committee to Confirmation of the Fifth Joint Chapter 11 Plan of Paragon Offshore plc and its Affiliated Debtors (Docket No. 1564) (the

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“Equity Objection”)(4), the Objection of the United States Trustee to Confirmation of the Fifth Joint Chapter 11 Plan of Paragon Offshore plc and its Affiliated Debtors (Docket No. 1560) (the “U.S. Trustee’s Objection”), and (iii) the United States of America’s Objection to Confirmation (Docket No. 1559) (the “I.R.S. Objection”, and together with the Equity Objection, and the U.S. Trustee Objection the “Objections”); and

WHEREAS the Debtors received informal comments to the Plan regarding the assumption of certain executory contracts from SAP America, Inc. (“SAP”) and Aspen American Insurance Company and Aspen Insurance UK Limited (collectively, “Aspen”).  Both SAP and Aspen have requested clarification of their rights under the Plan regarding their particular contracts.  The Debtors continue to negotiate with both SAP and Aspen regarding their contracts, and for each, have included language in this Order clarifying their rights in connection with the Plan.  The addition of such language in this Order fully resolves SAP’s and Aspen’s informal comments to the Plan

WHEREAS the Bankruptcy Court being familiar with the Disclosure Statement and the Plan and other relevant factors affecting the Debtors’ Chapter 11 Cases (defined below); and the Bankruptcy Court being familiar with, and having taken judicial notice of, the entire record of the Debtors’ Chapter 11 Cases; and upon the arguments of counsel and the evidence proffered and adduced at the Confirmation Hearing and the entire record of the Debtors’ Chapter 11 Cases; and the Bankruptcy Court having found and determined that the Plan should be confirmed as reflected by the Bankruptcy Court’s rulings made herein and at the Confirmation Hearing; and after due deliberation and sufficient cause appearing therefor; the Bankruptcy Court hereby FINDS, DETERMINES, AND CONCLUDES that:

(4)  Three individual shareholders of Paragon Parent filed informal letters in the Chapter 11 Cases on May 19, 2017 (Docket Nos. 1539 and 1540) and on June 6, 2017 (Docket No. 1601).

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FINDINGS OF FACT AND CONCLUSIONS OF LAW

A.            Findings of Fact and Conclusions of Law.  The findings and conclusions set forth herein and in the record of the Confirmation Hearing constitute the Bankruptcy Court’s findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Rules 7052 and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”).  To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such.  To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

B.            Jurisdiction, Venue, Core Proceeding (28 U.S.C. §§ 157(b)(2), 1334(a)).  The Bankruptcy Court has jurisdiction over the Debtors’ Chapter 11 Cases pursuant to 28 U.S.C. §§ 157 and 1334, and the Amended Standing Order of Reference from the United States District Court for the District of Delaware dated February 29, 2012.  Approval of the Plan is a core proceeding pursuant to 28 U.S.C. § 157(b), and this Bankruptcy Court has jurisdiction to enter a final order with respect thereto.  Venue is proper before this Bankruptcy Court pursuant to 28 U.S.C. §§ 1408 and 1409.  The Debtors are eligible debtors under section 109 of the Bankruptcy Code.  The Debtors are proper plan proponents under section 1121(a) of the Bankruptcy Code.

C.            Chapter 11 Petitions.  On February 14, 2016 (the “Petition Date”), each Debtor commenced with this Bankruptcy Court a voluntary case under chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”).  The Debtors are authorized to continue to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.  On January 27, 2017, the Office of the United States Trustee appointed the Official Committee of Unsecured Creditors (Docket No. 1059).  No trustee or examiner has been appointed in these chapter 11 cases.  Further, in accordance with an order

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of this Bankruptcy Court, the Debtors’ cases are being jointly administered pursuant to Bankruptcy Rule 1015(b).

D.            Judicial Notice.  The Bankruptcy Court takes judicial notice of (and deems admitted into evidence for the purposes of confirmation of the Plan) the docket of these Chapter 11 Cases maintained by the Clerk of the Bankruptcy Court, including all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered, or adduced at the hearings held before the Bankruptcy Court during the pendency of these Chapter 11 Cases.  Any resolution of objections to confirmation of the Plan explained on the record at the Confirmation Hearing is hereby incorporated by reference.  All unresolved objections, statements, informal objections, and reservations of rights, if any, related to the Plan or confirmation of the Plan are overruled on the merits.

E.            Burden of Proof.  Each of the Debtors has met the burden of proving the elements of sections 1129(a) of the Bankruptcy Code by a preponderance of the evidence.

F.             Disclosure Statement Order.  On May 2, 2017, the Bankruptcy Court entered the Disclosure Statement Order, which, among other things, approved the Disclosure Statement as containing “adequate information” within the meaning of section 1125 of the Bankruptcy Code and authorized the Debtors to solicit acceptances and rejections of the Plan.

G.            Solicitation.  The Solicitation Packages were transmitted and served in compliance with the Bankruptcy Rules, including Bankruptcy Rules 3017 and 3018, the Local Rules of Bankruptcy Practice and Procedure for the United States Bankruptcy Court for the District of Delaware (the “Local Rules”), and the Disclosure Statement Order.  The forms of the Ballots adequately addressed the particular needs of these Chapter 11 Cases and were appropriate for holders of Class 3 (Secured Lender Claims), Class 4 (Senior Notes Claims), and

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Class 5 (General Unsecured Claims)—the Classes of Claims entitled to vote to accept or reject the Plan (collectively, the “Voting Classes”).  The period during which the Debtors solicited acceptances to the Plan was a reasonable period of time for holders to make an informed decision to accept or reject the Plan.  The Debtors were not required to solicit votes from the holders of Class 1 (Priority Non-Tax Claims), Class 2 (Other Secured Claims), and Class 6 (Intercompany Claims), as each such class is Unimpaired under the Plan and are deemed to have accepted the Plan.  The Debtors were not required to solicit votes from the holders of Class 7 (Subordinated Claims) and Class 8 (Parent Interests) as each class is Impaired and pursuant to section 1126(g) of the Bankruptcy Code are deemed to reject the Plan.  The Debtors were not required to solicit votes from the holders of Class 9 (Intercompany Interests) as they are either Unimpaired, in which case the holders of such Intercompany Interests conclusively are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or fully Impaired, in which case the holders of such Intercompany Interests conclusively are presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

H.            As described in and as evidenced by the KCC Affidavits and the Voting Certification the transmittal and service of the Solicitation Packages was timely, adequate, and sufficient under the circumstances.  The solicitation of votes on the Plan complied with the Solicitation Procedures, was appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases, was conducted in good faith and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and any other applicable rules, laws and regulations.

I.             Voting.  As evidenced by the KCC Affidavits and the Voting Certification, votes to accept or reject the Plan have been solicited and tabulated fairly, in good

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faith, and in a manner consistent with the Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and applicable nonbankruptcy law.  As evidenced by the Voting Certification, two of the three voting Classes, Class 3 (Secured Lender Claims) and Class 4 (Senior Notes Claims), voted to accept the Plan.

J.             Notice.  As described in and as evidenced by the KCC Affidavits and the Voting Certification, the transmittal and service of the Solicitation Packages were adequate and sufficient under the circumstances, and all parties required to be given notice of the Confirmation Hearing (including the deadline for filing and serving objections to confirmation of the Plan) have been given due, proper, timely, and adequate notice in accordance with the Disclosure Statement Order and in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and applicable nonbankruptcy law and such parties have had an opportunity to appear and be heard with respect thereto.  No other or further notice is required.

K.            Plan Supplement.  On May 19, 2017, the Debtors filed the Plan Supplement (Docket No. 1516) containing substantially final forms of the following documents (i) forms of Articles of Association of the Reorganized Paragon (the “Amended Organizational Documents”) (to the extent such amendment was required), (ii)  list of directors and officers of the Reorganized Debtors (except Reorganized Paragon), (iii)  form of U.K. Implementation Agreement, (iv) form of Take Back Debt Agreement, (v) form of New Letter of Credit Agreement, (vi) form of Existing L/C Escrow Agreement, (vii) Illustrative Allocation and Distribution of Plan Consideration on Account of Outstanding Letters of Credit, (viii) form of Registration Rights Agreement, (ix) form of Litigation Trust Agreement, (x) Schedule of Rejected Contracts and Leases, and (xi) the list of Retained Causes of Action.  On June 5, 2017, the Debtors filed a supplement to the Plan Supplement (Docket No.   ).  All such materials

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comply with the terms of the Plan, and the filing and notice of such documents, including the notice of filing of Plan Supplement, the Rejection Notice (as defined below), and the Cure Notice (as defined below), is good and proper in accordance with the Bankruptcy Code, the Bankruptcy Rules, and all other applicable rules, laws, and regulations, and no other or further notice is or shall be required.  All documents included in the Plan Supplement are integral to, part of, and incorporated by reference into the Plan.  Subject to the terms of the Plan, the Debtors reserve the right to alter, amend, update, or modify the Plan Supplement before the Effective Date subject to compliance with the Bankruptcy Code and the Bankruptcy Rules, provided that no such alteration, amendment, update, or modification shall be inconsistent with the terms of this Order of the terms or the Plan.

L.            Modifications to the Plan.  On June 5, 2017, the Debtors filed a modified Fifth Joint Chapter 11 Plan of Paragon Offshore plc and Its Affiliated Debtors (Docket No. 1582).  The modifications made to the Plan since the solicitation (i) complied in all respects with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and (ii) do not require re-solicitation of votes with respect to the Plan.  Adequate and sufficient notice of such modifications has been given, no further notice is or shall be required, and such modifications are approved in full.  The votes cast to accept the Plan are deemed to have been cast with respect to the Plan as so modified.  Pursuant to Section 12.1 of the Plan, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims or Allowed Interests pursuant to the Plan and subject to the reasonable consent of the Creditors’ Committee and the Requisite Lenders, the Debtors may remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes or effects of the Plan, and any holder

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of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan as amended, modified, or supplemented.

M.           Bankruptcy Rule 3016.  In accordance with Bankruptcy Rule 3016(a), the Plan is dated and identifies the Debtors as proponents.  The Debtors appropriately filed the Disclosure Statement and the Plan with the Bankruptcy Court, thereby satisfying Bankruptcy Rule 3016(b).

Compliance with the Requirements of Section 1129 of the Bankruptcy Code

N.            Plan Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(1)).  The Plan complies with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.

(a)           Proper Classification (11 U.S.C. §§ 1122, 1123(a)(1)).  In addition to Administrative Expense Claims, Fee Claims, and Priority Tax Claims, which need not be classified, Articles III and IV of the Plan classify nine (9) Classes of Claims against and Interests in the Debtors, based on differences in the legal nature or priority of such Claims against and Interests in each Debtor.  The Claims and Interests placed in each Class are substantially similar to other Claims and Interests, as the case may be, in each such Class.  Valid business, factual, and legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan, and such Classes do not unfairly discriminate between holders of Claims and Interests.  The Plan therefore satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

(b)           Specified Unimpaired Classes (11 U.S.C. § 1123(a)(2)).  Articles III and IV of the Plan specify that Class 1 (Priority Non-Tax Claims), Class 2 (Other Secured Claims), Class 6 (Intercompany Claims) and, in certain cases, Class 9 (Intercompany Interests) are

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Unimpaired under the Plan within the meaning of section 1124 of the Bankruptcy Code, thereby satisfying section 1123(a)(2) of the Bankruptcy Code.

(c)           Specified Treatment of Impaired Classes (11 U.S.C. § 1123(a)(3)).  Articles III and IV of the Plan designate Class 3 (Secured Lender Claims), Class 4 (Senior Notes Claims), Class 5 (General Unsecured Claims), Class 7 (Subordinated Claims), Class 8 (Parent Interests) and, in certain cases, Class 9 (Intercompany Interests) as Impaired within the meaning of section 1124 of the Bankruptcy Code and specify the treatment of the Claims and Interests in those Classes, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.

(d)           No Discrimination (11 U.S.C. § 1123(a)(4)).  The Plan provides for the same treatment by the Debtors for each Claim or Interest in each respective Class unless the holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest, thereby satisfying section 1123(a)(4) of the Bankruptcy Code.

(e)           Implementation of the Plan (11 U.S.C. § 1123(a)(5)).  The Plan and the various documents and agreements set forth in the Plan Supplement provide adequate and proper means for the implementation of the Plan, thereby satisfying section 1123(a)(5) of the Bankruptcy Code, including, without limitation, (i) the continued corporate existence of the Reorganized Debtors, (ii) the general authority for the Reorganized Debtors to take all actions necessary or appropriate to effect any transaction described in, approved by, or necessary or appropriate to effectuate the Plan, as set forth more fully in Article V of the Plan, (iii) the Take Back Debt Agreement, (iv) the New Letter of Credit Agreement, (v) the Existing L/C Escrow Agreement and the Illustrative Allocation and Distribution of Plan Consideration on Account of Outstanding Letters of Credit, (vi) the issuance of New Equity Interests, with such interests to be governed by the terms of the Shareholders Agreement, if any, (vii) the Shareholders Agreement

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and Registration Rights Agreement, (vii) appointment of new officers and composition of the board of directors of the Reorganized Debtors (including the New Board), (viii) subject to the exceptions set forth in Section 5.5 of the Plan, the cancellation of the 6.75% Notes, the 7.25% Notes, and the Senior Notes Indenture, (ix) the composition of the board of directors and list of officers of each Reorganized Debtor, (x) the treatment of all Intercompany Interests held by Paragon Parent or a direct or indirect subsidiary of Paragon Parent, (xi) the taking of all necessary or appropriate actions by the Debtors or Reorganized Debtors, as applicable, to effectuate the Restructuring Transactions under and in connection with the Plan, (xii)  the U.K. Implementation Agreement, the conduct of the U.K. Administration and consummation of the U.K. Sale Transaction, (xiii) the settlement of certain claims and controversies, (xiv) the payment of Restructuring Expenses, (xv) the preservation of Causes of Action, and (xvi) the creation of the Litigation Trust and the transfer of the Noble Claims to it.  Moreover, the Debtors or the Reorganized Debtors, as applicable, will have, respectively, sufficient Cash to make all Plan Distributions required as of the applicable date of such Plan Distribution pursuant to the terms of the Plan.

(f)            Non-Voting Equity Securities / Allocation of Voting Power (11 U.S.C. § 1123(a)(6)).  Section 5.3 of the Plan provides that the Reorganized Debtors are authorized to issue all Plan-related securities and documents, including the New Equity Interests.  The issuance of the New Equity Interests complies with section 1123(a)(6) of the Bankruptcy Code.  The organizational documents of the applicable Reorganized Debtors, including the Memorandum and Articles of Association of Reorganized Paragon (collectively, the “Amended Organizational Documents”) prohibit the issuance of non-voting equity securities, to the extent applicable, thereby satisfying section 1123(a)(6) of the Bankruptcy Code.

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(g)           Designation of Directors and Officers (11 U.S.C. § 1123(a)(7)).  The Plan Supplement and Section 5.8 of the Plan contain provisions with respect to the manner of selection of directors and officers of the Reorganized Debtors that are consistent with the interests of creditors, equity security holders, and public policy, thereby satisfying section 1123(a)(7) of the Bankruptcy Code.  Section 5.8 of the Plan provides for the manner by which the composition of the board of directors of the Reorganized Debtors will be selected, and also provides for the manner by which the composition of the board of directors of the Reorganized Debtors will be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code.  The Debtors have identified the directors and officers of each Reorganized Debtor in the Plan Supplement to the extent such information is available (Docket No. 1516).  Further, the Creditors Committee and the Requisite Lenders have appointed a search committee (the “Search Committee”) comprised of two members of the Creditors Committee, two Term Lenders and two Revolving Lenders.  The Debtors are retaining Korn Ferry as the consultant to identify potential candidates to serve as officers and/or directors of Reorganized Paragon.  The Search Committee has been interviewing candidates to serve as chairperson of the board of Reorganized Paragon.  The Search Committee expects to announce that appointment prior to the Effective Date.  The Search Committee shall have full power and authority to appoint the officers and directors of Reorganized Paragon at any time prior to or following the Effective Date.

(h)           Impairment/Unimpairment of Classes of Claims and Interests (11 U.S.C. § 1123(b)(1)).  Pursuant to Articles III and IV of the Plan, as contemplated by section 1123(b)(1) of the Bankruptcy Code, Class 1 (Priority Non-Tax Claims), Class 2 (Other Secured Claims), and Class 6 (Intercompany Claims) are Unimpaired.  Class 3 (Secured Lender Claims), Class 4  (Senior Notes Claims), Class 5 (General Unsecured Claims), Class 7 (Subordinated Claims), and

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Class 8 (Parent Interests) are Impaired.  Holders of Class 9 (Intercompany Interests) are either Impaired or Unimpaired.

(i)            Assumption and Rejection (11 U.S.C. § 1123(b)(2)).  Article VIII of the Plan addresses the assumption and rejection of executory contracts and unexpired leases, and meets the requirements of section 365(b) of the Bankruptcy Code.  In accordance with Section 8.2 of the Plan, the Debtors have filed and served, as set forth in the Affidavits of Service of Alvaro Salas, Jr. (Docket Nos. 1536 and 1555), the Notice of Cure Amounts with Respect to Executory Contracts and Unexpired Leases to be Assumed by the Debtors Pursuant to the Fifth Joint Chapter 11 Plan of Paragon Offshore PLC and its Affiliated Debtors (Docket No. 1518) (the “Cure Notice”) on parties to executory contracts and unexpired leases to be assumed reflecting the Debtors’ intention to assume the contract or lease in connection with the Plan and setting forth the proposed Cure Amount (if any).  If a counterparty to any executory contract or unexpired lease that the Debtors or Reorganized Debtors, as applicable, intend to assume has not received such a notice, the Cure Amount for such executory contract or unexpired lease shall be Zero Dollars ($0).  On May 19, 2017, the Debtors filed the Notice of Executory Contracts and Unexpired Leases to be Rejected by the Debtors Pursuant to the Fifth Joint Chapter 11 Plan of Paragon Offshore plc and its Affiliated Debtors (Docket no. 1517) (the “Rejection Notice”).

(j)            Settlement, Retention of Causes of Action, and Reservation of Rights (11 U.S.C. § 1123(b)(3)).  Pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits, including releases, provided under the Plan, the provisions of the Plan constitute a good faith compromise or settlement of all Claims, Interests, and controversies resolved under the Plan, and the entry of this Order constitutes approval of the compromise or settlement of all such Claims, Interests, and

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controversies, as well as a finding by this Bankruptcy Court that such compromise settlement is (i) in the best interests of the Debtors, their Estates, the Reorganized Debtors and their respective property and stakeholders, including the holders of Claims and Interests, and (ii) fair, equitable and within the range of reasonableness.  Further, in accordance and compliance with section 1123(b)(3)(A) of the Bankruptcy Code, section 10.10 of the Plan properly retains certain Causes of Action of the Reorganized Debtors and, in accordance and compliance with section 1123(b)(3)(B) of the Bankruptcy Code, Section 5.7 of the Plan properly transfers and provides for enforcement of the Noble Claims by the Litigation Trust.

(k)           Unaffected Rights of Holders of Classes of Claims (11 U.S.C. § 1123(b)(5)).  In accordance and in compliance with section 1123(b)(5) of the Bankruptcy Code, the Plan properly modifies the rights of holders of Claims in Class 3 (Secured Lender Claims), Class 4 (Senior Notes Claims), Class 5 (General Unsecured Claims), Class 7 (Subordinated Claims), Class 8 (Parent Interests), and, in certain cases Class 9 (Intercompany Interests).  The Plan also leaves unaffected the rights of holders of Claims and Interests in Class 1 (Priority Non-Tax Claims), Class 2 (Other Secured Claims), Class 6 (Intercompany Claims) and, in certain cases, Class 9 (Intercompany Interests).  Thus, the Plan complies with section 1123(b)(5) of the Bankruptcy Code.

(l)            Additional Plan Provisions (11 U.S.C. § 1123(b)(6)).  The provisions of the Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1123(b)(6) of the Bankruptcy Code.  The failure to specifically address a provision of the Bankruptcy Code in this Order shall not diminish or impair the effectiveness of this Order.

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(m)          Debtors Are Not Individuals (11 U.S.C.§ 1123(c)).  The Debtors are not individuals.  Accordingly, section 1123(c) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

(n)           Cure of Defaults (11 U.S.C. § 1123(d)).  Section 8.2 of the Plan provides for the satisfaction of default claims associated with each executory contract and unexpired lease to be assumed pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code.  All Cure Amounts will be determined in accordance with the underlying agreements and applicable nonbankruptcy law.  Thus, the Plan complies with section 1123(d) of the Bankruptcy Code.

O.            The Debtors’ Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(2)).  The Debtors have complied with the applicable provisions of the Bankruptcy Code.  Specifically:

(a)           Each of the Debtors is an eligible debtor under section 109 of the Bankruptcy Code; and

(b)           The Debtors have complied with the applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Bankruptcy Court, and in transmitting the Plan, the Plan Supplement, the Disclosure Statement, the Ballots, and related documents and notices and in soliciting and tabulating the votes on the Plan, the Debtors have complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, applicable nonbankruptcy law, the Disclosure Statement Order, and all other applicable law.

P.             Plan Proposed in Good Faith (11 U.S.C. § 1129(a)(3)).  The Debtors have proposed the Plan (and all documents necessary to effectuate the Plan) in good faith and not by

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any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code.  The Debtors’ good faith is evident from the facts and record of these Chapter 11 Cases, the Disclosure Statement, the Declarations in Support, the record of the Confirmation Hearing, and all other proceedings held in these Chapter 11 Cases.  The Plan was proposed with the legitimate and honest purpose of maximizing the value of the Debtors’ Estates and to effectuate a successful reorganization of the Debtors.  The Plan (including the Plan Supplement and all other documents necessary to effectuate the Plan) was negotiated at arm’s length among representatives of the Debtors, the Steering Committee of Revolving Lenders, the Ad Hoc Committee of Term Lenders, the Creditors’ Committee, and their respective professionals.  Further, the Plan’s classification, indemnification, exculpation, release, and injunction provisions including without limitation, Sections 10.5, 10.6, 10.7, and 10.8 of the Plan, have been negotiated in good faith and at arm’s length, are consistent with sections 105, 1122, 1123(b)(3)(A), 1123(b)(6), 1129, and 1142 of the Bankruptcy Code, and are each necessary for the Debtors’ successful reorganization.

Q.            Payment for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4)).  Any payment made or to be made by the Debtors for services or for costs and expenses of the Debtors’ professionals in connection with their Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.

R.            Directors, Officers, and Insiders (11 U.S.C. § 1129(a)(5)).  The Debtors have complied with section 1129(a)(5) of the Bankruptcy Code.  The identity and affiliations of the persons proposed to serve as the initial directors and officers of the Reorganized Debtors upon the Effective Date of the Plan and the nature and compensation for such officers and

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directors have been fully disclosed to the extent such information is available, and the appointment to, or continuance in, such offices of such persons is consistent with the interests of holders of Claims against and Interests in the Debtors and with public policy.  The composition of the boards of directors and list of officers for each of the Reorganized Debtors, except Reorganized Paragon, has been disclosed in the Plan Supplement (Docket Nos. 1516 & 1593) prior to the Confirmation Hearing.  Each such member will serve in accordance with the terms and subject to the conditions of the Amended Organizational Documents, and other relevant organizational documents, each as applicable.  Further, the Creditors Committee and the Requisite Lenders have appointed a Search Committee comprised of two members of the Creditors Committee, two Term Lenders and two Revolving Lenders.  The Debtors are retaining Korn Ferry as the consultant to identify potential candidates to serve as officers and/or directors of Reorganized Paragon.  The Search Committee has been interviewing candidates to serve as chairperson of the board of Reorganized Paragon.  The Search Committee expects to announce that appointment prior to the Effective Date.  The Search Committee shall have full power and authority to appoint the officers and directors of Reorganized Paragon at any time prior to or following the Effective Date.

S.             No Rate Changes (11 U.S.C. § 1129(a)(6)).  The Plan does not provide for rate changes by any of the Reorganized Debtors.  Accordingly, section 1129(a)(6) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

T.            Best Interest of Creditors (11 U.S.C. § 1129(a)(7)).  The Plan satisfies section 1129(a)(7) of the Bankruptcy Code.  The liquidation analysis provided in the Disclosure Statement and the other evidence proffered or adduced at the Confirmation Hearing (i) are persuasive and credible, (ii)  have not been controverted by other evidence, and (iii) establish

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that each holder of an Impaired Claim or Interest either has accepted the Plan or will receive or retain under the Plan, on account of such Claim, property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

U.            Acceptance by Certain Classes (11 U.S.C. § 1129(a)(8)).  Class 1 (Priority Non-Tax Claims), Class 2 (Other Secured Claims), Class 6 (Intercompany Claims), and in certain cases, Class 9 (Intercompany Interests) are Classes of Unimpaired Claims that are conclusively presumed to have accepted the Plan in accordance with section 1126(f) of the Bankruptcy Code.  Class 7 (Subordinated Claims), Class 8 (Parent Interests), and, in certain cases Class 9 (Intercompany Interests) are Classes of Impaired Claims or Interests that are conclusively presumed to have rejected the Plan in accordance with section 1126(g) of the Bankruptcy Code.  Pursuant to section 1126(b) of the Bankruptcy Code, the Plan may be confirmed notwithstanding that holders of Claims in Class 7 (Subordinated Claims), Class 8 (Parent Interests), and, in certain cases, Class 9 (Intercompany Interests) are Impaired and are deemed to have rejected the Plan.

V.            Treatment of Administrative Expense Claims, Priority Tax Claims, and Priority Non-Tax Claims (11 U.S.C. § 1129(a)(9)).  The treatment of Allowed Administrative Expense Claims and Fee Claims pursuant to Sections 2.1 and 2.2, respectively, of the Plan satisfies the requirements of section 1129(a)(9)(A) of the Bankruptcy Code.  The treatment of Priority Non-Tax Claims pursuant to Sections 4.1 of the Plan satisfies the requirements of section 1129(a)(9)(B) of the Bankruptcy Code.  The treatment of Priority Tax Claims pursuant to Section 2.3 of the Plan satisfies the requirements of section 1129(a)(9)(C) of the Bankruptcy Code.

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W.           Acceptance by Impaired Class (11 U.S.C. § 1129(a)(10)).  Two of the three Voting Classes, Class 3 (Secured Lender Claims) and Class 4 (Senior Notes Claims), have voted to accept the Plan by the requisite majorities, determined without including any acceptance of the Plan by any insider, thereby satisfying the requirements of section 1129(a)(10) of the Bankruptcy Code.

X.            Feasibility (11 U.S.C. § 1129(a)(11)).  The information in the Disclosure Statement, the Declarations in Support, and the evidence proffered or adduced at the Confirmation Hearing by the Debtors (i) is persuasive and credible, (ii) has not been controverted by other evidence, and (iii) establishes that the Plan is feasible and that there is a reasonable prospect of the Reorganized Debtors being able to meet their financial obligations under the Plan and their business in the ordinary course and that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Reorganized Debtors, thereby satisfying the requirements of section 1129(a)(11) of the Bankruptcy Code.

Y.            Payment of Fees (11 U.S.C. § 1129(a)(12)).  All fees currently payable under 28 U.S.C. § 1930, as determined by the Bankruptcy Code, have been or will be paid on the Effective Date, or as soon as practicable thereafter, pursuant to Section 12.5 of the Plan, thereby satisfying the requirements of section 1129(a)(12) of the Bankruptcy Code.

Z.            Continuation of Retiree Benefits (11 U.S.C. § 1129(a)(13)).  Section 8.4 of the Plan provides that all employment and severance policies, and all compensation and benefits plans, policies, and programs of the Debtors applicable to their respective employees, retirees, and nonemployee directors, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life and accidental

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death and dismemberment insurance plans, are deemed to be, and shall be treated as, executory contracts under the Plan and, on the Effective Date, will be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code.

AA.         No Domestic Support Obligations (11 U.S.C. § 1129(a)(14)).  The Debtors are not required by a judicial or administrative order, or by statute, to pay a domestic support obligation.  Accordingly, section 1129(a)(14) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

BB.         Debtors Are Not Individuals (11 U.S.C. § 1129(a)(15)).  The Debtors are not individuals.  Accordingly, section 1129(a)(15) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

CC.         No Applicable Nonbankruptcy Law Regarding Transfers (11 U.S.C. § 1129(a)(16)).  The Debtors are each a moneyed, business, or commercial corporation, and accordingly, section 1129(a)(16) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

DD.         No Unfair Discrimination, Fair and Equitable (11 U.S.C. §1129(b).  Claims in Class 7 (Subordinated Claims), Class 8 (Parent Interests), and, in certain cases, Class 9 (Intercompany Interests) are deemed to have rejected the Plan (the “Rejecting Classes”).  Notwithstanding the fact that the Rejecting Classes are deemed to have voted to reject the Plan, based upon evidence and arguments presented at the Confirmation Hearing and any related briefing submitted after the Confirmation Hearing, the Plan may be confirmed pursuant to section 1129(b) of the Bankruptcy Code because: (i) there is at least one Impaired accepting class who voted to accept the Plan; (ii) the Plan does not discriminate unfairly with respect to the Rejecting Classes; and (iii) the Plan is fair and equitable with respect to:

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•                              Class 5 (General Unsecured Claims) notwithstanding the difference in estimated recovery between that class and Class 4 (Senior Notes Claims) because Class 4 (Senior Notes Claims) is legally distinct in nature from Class 5 (General Unsecured Claims).  The holders of Claims in Class 4 (Senior Notes Claims) derive their Claims from the Senior Notes Indenture, a legal instrument allowing for periodic payments on Senior Notes.  The holders of Claims in Class 5 (General Unsecured Claims) instead derive their Claims primarily from Claims arising in the course of the Debtors conducting their business which are not Administrative, Priority, or Secured Claims—these holders are basic contract counterparties, landlords, vendors with disputed litigation claims, and other various small holders of Claims—none of these claims are based on indentures or similar financial instruments.  Accordingly, the difference in treatment between these two classes is permissible, as each Class possesses different legal rights;

•                              Class 8 (Parent Interests) because no holder of any Interest junior to Paragon Interests at Paragon Parent is receiving any property under the Plan, as required by sections 1129(b)(1) and (b)(2)(C) of the Bankruptcy Code; and

•                              the Rejecting Classes pursuant to section 1129(b)(1) and (b)(2)(B) of the Bankruptcy Code notwithstanding the fact that Class 9 (Intercompany Interests) are in certain cases Unimpaired under the Plan because by allowing the stakeholders to select which Intercompany Interests are to remain Impaired or Unimpaired, the Debtors can strategically implement the Plan as to which Debtors—those that are dormant or potentially carrying large foreign liabilities—should be left behind pursuant to the U.K. Sale Transaction, and which Debtors—those that are beneficial and essential to the reorganized business operations going forward—are to be transferred over to Reorganized Paragon.  Full impairment or unimpairment of these Intercompany Interests would jeopardize the Debtors’ carefully designed reorganizational strategy, and would make the transactions and structural changes necessary to successfully reorganize complex and difficult to accomplish.

EE.          Only One Plan (11 U.S.C. § 1129(c)).  The Plan is the only plan currently on file in each of these Chapter 11 Cases.  Accordingly, section 1129(c) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

FF.          Principal Purpose of the Plan (11 U.S.C. § 1129(d)).  The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act.  The Plan, therefore, satisfies the requirements of section 1129(d) of the Bankruptcy Code.

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GG.         Small Business Case — 11 U.S.C. § 1129(e).  None of these Chapter 11 Cases is a “small business case,” as that term is defined in the Bankruptcy Code, and, accordingly, section 1129(e) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

HH.        Satisfaction of Confirmation Requirements.  Based upon the foregoing, the Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

II.            Good Faith Solicitation (11 U.S.C. § 1125(e)).  Based on the record before the Bankruptcy Court in these Chapter 11 Cases, including evidence presented at the Confirmation Hearing, the Debtors and their directors, officers, employees, members, agents, advisors, and professionals (i) have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code in compliance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and any applicable nonbankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with all their respective activities relating to the solicitation of acceptances to the Plan and their participation in the activities described in section 1125 of the Bankruptcy Code and (ii) shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under or in connection with the Plan, and therefore are not, and on account of such offer, issuance, and solicitation will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of securities under the Plan, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Section 10.7 of the Plan.

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JJ.            Implementation.  The Plan Documents and all other related, necessary, or appropriate documents have been negotiated in good faith and at arm’s length, the terms and conditions thereof are fair and reasonable and entry therein is in the best interests of the Debtors, the Estates, and all holders of Claims and Interests.  The Plan Documents and all other related, necessary, or appropriate documents shall, upon completion of documentation and execution, be valid, binding, and enforceable agreements that are not in conflict with any federal or state law.

KK.         Injunction, Releases, and Exculpation.  The Bankruptcy Court has jurisdiction under 28 U.S.C. §§ 1334(a) and (b) to approve the injunction, releases, and exculpation set forth in Sections 10.5, 10.6, 10.7, and 10.8 of the Plan, respectively.  Section 105(a) of the Bankruptcy Code permits issuance of the injunction and approval of the releases set forth in Sections 10.5 and 10.6 of the Plan, respectively, if, as has been established here, based upon the record in the Chapter 11 Cases and the evidence presented at the Confirmation Hearing, such provisions (i) were integral to the agreement among the various parties in interest and are essential to the formulation and implementation of the Plan, as provided in section 1123 of the Bankruptcy Code, (ii) confer substantial benefits on the Debtors’ Estates, (iii) are fair, equitable, and reasonable, and (iv) are in the best interests of the Debtors, their Estates, and parties in interest.  The releases contained in Section 10.6(b) of the Plan were disclosed and explained on the Ballots, in the Disclosure Statement, and in the Plan.  The release provisions contained in Section 10.6(b) of the Plan are consensual because the releases therein are provided only by (a) the holders of all Claims or Interests who vote to accept the Plan; (b) the holders of Claims or Interests that are Unimpaired under the Plan and do not timely object to the releases provided for in the Plan; (c) the holders of Claims or Interests whose vote to accept or reject the Plan is solicited but who do not vote either to accept or to reject the Plan and do not opt out of granting

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the releases set forth herein; (d) the holders of Claims or Interests who vote to reject the Plan but do not opt out of granting the releases set forth herein; (e) the Revolving Credit Facility Agent; (f) the Term Loan Agent; (g) the Senior Notes Indenture Trustee; (h) each of the Global Coordinators, Joint Lead Arrangers, Joint Bookrunners, Senior Managing Agents, and Managing Agents named in the Term Loan Agreement; (i) JPMorgan Chase Bank, N.A., in its capacity as former administrative agent under the Term Loan Agreement; (j) the Disbursing Agent; (k) each of the Syndication Agents, Documentation Agents, Joint Lead Arrangers and Joint Lead Bookrunners named in the Revolving Credit Agreement; (l) each of the Issuing Banks under the Revolving Credit Agreement; and (m) with respect to each of the foregoing entities, such entities’ predecessors, professionals, restructuring advisors, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.  Pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019(a), the injunction, releases, and exculpation set forth in the Plan and implemented by this Order are fair, equitable, reasonable, and in the best interests of the Debtors and the Reorganized Debtors and their Estates, creditors, and equity holders.  The releases of non-Debtors under the Plan are fair to holders of Claims and are necessary to the proposed reorganization, thereby satisfying the applicable standards contained in In re Indianapolis Downs, LLC, 486 BR 286, 303 (Bankr D Del 2013) and are otherwise appropriate under In re W.R. Grace & Co., 475 B.R. 34, 107 (D. Del. 2012).  Such releases are given in exchange for and are supported by fair,

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sufficient, and adequate consideration provided by each and all of the Released Parties.  The record of the Confirmation Hearing and these Chapter 11 Cases is sufficient to support the injunction, releases, and exculpation provided for in Sections 10.5, 10.6, 10.7, and 10.8 of the Plan.  Accordingly, based upon the record of these Chapter 11 Cases, the representations of the parties, and/or the evidence proffered, adduced, and/or presented at the Confirmation Hearing, including all Supporting Declarations (as defined in the Confirmation Brief), this Bankruptcy Court finds that the injunction, releases, and exculpation provisions set forth in Article X of the Plan are consistent with the Bankruptcy Code and applicable law.  The failure to implement the injunctions, releases, and exculpation would seriously impair the Debtors’ ability to confirm the Plan.

LL.          Good Faith.  The Released Parties will be acting in good faith if they proceed to (i) consummate the Plan and the agreements, settlements, transactions, and transfers set forth therein and (ii) take the actions authorized and directed by this Order.

MM.       Objections.  All parties have had a full and fair opportunity to litigate all issues raised, or which might have been raised, and all objections have been fully and fairly litigated.

NN.         Conditions Precedent to Effective Date.  The conditions precedent to the Effective Date set forth in Section 9.1 (other than 9.1(a)) of the Plan may be waived in writing by the Debtors (subject to the written consent of the Creditors’ Committee and the Requisite Lenders), without notice or order of the Bankruptcy Court.

OO.         Retention of Jurisdiction.  The Bankruptcy Court may properly, and upon the Effective Date shall, retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases (other than the U.K. Administration), including the matters set forth in

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Article XI of the Plan and section 1142 of the Bankruptcy Code, provided that the Bankruptcy Court shall not retain jurisdiction over any matters arising out of or related to the U.K. Implementation Agreement, the U.K. Administrative Reserve, the U.K. Sale Transaction, the Take Back Debt Agreement, the New Letter of Credit Agreement, the Existing L/C Escrow Agreement, the Illustrative Allocation and Distribution of Plan Consideration on Account of Outstanding Letters of Credit, the Registration Rights Agreement, or the Shareholders Agreement.

ORDER

ACCORDINGLY, IT IS HEREBY ORDERED, ADJUDGED, DECREED, AND DETERMINED THAT:

1.             Findings of Fact and Conclusions of Law.  The above-referenced findings of fact and conclusions of law are hereby incorporated by reference as though fully set forth herein and shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable herein by Bankruptcy Rule 9014.  To the extent that any finding of fact shall be determined to be a conclusion of law, it shall be deemed so, and vice versa.

2.             Confirmation of the Plan.  The Plan and each of its provisions shall be, and hereby are, CONFIRMED under section 1129 of the Bankruptcy Code.  The documents contained in the Plan Supplement are authorized and approved.  The terms of the Plan, including the Plan Supplement, are incorporated by reference into and are an integral part of this Order.

3.             Solicitation.  The solicitation of votes on the Plan complied with the Solicitation Procedures, was appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases, and was in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and applicable nonbankruptcy law.

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4.             Objections.  All objections, responses to, and statements and comments, if any, in opposition to the Plan, other than those withdrawn with prejudice in their entirety prior to, or on the record at, the Confirmation Hearing, shall be, and hereby are, overruled in their entirety for the reasons stated on the record.

5.             Plan Modifications.  On June 5, 2017, the Debtors filed a modified Fifth Joint Chapter 11 Plan of Paragon Offshore plc and Its Affiliated Debtors (Docket No. 1582).  The modifications made to the Plan following the solicitation of votes thereon satisfy the requirements of section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019.  Pursuant to Section 12.1 of the Plan, prior to the Effective Date, and subject to the reasonable consent of the Creditors’ Committee and the Requisite Lenders, this Plan may be amended, modified, or supplemented by the Debtors in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court.

6.             No Action.  Pursuant to applicable nonbankruptcy law and section 1142(b) of the Bankruptcy Code, no action of the respective directors or stockholders of the Debtors shall be required to authorize the Debtors to enter into, execute, deliver, file, adopt, amend, restate, consummate, or effectuate, as the case may be, the Plan and any contract, instrument, or other document to be executed, delivered, adopted, or amended in connection with the implementation of the Plan, including without limitation, any contract, instrument, or other document included in the Plan Supplement.

7.             Binding Effect.  Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, on or after entry of this Order and subject to the occurrence of the Effective Date, the provisions of the Plan shall bind every holder of a Claim against or Interest in any

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Debtor, any and all non-Debtor parties to executory contracts and unexpired leases with any of the Debtors, any other party in interest in the Chapter 11 Cases, and the respective heirs, executors, administrators, successors, or assigns, if any, of any of the foregoing regardless of whether the Claim or Interest of such holder is impaired under the Plan and whether such holder has accepted or is deemed to have accepted the Plan.

8.             Free and Clear.  Except as otherwise provided in the Plan or this Order, on and after the Effective Date, the Reorganized Debtors shall be vested with all Assets of the Estates, including all claims, rights, and Causes of Action and any property acquired by the Debtors under or in connection with the Plan, free and clear of all Claims, Liens, encumbrances, charges, and Interests.  From and after the Effective Date, the Reorganized Debtors may operate each of their businesses and may use, acquire, and dispose of property and prosecute, compromise, or settle any Claims (including any Administrative Expense Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Plan or this Order.  Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for Professional Persons’ fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

9.             Continued Corporate Existence.  Pursuant to Section 5.2 of the Plan, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the Amended Organizational Documents.  On or after the Effective Date, each Reorganized Debtor may, in its sole discretion, take such action as permitted by

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applicable law and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate, including, without limitation, causing: (i) a Reorganized Debtor to be merged into another Reorganized Debtor or an affiliate of a Reorganized Debtor; (ii) a Reorganized Debtor to be dissolved or a liquidator, administrator, compulsory manager, or other similar officer appointed to such Reorganized Debtor; (iii) the legal name of a Reorganized Debtor to be changed; or (iv) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter.

10.          Implementation of the Plan.  Upon entry of this Order, the Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, or necessary or appropriate to effectuate the Plan, including, without limitation: (i) the execution, delivery, and implementation of appropriate agreements (including, but not limited to, the U.K. Implementation Agreement) or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms and conditions of the Plan and the Plan Documents and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms to which the applicable parties agree; (iii) the filing of appropriate certificates of incorporation and memoranda and articles of association and amendments thereto, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable law; (iv) the Restructuring Transactions (including the U.K. Sale Transaction and the Liquidating Subsidiary Wind-Down); and (v) all other actions that the applicable Entities determine to be necessary or appropriate, including, without limitation,

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making filings or recordings that may be required by applicable law.  In addition, pursuant to Sections 5.13 of the Plan, the Debtors shall be authorized to take any and all actions necessary to consummate the Corporate Restructuring and the U.K. Sale Transaction and shall be authorized but not directed to take any and all actions necessary to consummate the Liquidating Subsidiary Wind-Down.

11.          Issuance of New Equity Interests and Securities and Entry Into Take Back Debt Agreement, New Letter of Credit Agreement, and Existing L/C Escrow Agreement.  Upon entry of this Order, the Debtors are authorized and empowered, without further approval of the Bankruptcy Court or any other party, to take such actions and to perform such acts as may be necessary, desirable, or appropriate to issue or cause to be issued or to execute, deliver, and perform all plan-related securities and documents, including, without limitation, the New Equity Interests, the Take Back Debt Agreement, the New Letter of Credit Agreement, the Existing L/C Escrow Agreement, the Litigation Trust Agreement, and the Shareholders Agreement thereunder for distribution in accordance with the terms of the Plan and any corporate resolutions.  The New Equity Interests, the Take Back Debt Agreement, the New Letter of Credit Agreement, the Existing L/C Escrow Agreement, the Litigation Trust Agreement, and the Shareholders Agreement shall be, upon issuance, execution and delivery, legal, valid, and binding obligations of the Reorganized Debtors and enforceable against the Reorganized Debtors in accordance with their terms.  In addition, pursuant to Section 5.9 of the Plan, (i) each Person that receives any portion of the New Equity Interests (including beneficial holders and their successors and assigns) shall be deemed to have executed, without any further action by any party, the Shareholders Agreement, (ii) each Person that upon receipt of any portion of the New Equity Interests pursuant to the Plan holds ten percent (10%) or more of the total outstanding New

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Equity Interests as of the Effective Date shall be deemed to have executed, without any further action by any party, the Registration Rights Agreement, (iii) each Person that receives any portion of the Take Back Debt shall be deemed to have executed, without any further action by any party, the Take Back Debt Agreement, and (iv) each Person that is party to the New Letter of Credit Agreement shall be deemed to have executed, without any further action by any party, the Existing L/C Escrow Agreement(s).

12.          Compliance with Section 1123(a)(6) of the Bankruptcy Code.  The Amended Organizational Documents and the terms governing the issuance of the New Equity Interests comply in all respects with section 1123(a)(6) of the Bankruptcy Code and are hereby approved.  The adoption and filing of the Amended Organizational Documents are hereby authorized, ratified, and approved.  The Debtors have complied in all respects, to the extent necessary, with section 1123(a)(6) of the Bankruptcy Code.

13.          Take Back Debt Agreement.  On the Effective Date, the Debtors and Reorganized Debtors, as applicable, are authorized and empowered, without further approval of this Bankruptcy Court or any other party, to take such actions and to perform such acts as may be necessary, convenient, desirable, or appropriate to execute the Take Back Debt Agreement in accordance with the Plan and to execute and deliver all agreements, security agreements, pledge agreements, mortgages, documents, instruments, indentures, and certificates relating thereto (the “Credit Documents”) and to perform all of their obligations thereunder.  On the Effective Date (i) upon the granting of liens and security interests and the continuation of existing liens in accordance with the Take Back Debt Agreement, the lenders thereunder shall have valid, binding, and enforceable liens on the collateral specified in the Take Back Debt Agreement and related guarantee and collateral documentation; and (ii) upon the granting of guarantees,

34

mortgages, pledges, liens, and other security interests in accordance with the Take Back Debt Agreement, the guarantees, mortgages, pledges, liens and other security interests granted and continued to secure the obligations arising under the Take Back Debt Agreement shall be granted and continued in good faith as an inducement to the lenders thereunder to convert to term loans and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such liens and security interests shall be as set forth in the Take Back Debt Agreement and related guarantee and collateral documentation.  The Collateral Agent (as defined in the Take Back Debt Agreement) under the Credit Documents is authorized to file, with the appropriate authorities, financing statements and other documents and to take any and all other actions to evidence, validate, and perfect such liens and security interests. The Debtors and the Reorganized Debtors are authorized to execute and deliver to the Collateral Agent any such agreements, financing statements, instruments, and other documents and obtain all approvals and consents the Collateral Agent under the Take Back Debt Agreement may reasonably request or that are required to establish and perfect such liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and this Order, and are authorized to cooperate and make all other filings and recordings that otherwise would be reasonably necessary under applicable law to perfect and/or give notice of such liens and security interests to third parties.

14.          Exemption from Securities Law.  The issuance of and the distribution under the Plan of the New Equity Interests or an interest in the Litigation Trust (to the extent it may be deemed to be a security) to the holders of Secured Lender Claims and Senior Notes Claims under Section 4.3 and 4.4 of the Plan shall be exempt from registration under the

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Securities Act and any other applicable securities laws pursuant to section 1145 of the Bankruptcy Code.  These securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code.  In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

15.          Cancellation of Certain Existing Agreements.  Except for the purpose of evidencing a right to a Plan Distribution, the 6.75% Notes, the 7.25% Notes, and the Senior Notes Indenture shall be deemed cancelled on the Effective Date; provided, however, that the Senior Notes Indenture shall continue in effect for the purposes of permitting the Senior Notes Indenture Trustee to (i) make distributions under the Plan as provided therein and perform such other necessary functions with respect thereto, (ii) seek compensation and/or reimbursement of fees and expenses in accordance with the terms of the Plan, and (iii) maintain and assert any rights or exercise any charging liens for reasonable fees, costs, and expenses thereunder, including, without limitation, the right to seek indemnification.

16.          Subordination.  Except as otherwise expressly provided in the Plan, this Order, or a separate order of this Bankruptcy Court, the allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments thereof under the Plan take into account and conform to the relative priority and rights of the Claims and Interest in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising by contract or under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise.  Except as otherwise

36

expressly provided in the Plan, upon the Effective Date, all subordination rights that a holder of a Claim or Interest may have with respect to any distribution to be made under the Plan shall be discharged and terminated and all actions related to the enforcement of such subordination rights shall be enjoined permanently.  Accordingly, except as otherwise expressly provided in the Plan, the distributions under the Plan to the holders of Allowed Claims and Interests will not be subject to payment of a beneficiary of such subordination rights, or to levy, garnishment, attachment, or other legal process by a beneficiary of such terminated subordination rights.

17.          Compensation and Benefit Plans.  The Debtors are hereby authorized to, and shall on the Effective Date, assume, unless otherwise provided in the Plan, all employment and severance policies, and all compensation and benefits plans, policies, and programs of the Debtors applicable to their respective employees, retirees, and non-employee directors, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life and accidental death and dismemberment insurance plans.

18.          Insurance Policies.  All insurance policies to which any Debtor is a party as of the Effective Date shall be deemed to be and treated as executory contracts and shall be assumed by the applicable Debtor or Reorganized Debtor and shall continue in full force and effect thereafter in accordance with their respective terms.  All other insurance policies shall vest in the Reorganized Debtors.

19.          Cancellation of Certain Existing Security Interests; Assignment of Liens.  Cancellation of Liens.  Upon the full payment or other satisfaction of an Allowed Other Secured Claim, or promptly thereafter, the holder of such Allowed Other Secured Claim shall be authorized and directed to deliver to the Debtors or Reorganized Debtors, as applicable, any

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Collateral or other property of a Debtor held by such holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Other Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory liens, or lis pendens, or similar interests or documents.

20.          Compromise of Controversies.  Pursuant to section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the Plan Distributions and other benefits, including releases, provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Claims, Interests, and controversies relating to the rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest or any Plan Distribution on account thereof.  Subject to section 10.10 of the Plan, the entry of this Order constitutes approval under Bankruptcy Rule 9019, as of the Effective Date, of the compromise or settlement of all such claims or controversies and a finding that all such compromises or settlements are: (i) in the best interest of the Debtors, the Estates, the Reorganized Debtors, and their respective property and stakeholders, and (ii) fair, equitable and reasonable.

21.          Assumption of Contracts and Leases.  Pursuant to Section 8.1 of the Plan, as of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, all executory contracts and unexpired leases to which the Debtors are party shall be deemed assumed except for an executory contract or unexpired lease that (i) has previously been assumed or rejected pursuant to a final order of the Bankruptcy Court, (ii) is specifically designated as a contract or lease to be rejected on a schedule of contracts and leases filed and served prior to the Effective Date, (iii) is the subject of a separate (A) assumption motion filed by

38

the Debtors or (B) rejection motion filed by the Debtors under section 365 of the Bankruptcy Code before the day the Court enters this Order (the “Confirmation Date”), or (iv) is the subject of a pending Cure Dispute.  The Reorganized Debtors shall pay any Cure Amounts owed, if any, under each such executory contract or unexpired lease as provided in the Plan.  Each executory contract and unexpired lease assumed pursuant to the Plan shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, any subsequent order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.  This Order shall constitute an order of the Bankruptcy Court under sections 365 and 1123(b) of the Bankruptcy Code approving the contract and lease assumptions described above, as of the Effective Date.

22.          Conditions Precedent to Effective Date.  The Plan shall not become effective unless and until the conditions set forth in Section 9.1 of the Plan have been satisfied or waived pursuant to Section 9.2 of the Plan.

23.          Professional Compensation.  All Professional Persons seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 327, 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), 503(b)(5), 503(b)(6), or 1103 of the Bankruptcy Code shall (i) file, on or before the date that is sixty (60) days after the Effective Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred (a “Final Fee Application”) and (ii) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order(s) relating to or allowing any such Fee Claim.  Notice of a hearing (the “Final Fee Hearing”) on the Final Fee Applications shall be provided in accordance with the Bankruptcy Rules and Local Rules.  The

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Debtors are authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.  For the avoidance of doubt, this paragraph shall not be applicable to any Restructuring Expenses, which shall be paid pursuant to Section 5.17 of the Plan.  Section 4.4(a) of the Plan provides for payment of the Noteholders’ Professional Fees and Section 5.17 of the Plan provides for payment of Restructuring Expenses.

24.          Objections to Final Fee Applications.  All objections to any Fee Claims shall be served and filed (i) no later than thirty (30) days after the filing of the Final Fee Applications or (ii) such later date as ordered by the Bankruptcy Court upon a motion of the Debtors.

25.          Discharge.  As of the Effective Date, (i) pursuant to Section 10.3 of the Plan and except as otherwise provided in the Plan or this Order, each holder (as well as any trustee or agent on behalf of such holder) of a Claim or Interest and any successor, assign, and affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date.  Except as otherwise provided in the Plan, upon the Effective Date, all such holders of Claims and Interests and their successors, assigns, and affiliates shall be forever precluded and enjoined, pursuant to sections 105, 524, and 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in any Debtor or any Reorganized Debtor.

26.          Releases by the Debtors.  As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce the Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed,

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including the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in the Plan or in the Confirmation Order, the Released Parties are deemed forever released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the Disclosure Statement, and the Plan and related agreements, instruments, and other documents (including the Plan Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, willful misconduct, or gross negligence as determined by a Final Order.  For the avoidance of doubt, nothing in this Order or otherwise in the Plan shall release the Non-Released Parties from

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any claims, obligations, suits, judgments, damages, debts, rights, Causes of Action, losses, and liabilities on or in respect of the Noble Claims.

27.          Releases by Holders of Claims and Interests.  As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce the Plan and the Plan Documents for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in the Plan or in this Order, the Released Parties are deemed forever released and discharged by (a) the holders of all Claims or Interests who vote to accept the Plan; (b) the holders of Claims or Interests that are Unimpaired under the Plan and do not timely object to the releases provided for in the Plan; (c) the holders of Claims or Interests whose vote to accept or reject the Plan is solicited but who do not vote either to accept or to reject the Plan and do not opt out of granting the releases set forth herein; (d) the holders of Claims or Interests who vote to reject the Plan but do not opt out of granting the releases set forth herein; (e) the Revolving Credit Facility Agent; (f) the Term Loan Agent; (g) the Senior Notes Indenture Trustee; (h) each of the Global Coordinators, Joint Lead Arrangers, Joint Bookrunners, Senior Managing Agents, and Managing Agents named in the Term Loan Agreement; (i) JPMorgan Chase Bank, N.A., in its capacity as former administrative agent under the Term Loan Agreement; (j) the Disbursing Agent; (k) each of the Syndication Agents, Documentation Agents, Joint Lead Arrangers and Joint Lead Bookrunners named in the Revolving Credit Agreement; (l) each of the Issuing Banks under the Revolving Credit Agreement; and (m) with respect to each of the foregoing entities, such entities’ predecessors, professionals, restructuring advisors, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors,

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principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such, from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such holders or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the Disclosure Statement, and the Plan and related agreements, instruments, and other documents (including the Plan Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, willful misconduct, or gross negligence as determined by a Final Order.  For the avoidance of doubt, nothing in this Order or otherwise in the Plan shall release the Non-Released Parties from

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any claims, obligations, suits, judgments, damages, debts, rights, Causes of Action, losses, and liabilities on or in respect of the Noble Claims.

28.          Special Provisions for Governmental Units.  Notwithstanding any language to the contrary contained in the Plan, no provision of the Plan shall (i) preclude any Governmental Unit from enforcing its police or regulatory powers or (ii) release any non-debtor from liability in connection with any legal or equitable action or claim brought by any Governmental Unit.

29.          Exculpation.  To the extent permitted by applicable law, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any claim, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, loss, and liability for any claim in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of any disclosure statements, including the Disclosure Statement, the Restructuring Transactions, any plans of reorganization, including this Plan, and all related agreements, instruments, and other documents (including the Plan Supplement), or the solicitation of votes for, or pursuit of confirmation of any plans of reorganization, including this Plan; the funding of this Plan; the occurrence of the Effective Date; the administration of this Plan or the property to be distributed under this Plan; the issuance of securities under or in connection with this Plan; or the transactions in furtherance of any of the foregoing; except to the extent arising out of or related to any act or omission of an Exculpated Party that is a criminal act or constitutes intentional fraud, willful misconduct, or gross negligence as determined by a Final Order.  This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Exculpated Parties from liability.  For the avoidance of doubt, nothing in this Order or otherwise in the Plan

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shall release the Non-Released Parties from any claims, obligations, suits, judgments, damages, debts, rights, Causes of Action, losses, and liabilities on or in respect of the Noble Claims.

30.          Injunction Related to Releases and Exculpation.  Except for the rights that remain in effect from and after the Effective Date to enforce the Plan, the Plan Documents and the Secured Term Loan Agreement, this Order shall permanently enjoin the commencement or prosecution by any Entity, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released pursuant to the Plan, including, without limitation, the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities released or exculpated in the Plan.

31.          Injunction, Release, and Exculpation Provisions.  All release and exculpation provisions embodied in the Plan, including but not limited to those contained in Sections 10.5, 10.6, 10.7, and 10.8 of the Plan, are (i) integral parts of the Plan, (ii) fair, equitable, and reasonable, (iii) given for valuable consideration, and (iv) are in the best interest of the Debtors and all parties in interest, and such provisions are approved and shall be effective and binding on all persons and entities, to the extent provided herein.  The release contained in Section 10.6(b) of the Plan was disclosed and explained on the Ballots, in the Disclosure Statement, and in the Plan.  The release provision contained in Section 10.6(b) of the Plan is consensual because the releases therein are provided only by (a) the holders of all Claims or Interests who vote to accept the Plan; (b) the holders of Claims or Interests that are Unimpaired under the Plan and do not timely object to the releases provided for in the Plan; (c) the holders of Claims or Interests whose vote to accept or reject the Plan is solicited but who do not vote either to accept or to reject the Plan and do not opt out of granting the releases set forth herein; (d) the

45

holders of Claims or Interests who vote to reject the Plan but do not opt out of granting the releases forth in the Plan.

32.          Plan Injunction.  Pursuant to Section 10.5 of the Plan, except as otherwise expressly provided in the Plan or in this Order, this Order shall constitute an injunction, as of the entry of this Order but subject to the occurrence of the Effective Date, permanently enjoining all Entities who have held, hold, or may hold Claims against or Interests in any Debtor from (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting, directly or indirectly, a Debtor, a Reorganized Debtor, or an Estate or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities mentioned in this subsection (i) or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against a Debtor, a Reorganized Debtor, or an Estate or its property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities mentioned in this subsection (ii) or any property of any such transferee or successor; (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against a Debtor, a Reorganized Debtor, or an Estate or any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Entities mentioned in this subsection (iii) or any property of any such transferee or successor; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan to the full extent permitted by applicable

46

law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan (vi) asserting, commencing, or prosecuting in any manner or in any place whatsoever, any action against DTC in relation to the Shareholders Agreement or Plan; provided, that nothing contained herein shall preclude such Entities who have held, hold, or may hold Claims against or Interests in a Debtor or an Estate from exercising their rights, or obtaining benefits, pursuant to and consistent with the terms of the Plan and the Plan Documents.  Pursuant to Section 10.5(b) of the Plan, by accepting distributions thereunder, each holder of an Allowed Claim or Allowed Interest will be deemed to have affirmatively and specifically consented to be bound by the Plan, including, without limitation, the injunctions set forth in Section 10.5 therein.

33.          Retention of Causes of Action and Reservation of Rights.  Subject to Sections 10.5 10.6, 10.7, and 10.8 of the Plan, nothing contained in the Plan or this Order shall be deemed to be a waiver or relinquishment of any rights, claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately before the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law.  Subject to Sections 10.5, 10.6, 10.7, and 10.8 of the Plan, the Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced; provided, however, that the Litigation Trust shall have all rights in respect of the Noble Claims as set forth in Section 5.7 of the Plan, including without limitation, full power, authority, and

47

standing to investigate, prosecute, compromise, or otherwise resolve the Noble Claims, subject to the Noble Entities’ applicable rights and defenses against the Litigation Trust with respect to the Noble Claims.

34.          Indemnification Obligations.  Pursuant to Section 8.3 of the Plan, subject to the occurrence of the Effective Date, any obligations of the Debtors pursuant to their corporate charters, by-laws, limited liability company agreements, memorandum and articles of association, other organizational documents, deeds of indemnity, or similar contractual agreements to indemnify, directors, officers, agents, and/or employees who serve in such capacity as of or after January 18, 2017, and any other directors or officers as may be agreed upon by and among the Creditors’ Committee, the Requisite Lenders, and the Debtors or the Reorganized Debtors, as applicable, with respect to all present and future actions, suits, and proceedings against the Debtors or such officers, directors, agents, or employees based upon any act or omission for or on behalf of the Debtors shall not be discharged, impaired, or otherwise affected by the Plan; provided, that the Reorganized Debtors shall not indemnify directors or officers of the Debtors for any Claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud as determined by a Final Order. All such obligations, including any obligations of the Liquidating Debtors, shall be deemed and treated as executory contracts to be assumed by the Debtors under the Plan (and assigned to the Reorganized Debtors if necessary) and shall continue as obligations of the Reorganized Debtors.  Any claim based on the Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection, in either case, by reason of section 502(e)(1)(B) of the Bankruptcy Code.  After the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect as of

48

the Petition Date, and all members, managers, directors, and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date.

35.          Payment of Statutory Fees.  All fees payable under section 1930 of chapter 123 of title 28 of the United States Code shall be paid on the Effective Date, or as soon as practicable thereafter, by the Debtors or Reorganized Debtors.  Quarterly fees owed to the U.S. Trustee shall be paid when due in accordance with applicable law and the Debtors and Reorganized Debtors shall continue to file reports to show the calculation of such fees for the Debtors’ Estates until the Chapter 11 Cases are closed under section 350 of the Bankruptcy Code.  Each and every one of the Debtors shall remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of that particular Debtor’s case is closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code.

36.          Payment of Restructuring Expenses.  Notwithstanding anything to the contrary herein, in accordance with the Plan, on the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay in full in Cash all outstanding Restructuring Expenses in accordance with the terms of the applicable engagement letters or other applicable contractual arrangements.

37.          Provisions Governing Distributions.  The distribution provisions of Article VI of the Plan shall be, and hereby are, approved in their entirety.  On and after the Effective Date, the Disbursing Agent shall make all Plan Distributions to the appropriate holders of Allowed Claims in accordance with the terms of the Plan.  Notwithstanding anything to the contrary in the Plan or this Order, upon entry of this Order the Debtors and the Reorganized

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Debtors, as applicable, shall be authorized to pay any reasonable fees and expenses incurred by DTC, including the reasonable attorneys’ and other professionals’ fees and expenses in connection with the consideration of whether the Securities issued pursuant to the Plan are eligible for distribution in accordance with DTC’s customary practices.  On and from the Confirmation Date, the U.K. Administration Reserve: (i) shall be maintained by Paragon Parent in its capacity as trustee pursuant to the terms of the U.K. Implementation Agreement; (ii) shall comprise the Operating Fund (which shall be held in the Administration Accounts(s)) and the Contingency Fund (which shall be held in the Administration Contingency Account(s)) (each as defined in the U.K. Implementation Agreement); (iii) shall be used for the purposes provided in the U.K. Implementation Agreement, including paying the costs and liabilities of the administration and winding down of Paragon Parent and liquidating the Liquidating Subsidiaries.  On and from the Confirmation Date, the Debtors shall be entitled to fund the Administration Accounts(s) with the Operating Fund, which shall be subject to the ongoing jurisdiction of the courts of England and Wales and shall not be subject to the jurisdiction of the Bankruptcy Court. On and from the Effective Date, the Debtors shall be entitled to fund the Administration Contingency Account(s) with the Contingency Fund, which shall be subject to the ongoing jurisdiction of the courts of England and Wales and shall not be subject to the jurisdiction of the Bankruptcy Court.

38.          Withholding and Reporting Requirements.  In connection with the Plan and all instruments issued in connection therewith and distributed thereon, the Reorganized Debtors and the Disbursing Agent shall comply with all applicable withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements.

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In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax.  Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan.  Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution.  The Reorganized Debtors and the Disbursing Agent may require, as a condition to receipt of a distribution, that the holder of an Allowed Claim provide any information reasonably necessary to allow the distributing party to comply with any such withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority (including, for the avoidance of doubt, an appropriate Form W-9 or (if the holder is a foreign Person) Form W-8, unless such Person is exempt from information reporting requirements under the Internal Revenue Code of 1986, as amended, and so notifies the Reorganized Debtors and the Disbursing Agent).

39.          SAP.  No provision of this Order or the Plan shall authorize (i) the assumption, assumption and assignment, or transfer of the Software License and Support Agreement (the “License Agreement”) between Paragon Offshore plc and SAP, or (ii) the transfer of any software or other proprietary information licensed by SAP.  If the Debtors wish to assume and/or assign the License Agreement, any assumption, assignment, and cure amount issues related to the License Agreement shall be resolved by agreement between SAP and the Debtors or, if no agreement can be reached, by further order of the Bankruptcy Court upon

51

adequate notice to SAP, which shall have an opportunity to respond.  All rights and remedies of SAP arising under the License Agreement are preserved.

40.          Aspen.  Notwithstanding anything set forth in the Plan or this Plan Confirmation Order to the contrary, the Debtors hereby ratify and affirm that nothing in the Plan or herein shall impair or modify any of Aspen’s rights, remedies, and/or defenses under or in connection with: (i) that certain Control Agreement, dated October 26, 2015; (ii) the Collateralized Surety Bond Program Master Pledge and Security Agreement, dated October 26, 2015 (the “Security Agreement”); (iii) Letter of Credit No. TFTS-853640 the (“Letter of Credit”), issued on or about May 13, 2015, and/or (iv) Aspen’s cash collateral, pledged by debtor Paragon Parent, as Pledgor, to Aspen, as the Secured Party, and maintained in an account with U.S. Bank, pursuant to the terms of the Security Agreement and Control Agreement (collectively, the “Aspen Collateral Documents”).  The Debtors further affirm and ratify the existing Deed of Indemnity, dated September 5, 2014 (the “Original Indemnity Agreement”) solely to the extent that it provides a basis for, and sets forth obligations which are secured solely by, the Aspen Collateral Documents.  None of the Debtors, Reorganized Debtors, and/or non-Debtors will be required to post additional collateral.  The Aspen Collateral Documents shall be the sole basis for recovery for any losses which are incurred under Aspen’s outstanding surety bond, Bond No. SU13863, with debtor Paragon Leonard Jones, LLC (the “Paragon Leonard Jones Bond”).   The Debtors further acknowledge and confirm, however, that nothing in the Plan or Plan Confirmation Order shall be deemed to impair Aspen’s subrogation rights, against any and all non-Debtor entities, under or in connection with the Paragon Leonard Jones Bond and/or Aspen Bond Nos. SU31210 and SU32109 (together, the “Paragon Offshore Services Bonds”, and with the Paragon Leonard Jones Bond, the “Bonds”).  Aspen shall look first to its

52

collateral to indemnify or reimburse itself for the losses incurred under the Bonds. On the Effective Date, or as soon as reasonably practicable thereafter, the Debtors will pay Aspen’s outside counsel’s legal fees and expenses incurred through the Effective Date of the Plan, up to a maximum of $75,000.  Reorganized Paragon will enter into a limited indemnity agreement in favor of Aspen to cover solely reasonable fees and expenses incurred by Aspen in connection with the Bonds following the Effective Date (the “New Indemnity Agreement”).  Reorganized Paragon shall have no further obligations to Aspen under the Bonds except as expressly set forth in the New Indemnity Agreement.  Notwithstanding Sections 10.5, 10.6, 10.7, and 10.8 of the Plan, nothing in the Plan or this Order shall release, discharge, preclude, or enjoin any obligation to Aspen of Paragon Offshore Services, LLC, U.S. Bank, solely as party to the Control Agreement, and/or the issuing bank for the Letter of Credit, from its respective obligations, if any, under the (a) Bonds; (b) the Aspen Collateral Documents; and/or (c) the common law of suretyship.

41.          Internal Revenue Service. Nothing in the Plan, this Order, or the related Plan Documents discharges or releases the Debtors, the Reorganized Debtors, or any non-Debtor from any claim, liability or cause of action of the Internal Revenue Service (“IRS”) or impairs the ability of the IRS to pursue any claim, liability, or cause of action against any Debtor, Reorganized Debtor, or non-Debtor. All claims, liabilities (including with respect to refund claims made by the Debtors), or causes of action of or to the IRS, if any, shall survive the bankruptcy case as if the case had not been commenced and be determined in the manner and by the administrative or judicial tribunals in which such rights or claims would have been resolved or adjudicated if the bankruptcy case had not been commenced. Without limiting the foregoing, for the avoidance of doubt: (i) IRS Administrative Expense Claims that are Allowed pursuant to

53

section 503 of the Bankruptcy Code shall accrue interest and penalties as provided by nonbankruptcy law until paid in full; (ii) nothing shall affect or impair the exercise of IRS’ police and regulatory powers against the Debtors and/or the Reorganized Debtors; (iii) nothing shall affect or impair the United States’ rights to assert setoff and recoupment against the Debtors and/or the Reorganized Debtors and such rights are expressly preserved; and (iv) the Debtors shall  comply with applicable nonbankruptcy law in the payment of their federal taxes and the filing of their federal tax returns.

42.          Exemption from Transfer Taxes.  To the fullest extent permitted by applicable law, the issuance, transfer, or exchange of any security or other property under the Plan, as well as all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any transfers effectuated under the Plan, and any assumption, assignment, or sale by the Debtors of their interests in unexpired leases of nonresidential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code and shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

43.          Documents, Mortgages, and Instruments.  Each federal, state, commonwealth, local, foreign, or other governmental agency is hereby directed and authorized to accept any and all documents, mortgages, and instruments necessary or appropriate to effectuate, implement, or consummate the transactions, including the Restructuring Transactions, contemplated in the Plan and this Order.

44.          Reversal/Stay/Modification/Vacatur of Order.  Except as otherwise provided in this Order, if any or all of the provisions of this Order are hereafter reversed,

54

modified, vacated, or stayed by subsequent order of this Bankruptcy Court, or any other court, such reversal, stay, modification, or vacatur shall not affect the validity or enforceability of any act, obligation, indebtedness, liability, priority, or lien incurred or undertaken by the Debtors or the Reorganized Debtors, as applicable, prior to the effective date of such reversal, stay, modification, or vacatur.  Notwithstanding any such reversal, stay, modification, or vacatur of this Order, any such act or obligation incurred or undertaken pursuant to, or in reliance on, this Order prior to the effective date of such reversal, stay, modification, or vacatur shall be governed in all respects by the provisions of this Order, the Plan, the Plan Documents, or any amendments or modifications to the foregoing.

45.          Retention of Jurisdiction.  Notwithstanding the entry of this Order or the occurrence of the Effective Date, pursuant to sections 105 and 1142 of the Bankruptcy Code, this Bankruptcy Court, except as otherwise provided in the Plan, the Plan Documents, or this Order, shall retain exclusive jurisdiction over all matters arising in or related to the Chapter 11 Cases to the fullest extent as is legally permissible, including, but not limited to, jurisdiction over the matters set forth in Article XI of the Plan; provided that, on and after the Confirmation Date, the Bankruptcy Court shall not retain jurisdiction over any matters arising out of or related to the Operating Fund or the Administration Account(s) and on and after the Effective Date, the Bankruptcy Court shall not retain jurisdiction over any matters arising out of or related to the U.K. Implementation Agreement, the U.K. Administrative Reserve, the U.K. Sale Transaction, the Take Back Debt Agreement, the New Letter of Credit Agreement, the Existing L/C Escrow Agreement, the Illustrative Allocation and Distribution of Plan Consideration on Account of Outstanding Letters of Credit, the Registration Rights Agreement, or the Shareholders Agreement.

55

46.          Modifications.  Subject to the reasonable consent of the Creditors’ Committee and the Requisite Lenders, the Plan may be amended, modified, or supplemented by the Debtors in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court.  In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims or Allowed Interests pursuant to the Plan and subject to the reasonable consent of the Creditors’ Committee and the Requisite Lenders, the Debtors may remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes or effects of the Plan, and any holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan as amended, modified, or supplemented.

47.          Provisions of Plan and Order Nonseverable and Mutually Dependent.  The provisions of the Plan and this Order, including the findings of fact and conclusions of law set forth herein, are nonseverable and mutually dependent.

48.          Governing Law.  Pursuant to Section 12.7 of the Plan, except to the extent that the Bankruptcy Code or other federal law is applicable or to the extent that a Plan Document to be entered into in connection with the Plan provides otherwise (in which case the governing law specified therein shall be applicable to such Plan Document), the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

56

49.          Applicable Nonbankruptcy Law.  Pursuant to section 1123(a) and 1142(a) of the Bankruptcy Code, the provisions of this Order, the Plan, the Plan Documents, and any other related documents or any amendments or modifications thereto shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

50.          Governmental Approvals Not Required.  This Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state or other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments, or agreements, (including the Plan Documents), and any amendments or modifications thereto, and any other acts referred to in, or contemplated by, the Plan, the Disclosure Statement, and any documents, instruments, or agreements, (including the Plan Documents), and any amendments or modifications thereto.

51.          Notice of Order.  In accordance with Bankruptcy Rules 2002 and 3020(c), as soon as reasonably practicable after the Effective Date, the Debtors shall serve notice of the entry of this Order, substantially in the form annexed hereto as Exhibit B, to all parties who hold a Claim or Interest in these cases and the U.S. Trustee.  Such notice is hereby approved in all respects and shall be deemed good and sufficient notice of entry of this Order.

52.          Substantial Consummation.  On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127 of the Bankruptcy Code.

53.          Waiver of Stay.  The stay of this Order provided by any Bankruptcy Rule (including Bankruptcy Rules 3020(e), 6004(h), and 7062), whether for fourteen (14) days or otherwise, is hereby waived, and this Order shall be effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, the holders of

57

Claims and Interests, the Released Parties, the Exculpated Parties, and each of their respective successors and assigns immediately upon its entry by the Bankruptcy Court.

54.          Inconsistency.  To the extent of any inconsistency between this Order and the Plan, this Order shall govern.

55.          No Waiver.  The failure to specifically include any particular provision of the Plan in this Order will not diminish the effectiveness of such provision nor constitute a waiver thereof, it being the intent of this Bankruptcy Court that the Plan is confirmed in its entirety and incorporated herein by this reference.

56.          Restructuring Transactions.  On the Effective Date or as soon as reasonably practicable thereafter, the Debtors or Reorganized Debtors, as applicable, may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transactions under and in connection with the Plan and this Order.

57.          Final Order.  This Order is a Final Order and the period in which an appeal must be filed shall commence upon the entry hereof.

Dated:	, 2017
Wilmington, Delaware

THE HONORABLE CHRISTOPHER S. SONTCHI
UNITED STATES BANKRUPTCY JUDGE

58

Exhibit A

The Plan

UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

x
:
In re	:	Chapter 11
:
PARAGON OFFSHORE PLC, et al.,(1)	:	Case No. 16—10386 (CSS)
:
Debtors.	:
	:	Jointly Administered
x

FIFTH JOINT CHAPTER 11 PLAN
OF PARAGON OFFSHORE PLC AND ITS AFFILIATED DEBTORS

	WEIL, GOTSHAL & MANGES LLP	RICHARDS, LAYTON & FINGER, P.A.
	Gary T. Holtzer	Mark D. Collins (No. 2981)
	Stephen A. Youngman	One Rodney Square
	767 Fifth Avenue	920 North King Street
	New York, New York 10153	Wilmington, Delaware 19801
	Telephone: (212) 310-8000	Telephone: (302) 651-7700
	Facsimile: (212) 310-8007	Facsimile: (302) 651-7701

	Attorneys for Debtors and	Attorneys for Debtors and
	Debtors in Possession	Debtors in Possession

Dated:	June 7, 2017
Wilmington, Delaware

(1)  The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are: Paragon Offshore plc (in administration) (6017); Paragon Offshore Finance Company (6632); Paragon International Finance Company (8126); Paragon Offshore Holdings US Inc. (1960); Paragon Offshore Drilling LLC (4541); Paragon FDR Holdings Ltd. (4731); Paragon Duchess Ltd.; Paragon Offshore (Luxembourg) S.à r.l. (5897); PGN Offshore Drilling (Malaysia) Sdn. Bhd. (9238); Paragon Offshore (Labuan) Pte. Ltd. (3505); Paragon Holding SCS 2 Ltd. (4108); Paragon Asset Company Ltd. (2832); Paragon Holding SCS 1 Ltd. (4004); Paragon Offshore Leasing (Luxembourg) S.à r.l. (5936); Paragon Drilling Services 7 LLC (7882); Paragon Offshore Leasing (Switzerland) GmbH (0669); Paragon Offshore do Brasil Ltda.; Paragon Asset (ME) Ltd. (8362); Paragon Asset (UK) Ltd.; Paragon Offshore International Ltd. (6103); Paragon Offshore (North Sea) Ltd.; Paragon (Middle East) Limited (0667); Paragon Holding NCS 2 S.à r.l. (5447); Paragon Leonard Jones LLC (8826); Paragon Offshore (Nederland) B.V.; and Paragon Offshore Contracting GmbH (2832).  The Debtors’ mailing address is 3151 Briarpark Drive, Suite 700, Houston, Texas 77042.  Neville Barry Kahn and David Philip Soden, each of Deloitte LLP, are the joint administrators of Paragon Offshore plc (in administration) (the “Joint Administrators”). The affairs, business and property of Paragon Offshore plc (in administration) are managed by the Joint Administrators.

Table of Contents

Article I.	Definitions and Interpretation	1

1.1	Definitions	1
1.2	Interpretation; Application of Definitions; Rules of Construction	18
1.3	Reference to Monetary Figures	18
1.4	Controlling Document	18

Article II.	Administrative Expense Claims, Fee Claims, and Priority Tax Claims	19

2.1	Treatment of Administrative Expense Claims	19
2.2	Treatment of Fee Claims	19
2.3	Treatment of Priority Tax Claims	20

Article III.	Classification of Claims and Interests	21

3.1	Classification in General	21
3.2	Formation of Debtor Groups for Convenience Only	21
3.3	Summary of Classification of Claims and Interests	21
3.4	Separate Classification of Other Secured Claims	22
3.5	Elimination of Vacant Classes	22
3.6	Voting Classes; Presumed Acceptance by Non-Voting Classes	22
3.7	Voting; Presumptions; Solicitation	22
3.8	Cramdown	23
3.9	No Waiver	23

Article IV.	Treatment of Claims and Interests	23

4.1	Class 1: Priority Non-Tax Claims	23
4.2	Class 2: Other Secured Claims	23
4.3	Class 3: Secured Lender Claims	24
4.4	Class 4: Senior Notes Claims	25
4.5	Class 5: General Unsecured Claims	25
4.6	Class 6: Intercompany Claims	26
4.7	Class 7: Subordinated Claims	26
4.8	Class 8: Parent Interests	26
4.9	Class 9: Intercompany Interests	26
4.10	Debtors’ Rights in Respect of Unimpaired Claims	27
4.11	Treatment of Vacant Classes	27

Article V.	Means for Implementation; Post-Effective Date Governance	27

5.1	Settlement of Secured Lender Claims and Senior Notes Claims	27

i

5.2	Continued Corporate Existence	28
5.3	Authorization, Issuance, and Delivery of New Equity Interests	29
5.4	Take Back Debt Agreement, New Letter of Credit Agreement, and Existing L/C Escrow Agreement(s)	29
5.5	Cancellation of Certain Existing Agreements	30
5.6	Release of Liens	30
5.7	Preservation of Rights of Action; Resulting Claim Treatment	31
5.8	Officers and Boards of Directors	32
5.9	Deemed Execution	33
5.10	Management Incentive Plan	33
5.11	Intercompany Interests	33
5.12	Restructuring Transactions	34
5.13	U.K. Administrators, U.K. Administration, and U.K. Sale Transaction	34
5.14	Retained Accounts	36
5.15	Separability	36
5.16	Other Settlements of Claims and Controversies	36
5.17	Restructuring Expenses	36

Article VI.	Distributions	37

6.1	Distributions Generally	37
6.2	Plan Funding	37
6.3	No Postpetition Interest on Claims	37
6.4	Date of Distributions	38
6.5	Distribution Record Date	38
6.6	Disbursing Agent	38
6.7	Delivery of Distributions	38
6.8	Unclaimed Property	39
6.9	Satisfaction of Claims	39
6.10	Manner of Payment Under Plan	39
6.11	Fractional Shares and De Minimis Cash Distributions	40
6.12	No Distribution in Excess of Amount of Allowed Claim	40
6.13	Allocation of Distributions Between Principal and Interest.	40
6.14	Exemption from Securities Laws	40
6.15	Setoffs and Recoupments	40
6.16	Release of Retained Funds	41
6.17	Rights and Powers of Disbursing Agent	41
6.18	Withholding and Reporting Requirements	42

Article VII.	Procedures for Resolving Claims	42

7.1	Disputed Claims Generally	42
7.2	Resolution of Disputed Claims	42
7.3	Objections to Fee Claims	43
7.4	Estimation of Claims	43
7.5	Claims Resolution Procedures Cumulative	43
7.6	No Distributions Pending Allowance	44
7.7	Disputed General Unsecured Claims	44
7.8	Distributions After Allowance	44

Article VIII.	Executory Contracts and Unexpired Leases	45

8.1	Assumption and Rejection of Executory Contracts and Unexpired Leases	45
8.2	Determination of Cure Disputes and Deemed Consent	45
8.3	Survival of the Debtors’ Indemnification and Reimbursement Obligations	46
8.4	Compensation and Benefit Plans	47
8.5	Insurance Policies	47
8.6	Reservation of Rights	47

Article IX.	Conditions Precedent to the Occurrence of the Effective Date	48

9.1	Conditions Precedent to the Effective Date	48
9.2	Waiver of Conditions Precedent	48
9.3	Effect of Failure of a Condition	49

Article X.	Effect of Confirmation	49

10.1	Binding Effect	49
10.2	Vesting of Assets	49
10.3	Discharge of Claims Against and Interests in the Debtors	50
10.4	Term of Pre-Confirmation Injunctions and Stays	50
10.5	Plan Injunction	50
10.6	Releases	51
10.7	Exculpation	52
10.8	Injunction Related to Releases and Exculpation	53
10.9	Subordinated Claims	53
10.10	Retention of Causes of Action and Reservation of Rights	53
10.11	Ipso Facto and Similar Provisions Ineffective	54

Article XI.	Retention of Jurisdiction	54

11.1	Retention of Jurisdiction	54

Article XII.	Miscellaneous Provisions	56

12.1	Amendments	56
12.2	Revocation or Withdrawal of Plan	56
12.3	Dissolution of Creditors’ Committee	57
12.4	Exemption from Certain Transfer Taxes	57
12.5	Payment of Statutory Fees	57
12.6	Severability	57
12.7	Governing Law	58
12.8	Immediate Binding Effect	58
12.9	Successors and Assigns	58
12.10	Entire Agreement	58
12.11	Computing Time	58
12.12	Exhibits to Plan	58
12.13	Notices	59
12.14	Reservation of Rights	62

Each of Paragon Offshore plc (in administration); Paragon Offshore Finance Company; Paragon International Finance Company; Paragon Offshore Holdings US Inc.; Paragon Offshore Drilling LLC; Paragon FDR Holdings Ltd.; Paragon Duchess Ltd.; Paragon Offshore (Luxembourg) S.à r.l.; PGN Offshore Drilling (Malaysia) Sdn. Bhd.; Paragon Offshore (Labuan) Pte. Ltd.; Paragon Holding SCS 2 Ltd.; Paragon Asset Company Ltd.; Paragon Holding SCS 1 Ltd.; Paragon Offshore Leasing (Luxembourg) S.à r.l.; Paragon Drilling Services 7 LLC; Paragon Offshore Leasing (Switzerland) GmbH; Paragon Offshore do Brasil Ltda.; Paragon Asset (ME) Ltd.; Paragon Asset (UK) Ltd.; Paragon Offshore International Ltd.; Paragon Offshore (North Sea) Ltd.; Paragon (Middle East) Limited; Paragon Holding NCS 2 S.à r.l.; Paragon Leonard Jones LLC; Paragon Offshore (Nederland) B.V.; and Paragon Offshore Contracting GmbH (each, a “Debtor” and collectively, the “Debtors”) proposes the following joint chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code.  Capitalized terms used herein shall have the meanings set forth in Section 1.1 below.

ARTICLE I.                                                                          DEFINITIONS AND INTERPRETATION.

1.1                               Definitions.

The following terms shall have the respective meanings specified below:

6.75% Senior Notes means the 6.75% Senior Notes due 2022 issued pursuant to the Senior Notes Indenture in the aggregate principal amount outstanding of Four Hundred Fifty-Six Million Five Hundred Seventy-Two Thousand Dollars ($456,572,000) plus all accrued prepetition interest, fees, and other expenses due under the 6.75% Senior Notes and Senior Notes Indenture.

6.75% Senior Notes Claim means any unsecured Claim arising from, or related to, the 6.75% Senior Notes, including any related guarantee claims.

7.25% Senior Notes means the 7.25% Senior Notes due 2024 issued pursuant to the Senior Notes Indenture in the aggregate principal amount outstanding of Five Hundred Twenty-Seven Million Ten Thousand Dollars ($527,010,000) plus all accrued prepetition interest, fees, and other expenses due under the 7.25% Senior Notes and Senior Notes Indenture.

7.25% Senior Notes Claim means any unsecured Claim arising from, or related to, the 7.25% Senior Notes, including any related guarantee claims.

Ad Hoc Committee of Term Lenders means, as of any date, the ad hoc committee of holders of Term Loan Claims, as of such date, as such composition may change from time to time.

Adequate Protection Obligations has the meaning ascribed to such term in the Adequate Protection Order and shall include all such Adequate Protection Obligations as of the Effective Date.

Adequate Protection Order means, collectively, the interim order authorizing the use of prepetition collateral and cash collateral and granting adequate protection and the final order authorizing and granting such relief, entered by the Bankruptcy Court on February 17,

2016 (Docket No. 79) and March 9, 2016 (Docket No. 140), respectively, as amended by orders entered on September 26, 2016 (Docket No. 755) and December 20, 2016 (Docket No. 964), as each may be further amended, restated, or otherwise modified.

Administrative Expense Claim means any Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 327, 328, 330, 365, 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code, including, (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates, operating the businesses of the Debtors, or implementing any pre-Effective Date Restructuring Transactions and (b) Fee Claims.

Allowed means, (a) with respect to any Claim, (i) any Claim, proof of which was timely and properly filed, arising on or before the Effective Date that is not Disputed, (ii) any Claim that is compromised, settled, or otherwise resolved pursuant to the authority of the Debtors or Reorganized Debtors in a Final Order of the Bankruptcy Court, (iii) any Claim expressly allowed by Final Order of the Bankruptcy Court, (iv) any Claim expressly allowed under this Plan, (v) any Claim that is listed in the Schedules as liquidated, non-contingent, and undisputed, and (vi) any Administrative Expense Claim (A) that was incurred by a Debtor in the ordinary course of business before the Effective Date to the extent due and owing without defense, offset, recoupment, or counterclaim of any kind, and (B) that is not otherwise Disputed; and (b) with respect to any Intercompany Interest, such Intercompany Interest is reflected as outstanding in the stock transfer ledger or similar register of any of the Debtors on the Distribution Record Date and is not subject to any objection or challenge.  If a Claim is Allowed only in part, any provisions hereunder with respect to Allowed Claims are applicable solely to the Allowed portion of such Claim.

Amended By-Laws means, with respect to a Reorganized Debtor, such Reorganized Debtor’s amended or amended and restated by-laws (including any articles of association, operating agreement, or similar constitutional document, if any, required under the laws of such Reorganized Debtor’s jurisdiction of organization), or, in the case of Reorganized Paragon, Reorganized Paragon’s by-laws or similar document, as applicable, in each case, a substantially final form of which shall be included in the Plan Supplement, to the extent such document contains material changes to the existing document.

Amended Certificate of Incorporation means, with respect to a Reorganized Debtor, such Reorganized Debtor’s amended or amended and restated certificate of incorporation (including any operating agreement, memorandum of association or similar constitutional document, if any, required under the laws of such Reorganized Debtor’s jurisdiction of organization), or, in the case of Reorganized Paragon, Reorganized Paragon’s certificate of incorporation or similar document, as applicable, in each case, a substantially final form of which shall be included in the Plan Supplement, to the extent such document contains material changes to the existing document.

Asset means all of the right, title, and interest of a Debtor in and to property of whatever type or nature (including real, personal, mixed, intellectual, tangible, and intangible property).

Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to these Chapter 11 Cases.

Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code or the Bankruptcy Court is determined not to have authority to enter a Final Order on an issue, the unit of such District Court having jurisdiction over the Chapter 11 Cases under section 151 of title 28 of the United States Code.

Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Chapter 11 Cases, and any Local Rules.

Budget has the meaning ascribed to that term in the Adequate Protection Order.

Business Day means any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

Cash means, except as otherwise provided in the Plan, legal tender of the United States of America.

Cause of Action means any action, claim, cross-claim, third-party claim, cause of action, controversy, demand, right, Lien, indemnity, contribution, guarantee, suit, obligation, liability, debt, damage, judgment, account, defense, remedy, recovery, offset, power, privilege, license, and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, foreseen or unforeseen, direct or indirect, choate or inchoate, secured or unsecured, assertable directly or derivatively (including under alter ego theories), whether arising before, on, or after the Petition Date but before the Effective Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law.  For the avoidance of doubt, Cause of Action includes: (a) the Noble Claims; (b) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (c) the right to object to Claims or Interests; (d) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (e) any claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (f) any claims under any state or foreign law, including any fraudulent transfer or similar claims.

Chapter 11 Case means, with respect to a Debtor, such Debtor’s case under chapter 11 of the Bankruptcy Code commenced on February 14, 2016, in the Bankruptcy Court, jointly administered with all other Debtors’ cases under chapter 11 of the Bankruptcy Code, and styled In re Paragon Offshore plc, et al., Ch. 11 Case No. 16-10386 (CSS).

Claim means a “claim” against a Debtor, as such term is defined in section 101(5) of the Bankruptcy Code.

Claims Register means the register of Proofs of Claim maintained by Kurtzman Carson Consultants LLC.

Class means any group of Claims or Interests classified under this Plan pursuant to section 1122(a) of the Bankruptcy Code.

Class A Litigation Trust Interest means one ownership unit in the Litigation Trust representing a preferential right of recovery from the first $10 million in assets of the Litigation Trust less the amount of the repayment of (a) the Litigation Trust Loan and (b) any amount paid by the Debtors to Jones Day in connection with the Chapter 11 Cases, after payment of the Litigation Trust Expenses and any Additional Litigation Funding Loans (as such terms are defined in the Litigation Trust Agreement).

Class B Litigation Trust Interest means one ownership unit in the Litigation Trust entitled to distribution of the assets of the Litigation Trust after the repayment of (a) the Litigation Trust Loan, (b) any amount paid by the Debtors to Jones Day in connection with the Chapter 11 Cases, (c) the Litigation Trust Expenses (as such term is defined in the Litigation Trust Agreement), and (d) the Additional Funding Loan (as such term is defined in the Litigation Trust Agreement) and the distribution, if any, in respect of the Class A Litigation Trust Interests.

Collateral means any Asset of an Estate that is subject to a Lien securing the payment or performance of a Claim, which Lien is valid and has not been avoided under the Bankruptcy Code or applicable nonbankruptcy law.

Confirmation Date means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order.

Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

Confirmation Order means the order of the Bankruptcy Court, together with all exhibits, appendices, supplements, and related documents, confirming this Plan pursuant to section 1129 of the Bankruptcy Code, which shall be in form and substance reasonably satisfactory to the Debtors, the Creditors’ Committee, and the Requisite Lenders.

Corporate Restructuring means the reorganization of the Paragon Entities’ corporate structure in accordance with the Plan and the U.K. Implementation Agreement and through which: (i) certain assets of the Liquidating Subsidiaries will be transferred to certain Transferred Subsidiaries and/or Reorganized Paragon; (ii) the Transferred Subsidiaries will be directly or indirectly transferred to Reorganized Paragon; and (iii) the Liquidating Subsidiaries will remain as direct or indirect subsidiaries of Paragon Parent, to be implemented on or prior to the Effective Date.

Creditors’ Committee means the official committee of unsecured creditors of the Debtors appointed by the U.S. Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

Cure Amount means the payment of Cash or the distribution of other property (as the parties may agree or the Bankruptcy Court may order) as necessary (a) to cure a monetary default by the Debtors in accordance with the terms of an executory contract or unexpired lease of the Debtors and (b) to permit the Debtors to assume such executory contract or unexpired lease under section 365(a) of the Bankruptcy Code.

Cure Dispute means a pending objection regarding assumption, cure, “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), or other issues related to assumption of an executory contract or unexpired lease.

Cure Notice means a notice of a proposed Cure Amount to be paid in connection with an executory contract or unexpired lease to be assumed or assumed and assigned under the Plan pursuant to section 365 of the Bankruptcy Code, which notice shall include (a) procedures for objecting to proposed assumptions or assumptions and assignments of executory contracts and unexpired leases, (b) any Cure Amount to be paid in connection therewith, and (c) procedures for resolution by the Bankruptcy Court of any related disputes.

Debtor has the meaning set forth in the introductory paragraph of this Plan.

Debtor in Possession means, with respect to a Debtor, that Debtor in its capacity as a debtor in possession pursuant to sections 1101, 1107(a), and 1108 of the Bankruptcy Code.

Deloitte means Deloitte LLP, in its capacity as U.K. advisor for the Debtors or the U.K. Administrators, as applicable.

Disallowed means, with respect to any Claim or Interest, that such Claim or Interest has been determined by a Final Order or specified in a provision of this Plan not to be Allowed.

Disbursing Agent means any Entity in its capacity as a disbursing agent under Section 6.6 hereof (including any Debtor, any Reorganized Debtor, the Senior Notes Indenture Trustee (other than with respect to New Equity Interests and solely with respect to holders of Allowed Senior Notes Claims), the Revolving Credit Facility Agent (other than with respect to New Equity Interests), or the Term Loan Agent (other than with respect to New Equity Interests), as applicable), that acts in such a capacity.

Disclosure Statement means the Disclosure Statement for this Plan, as supplemented from time to time, which is prepared and distributed in accordance with sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Bankruptcy Rules 3016 and 3018, and other applicable law, which shall be in form and substance reasonably satisfactory to the Debtors, the Creditors’ Committee, and the Requisite Lenders.

Disputed means, with respect to a Claim, (a) any Claim, proof of which was timely and properly filed, which is disputed under Section 7.1 of this Plan or as to which any party in interest has interposed and not withdrawn an objection or request for estimation (pursuant to Section 7.4 of this Plan or otherwise) that has not been determined by a Final Order, (b) any Claim, proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of claim was not timely or properly filed, (c) any Claim that is listed in the

Schedules as unliquidated, contingent, or disputed, or (d) any Claim that is otherwise disputed by any party in interest in accordance with applicable law or contract, which dispute has not been withdrawn, resolved, or overruled by a Final Order.

Distribution Record Date means, except with respect to publicly issued securities, the Effective Date.

DTC means the Depository Trust Company, a limited-purpose trust company organized under the New York State Banking Law.

Effective Date means the date which is the first Business Day selected by the Debtors on which (a) all conditions to the effectiveness of this Plan set forth in Section 9.1 hereof have been satisfied or waived in accordance with the terms of this Plan and (b) no stay of the Confirmation Order is in effect.

English Court means the High Court of England and Wales.

Entity has the meaning set forth in section 101(15) of the Bankruptcy Code.

Estate means the estate of a Debtor created under section 541 of the Bankruptcy Code.

Exculpated Parties means, collectively, and in each case in their capacities as such: (a) the Debtors; (b) the Disbursing Agent; (c) the U.K. Administrators; (d) Deloitte; (e) the Creditors’ Committee; (f) the Professional Persons; and (g) with respect to the foregoing, such entities’ postpetition professionals, successors, assigns, subsidiaries, affiliates, officers and directors, principals, shareholders, members, partners, managers, employees, agents, and representatives, in each case solely in their capacity as such and whether currently serving or having previously served postpetition.  For the avoidance of doubt, Exculpated Parties shall not be defined to include the Non-Released Parties in any capacity or direct or indirect non-Debtor subsidiaries of a Debtor.

Existing L/C Escrow Agreement(s) means one or more agreements, which govern the allocation of distributions of the Cash, the Take Back Debt, the Litigation Trust Interests, and the New Equity Interests on account of the Existing Letters of Credit, which shall be included in substantially final form(s) in the Plan Supplement, and which agreement(s) and allocation must be reasonably acceptable to the Requisite Lenders and the Debtors or Reorganized Debtors, as applicable.

Existing Letters of Credit means the letters of credit issued and outstanding under the Revolving Credit Agreement (including any renewals, extensions, or replacements thereof) as of the Effective Date, as set forth on Exhibit A to this Plan.

Fee Claim means any Claim for accrued fees and expenses for professional services rendered or costs incurred by Professional Persons from the Petition Date through and including the Effective Date to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court.

Fee Claim Escrow Account means an interest-bearing escrow account in an amount equal to the Fee Claim Retained Amount established by the Debtors or by the Reorganized Debtors, as applicable, in Cash and maintained on and after the Effective Date by the Reorganized Debtors solely for the purpose of paying all Allowed and unpaid Fee Claims.

Fee Claim Retained Amount means the aggregate of all accrued and unpaid Fee Claims through the Effective Date as may be estimated in accordance with Sections 2.2 hereof, which amount shall be reasonably satisfactory to the Debtors, the Creditors’ Committee, and the Requisite Lenders.

Final Order means an order, ruling, or judgment of the Bankruptcy Court (or other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court (or such other court) which is in full force and effect and has not been modified, amended, reversed, vacated, or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or motion for new trial, stay, reargument, or rehearing is then pending or (b) if an appeal, writ of certiorari, new trial, stay, reargument, or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, stay, reargument, or rehearing shall have expired, as a result of which such order shall have become final in accordance with Bankruptcy Rule 8002; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules (or any analogous rules applicable in such other court of competent jurisdiction), may be filed relating to such order, ruling, or judgment, as applicable, shall not cause an order, ruling, or judgment, as applicable, not to be a Final Order.

General Unsecured Claim means any Claim, (a) that is not an Administrative Expense Claim, a Fee Claim, a Priority Tax Claim, a Priority Non-Tax Claim, an Other Secured Claim, a Revolver Claim, a Term Loan Claim, a Senior Notes Claim, or an Intercompany Claim or (b) that is otherwise determined by the Bankruptcy Court to be a General Unsecured Claim.

General Unsecured Claims Distribution means, the aggregate distribution to all holders of a General Unsecured Claim, where each Allowed General Unsecured Claim shall be entitled to receive Cash in the amount equal to the lesser of (a) 30% of the amount of such holder’s Allowed General Unsecured Claim and (b) its Pro Rata share of Five Million Dollars ($5,000,000), or such higher amount as may be agreed among the Debtors, the Creditors’ Committee, and the Requisite Lenders.

General Unsecured Claims Reserve means a Cash reserve, which shall be maintained by the Reorganized Debtors, in an interest-bearing account, in the aggregate amount equal to Five Million Dollars ($5,000,000) (or such higher amount as may be agreed among Debtors, the Creditors’ Committee, and the Requisite Lenders) less any portion of the General Unsecured Claims Distribution distributed on the Effective Date in accordance with Sections 4.5, 6.16, and 7.7 of this Plan.

Governmental Unit has the meaning set forth in section 101(27) of the Bankruptcy Code.

Impaired means, with respect to a Claim, Interest, or a Class of Claims or Interests, “impaired” within the meaning of such term in sections 1123(a)(4) and 1124 of the Bankruptcy Code.

Intercompany Claim means any Claim against a Debtor held by another Debtor or by a non-Debtor affiliate of a Debtor.

Intercompany Interest means an Interest in a Debtor other than Paragon Parent held by another Debtor or by a non-Debtor affiliate of a Debtor.

Interest means any equity security (as defined in section 101(16) of the Bankruptcy Code) of a Debtor, including all ordinary shares, common stock, preferred stock, or other instrument evidencing any fixed or contingent ownership interest in any Debtor, whether or not transferable, including any option, warrant, or other right, contractual or otherwise, to acquire any such interest in a Debtor, that existed immediately before the Effective Date.

IRS means the Internal Revenue Service.

Issuing Banks has the meaning ascribed to such term in the Revolving Credit Agreement.

Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

Liquidating Debtor means any of Paragon Parent, Paragon Offshore Finance Company, Paragon Holding SCS 2 Ltd., Paragon Offshore do Brasil Ltda., Paragon FDR Holdings Ltd., Paragon Asset (ME) Ltd., Paragon Offshore (Luxembourg) S.à r.l., Paragon Duchess Ltd., Paragon Leonard Jones LLC, Paragon Holding NCS 2 S.à r.l., Paragon Offshore Contracting GmbH, Paragon Holding SCS 1 Ltd., Paragon Drilling Services 7 LLC, Paragon Offshore Leasing (Luxembourg) S.à r.l., PGN Offshore Drilling (Malaysia) Sdn. Bhd., and Paragon Offshore (Labuan) Pte. Ltd. (as such list may be further amended in the U.K. Implementation Agreement).

Liquidating Subsidiary means any of the Liquidating Debtors and other liquidating Paragon Entities as set forth in the U.K. Implementation Agreement.

Litigation Rights means the claims, rights of action, suits, or proceedings, including applicable privileges, including the right to object to claims, whether in law or in equity, whether known or unknown, that the Debtors or their Estates may hold against any Person, including, without limitation, claims or causes of action arising under or pursuant to Chapter 5 of the Bankruptcy Code.

Litigation Trust means a trust, or such other entity reasonably acceptable to the Debtors, the Creditors’ Committee, and the Requisite Lenders, to be established on the Effective Date pursuant to the Litigation Trust Agreement for the benefit of Allowed Revolver Claims,

Allowed Term Loan Claims, and Allowed Senior Notes Claims to hold the Noble Claims and to issue the Litigation Trust Interests.

Litigation Trust Agreement means the agreement to be created pursuant to Section 5.7 of the Plan, pursuant to which the Creditors’ Committee shall appoint a majority of the members of the Litigation Trust Committee.

Litigation Trust Committee means the committee which, pursuant to the terms of the Litigation Trust Agreement, shall oversee the Litigation Trust and the trustee thereof.

Litigation Trust Interests means the Class A Litigation Trust Interests and the Class B Litigation Trust Interests to be issued on the Effective Date.

Litigation Trust Loan means the loan made by Reorganized Paragon and/or certain of the Transferred Subsidiaries to the Litigation Trust on the terms described in the Plan Supplement.

Litigation Trust Management means the trustee of the Litigation Trust who shall be appointed by the Litigation Trust Committee under the Litigation Trust Agreement.

Local Rules means the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware.

Management Incentive Plan means the long-term management incentive plan that shall be adopted by the New Board after the Effective Date for certain members of the Reorganized Debtors’ management.  The Management Incentive Plan may take the form of Management Incentive Plan Securities, Cash, or other consideration.

Management Incentive Plan Securities means the New Equity Interests, or any options, warrants, other securities convertible into New Equity Interests or other equity-based compensation, or a combination thereof, issued pursuant to the Management Incentive Plan, in an aggregate amount of up to 10% of all New Equity Interests issued pursuant to this Plan and the Management Incentive Plan, on a fully diluted basis (including the New Equity Interests issuable pursuant to the Management Incentive Plan).

New Agent means the administrative agent under the Take Back Debt Agreement.

New Board means the initial board of directors of Reorganized Paragon of up to seven (7) members, comprising: the Chief Executive Officer of Reorganized Paragon, three (3) members designated by the Requisite Lenders, and three (3) members designated by the Creditors’ Committee.

New Equity Interest means one share of the common stock or other similar equity interest, as applicable, of Reorganized Paragon to be issued on the Effective Date.

New Letter of Credit Agreement means the Letter of Credit Agreement pursuant to which the Existing Letters of Credit shall remain outstanding subject to the terms thereof, which Letter of Credit Agreement shall be included in substantially final form in the Plan

Supplement and shall be in form and substance reasonably acceptable to the Debtors and the Requisite Lenders.

Noble means Noble Corporation plc, a public limited company incorporated under the laws of England and Wales.

Noble Claims means any action, claim, cross-claim, third-party claim, cause of action, controversy, demand, right, Lien, indemnity, contribution, guarantee, suit, obligation, liability, debt, damage, judgment, account, defense, remedy, recovery, offset, power, privilege, license, and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, foreseen or unforeseen, direct or indirect, choate or inchoate, secured or unsecured, assertable directly or derivatively (including under alter ego theories), whether arising before, on, or after the Petition Date but before the Effective Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law, including, but not limited to, those arising under, relating to or in connection with the Spin-Off, against the Noble Entities and their respective officers and directors.

Noble Entities means Noble and its affiliates and subsidiaries and their respective officers and directors.

Noble Settlement Agreement means the definitive settlement agreement between Paragon Parent and Noble, dated as of April 29, 2016, filed as Exhibit D to the Plan Supplement dated May 20, 2016 (Docket No. 399).

Non-Released Parties means (a) Randall D. Stilley in any capacity, including his capacity as the former President and Chief Executive Officer of Paragon Parent and as a former member of Paragon Parent’s board of directors and (b) the Noble Entities.

Noteholders’ Professional Fees means the reasonable and documented fees and expenses incurred by Paul, Weiss, Rifkind, Wharton & Garrison LLP, Young Conaway Stargatt & Taylor, LLP, and Ducera Partners LLC in their capacities as counsel and financial advisors, respectively, to an ad hoc group of Senior Noteholders as provided in that certain Plan Support Agreement (including all exhibits thereto), dated as of February 12, 2016, by and among the Debtors and the Consenting Creditors (as defined in the agreement).

Other Secured Claim means any Secured Claim against a Debtor other than a Revolver Claim or a Term Loan Claim.

Paragon Entities means Paragon Parent together with its Debtor and non-Debtor direct and indirect subsidiaries.

Paragon Parent means Paragon Offshore plc (in administration), a public limited company incorporated under the laws of England and Wales.

Parent Interests means all Interests in Paragon Parent immediately prior to the Effective Date, including all options, warrants, and ordinary shares.

Person has the meaning set forth in section 101(41) of the Bankruptcy Code.

Petition Date means February 14, 2016.

Plan means this joint chapter 11 plan of reorganization, including all appendices, exhibits, schedules, and supplements hereto (including any appendices, schedules, and supplements to the Plan that are included in the Plan Supplement), all as may be modified from time to time in accordance with the Bankruptcy Code and the terms hereof.

Plan Distribution means the payment or distribution of consideration to holders of Allowed Claims and Allowed Interests under this Plan.

Plan Document means any document, other than this Plan, to be executed, delivered, assumed, or performed in connection with the occurrence of the Effective Date, including the Confirmation Order and any document included in the Plan Supplement, each of which shall be in form and substance reasonably satisfactory to the Debtors, the Creditors’ Committee, and the Requisite Lenders.

Plan Supplement means a supplemental appendix to this Plan, in form and substance reasonably satisfactory to the Debtors, the Creditors’ Committee, and the Requisite Lenders, including, among other things, substantially final forms of the Amended Certificates of Incorporation of the applicable Reorganized Debtors, the Amended By-Laws of the applicable Reorganized Debtors, the U.K. Implementation Agreement, the New Letter of Credit Agreement, the Existing L/C Escrow Agreement(s), the Shareholders Agreement, the Take Back Debt Agreement, the Registration Rights Agreement, the Litigation Trust Agreement, the Schedule of Rejected Contracts and Leases, if any, and, with respect to the members of the New Board, information required to be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code; provided, that, through the Effective Date, the Debtors shall have the right to amend the documents included in, and the exhibits to, the Plan Supplement in accordance with the terms of this Plan.  The Plan Supplement shall be filed with the Bankruptcy Court no later than ten (10) calendar days before the Voting Deadline.

Priority Non-Tax Claim means any Claim (other than an Administrative Expense Claim or a Priority Tax Claim) that is entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.

Priority Tax Claim means any Claim of a Governmental Unit of the kind entitled to priority in payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code.

Pro Rata means the proportion that an Allowed Claim or Interest in a particular Class bears to the aggregate amount of Allowed Claims or Interests in that Class.

Professional Person means any Person retained by order of the Bankruptcy Court in connection with these Chapter 11 Cases pursuant to sections 327, 328, 330, 503(b), or 1103 of the Bankruptcy Code, excluding any ordinary course professional retained pursuant to an order of the Bankruptcy Court.

Registration Rights Agreement means that certain Registration Rights Agreement with respect to the New Equity Interests, a substantially final form of which shall be included in the Plan Supplement, which shall be in form and substance reasonably acceptable to the Debtors, the Creditors’ Committee, and the Requisite Lenders.

Reinstated or Reinstatement means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim in accordance with section 1124 of the Bankruptcy Code, or (b) if applicable under section 1124 of the Bankruptcy Code: (i) curing all prepetition and postpetition defaults other than defaults relating to the insolvency or financial condition of the applicable Debtor or its status as a debtor under the Bankruptcy Code; (ii) reinstating the maturity date of the Claim; (iii) compensating the holder of such Claim for damages incurred as a result of its reasonable reliance on a contractual provision or such applicable law allowing the Claim’s acceleration; and (iv) not otherwise altering the legal, equitable or contractual rights to which the Claim entitles the holder thereof.

Released Parties means, collectively, and in each case solely in their capacities as such: (a) the Debtors; (b) the Debtors’ non-Debtor affiliates; (c) the Term Lenders; (d) the Revolving Lenders; (e) the Creditors’ Committee (f) the Revolving Credit Facility Agent; (g) the Term Loan Agent; (h) the Senior Notes Indenture Trustee; (i) each of the Global Coordinators, Joint Lead Arrangers, Joint Bookrunners, Senior Managing Agents, and Managing Agents named in the Term Loan Agreement; (j) JPMorgan Chase Bank, N.A., in its capacity as former administrative agent under the Term Loan Agreement; (k) the Disbursing Agent; (l) each of the Syndication Agents, Documentation Agents, Joint Lead Arrangers and Joint Lead Bookrunners named in the Revolving Credit Agreement; (m) each of the Issuing Banks under the Revolving Credit Agreement; (n) the U.K. Administrators; and (o) with respect to each of the foregoing entities, such entities’ predecessors (other than the Non-Released Parties), professionals, restructuring advisors, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors (other than the Non-Released Parties), principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such and, in respect of the Senior Noteholders on the Creditors’ Committee who also were members of an ad hoc group of Senior Noteholders earlier in these Chapter 11 Cases in their capacity as members of the Creditors’ Committee and of an ad hoc group of Senior Noteholders.  For the avoidance of doubt, Released Parties shall not be defined to include the Non-Released Parties in any capacity.

Releasing Parties means, collectively, and in each case solely in their capacities as such: (a) the holders of all Claims or Interests who vote to accept this Plan; (b) the holders of Claims or Interests that are Unimpaired under this Plan and do not timely object to the releases provided for in the Plan; (c) the holders of Claims or Interests whose vote to accept or reject this Plan is solicited but who do not vote either to accept or to reject this Plan and do not opt out of granting the releases set forth herein; (d) the holders of Claims or Interests who vote to reject this Plan but do not opt out of granting the releases set forth herein; (e) the Revolving Credit Facility Agent; (f) the Term Loan Agent; (g) the Senior Notes Indenture Trustee; (h) each of the Global Coordinators, Joint Lead Arrangers, Joint Bookrunners, Senior Managing Agents, and Managing

Agents named in the Term Loan Agreement; (i) JPMorgan Chase Bank, N.A., in its capacity as former administrative agent under the Term Loan Agreement; (j) the Disbursing Agent; (k) each of the Syndication Agents, Documentation Agents, Joint Lead Arrangers and Joint Lead Bookrunners named in the Revolving Credit Agreement; (l) each of the Issuing Banks under the Revolving Credit Agreement; and (m) with respect to each of the foregoing entities, such entities’ predecessors, professionals, restructuring advisors, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.  For the avoidance of doubt, Releasing Parties shall not be defined to include the Noble Entities.

Reorganized Debtors means the Debtors, as reorganized as of the Effective Date in accordance with this Plan, and Reorganized Paragon.

Reorganized Paragon means a new company, which shall be classified as an association taxable as a corporation for U.S. federal income tax purposes, which shall become the holding company for the Transferred Subsidiaries, and the shares in which shall be transferred to the holders of Secured Lenders Claims and Senior Notes Claims on the Effective Date in accordance with this Plan and the U.K. Sale Transaction.

Requisite Lenders means, collectively, the Steering Committee of Revolving Lenders and the Ad Hoc Committee of Term Lenders.

Restructuring means the financial and operational restructuring of the Debtors, the principal terms of which are set forth in this Plan and the Plan Supplement.

Restructuring Expenses means the reasonable and documented fees and expenses incurred by the Ad Hoc Committee of Term Lenders and the Steering Committee of Revolving Lenders in connection with the Restructuring, including the reasonable fees and expenses of (i) Revolving Lenders’ Professionals and (ii) Term Lenders’ Professionals, and in the case of both (i) and (ii), payable without the requirement for the filing of retention applications, fee applications, or any other applications in the Chapter 11 Cases.

Restructuring Transactions means one or more transactions pursuant to section 1123(a)(5)(D) of the Bankruptcy Code to occur on or prior to the Effective Date or as soon as reasonably practicable thereafter, that may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including (a) the execution and delivery of appropriate agreements or other documents containing terms that are consistent with or reasonably necessary to implement the terms of this Plan and that satisfy the requirements of applicable law; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan; (c) the U.K. Sale Transaction; (d) the U.K. Administration; and (e) all other actions that the Debtors or Reorganized Debtors, as applicable, determine, with the reasonable consent of the Creditors’ Committee and the Requisite Lenders, are necessary or appropriate and that are not inconsistent with the Plan.

Retained Accounts means, collectively, the U.K. Administration Reserve, the General Unsecured Claims Reserve, and the Fee Claim Escrow Account.

Revolver Claim means any Claim arising under or related to the Revolving Credit Agreement or any other Credit Documents (as defined in the Revolving Credit Agreement), including all Obligations, Rate Management, and Currency Protection Obligations (other than Excluded Swap Obligations), Specified Cash Management Obligations (as each such term is defined in the Revolving Credit Agreement), and the Existing Letters of Credit plus any unpaid accrued interest, letter of credit fees, other fees, and unpaid reasonable fees and expenses as of the Effective Date, including, without duplication, the applicable Restructuring Expenses, in each case as required under the terms of the Revolving Credit Agreement and to the extent not already paid pursuant to the Adequate Protection Order.

Revolving Credit Agreement means that certain Senior Secured Revolving Credit Agreement, dated as of June 17, 2014, by and among Paragon International Finance Company and Paragon Parent, as borrowers, the lenders and Issuing Banks party thereto from time to time, the Revolving Credit Facility Agent, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., and Barclays Bank plc, as Joint Lead Arrangers and Joint Lead Bookrunners and certain other parties thereto (as amended, restated, modified, or supplemented from time to time).

Revolving Credit Facility means, collectively, all advances and other extensions of credit made to the Debtors and letters of credit issued on behalf of one or more of the Debtors under the Revolving Credit Agreement.

Revolving Credit Facility Agent means JPMorgan Chase Bank, N.A., solely in its capacities as administrative agent under the Revolving Credit Agreement and as collateral agent with respect to the Revolving Credit Facility and the Term Loan Facility, and together with any of its successors in such capacities.

Revolving Lender means a holder of a Revolver Claim.

Revolving Lenders’ Professionals means Simpson Thacher & Bartlett LLP, counsel to the Revolving Credit Facility Agent, Landis Rath & Cobb LLP, Delaware counsel to the Revolving Credit Facility Agent, PJT Partners LP, financial advisor to the Revolving Credit Facility Agent, one foreign counsel of the Revolving Credit Facility Agent in each other applicable jurisdiction, and such other advisors, consultants, experts, or other professionals engaged by the Revolving Credit Facility Agent from time to time.

Schedule of Rejected Contracts and Leases means the schedule of executory contracts and unexpired leases to be rejected by the Debtors, if any, to be filed as part of the Plan Supplement, which schedule shall be in form and substance reasonably satisfactory to the Debtors, the Creditors’ Committee, and the Requisite Lenders.

Schedules means, the schedules of assets and liabilities, statements of financial affairs, lists of holders of Claims and Interests, and all amendments or supplements thereto filed by the Debtors with the Bankruptcy Court.

Secured Claim means a Claim to the extent (a) secured by a valid, perfected, and enforceable Lien on property of a Debtor’s Estate, the amount of which is equal to or less than the value of such property (i) as set forth in this Plan, (ii) as agreed to by the holder of such Claim and the Debtors, or (iii) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code or pursuant to the Adequate Protection Order or (b) subject to any setoff right of the holder of such Claim under section 553 of the Bankruptcy Code.

Secured Lender Claims means, collectively, the Revolver Claims and the Term Loan Claims.

Securities Act means the Securities Act of 1933, as amended.

Security means any “security” as such term is defined in section 101(49) of the Bankruptcy Code.

Senior Noteholder means a holder of a Senior Notes Claim.

Senior Notes means, collectively, the 6.75% Notes and the 7.25% Notes.

Senior Notes Claims means, collectively, the 6.75% Senior Notes Claims and the 7.25% Senior Notes Claims.

Senior Notes Indenture means that certain Indenture, dated as of July 18, 2014, by and among Paragon Parent, as issuer, each of the guarantors named therein, and the Senior Notes Indenture Trustee, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, modified, or supplemented from time to time).

Senior Notes Indenture Trustee means Deutsche Bank Trust Company Americas, solely in its capacity as indenture trustee under the Senior Notes Indenture.

Shareholders Agreement means that certain Shareholders Agreement with respect to the New Equity Interests, a substantially final form of which shall be included in the Plan Supplement, which shall be in form and substance reasonably acceptable to the Debtors, the Creditors’ Committee, and the Requisite Lenders.

Spin-Off has the meaning ascribed to such term in the Noble Settlement Agreement.

Steering Committee of Revolving Lenders means, as of any date, the informal steering committee of holders of Revolver Claims, as of such date, as such composition may change from time to time.

Subordinated Claim means any Claim that is subject to (a) subordination under section 510(b) of the Bankruptcy Code or (b) equitable subordination as determined by the Bankruptcy Court in an order that is not subject to any stay of enforcement, including any Claim for or arising from the rescission of a purchase, sale, issuance, or offer of a Security of any Debtor; for damages arising from the purchase or sale of such a Security; or for reimbursement, indemnification, or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim.

Subordination Agreements means that certain (a) Master Intercompany Subordination Agreement (Revolving Credit Agreement), dated as of July 18, 2014, by and among the Subordinated Lenders (as defined in the agreement), the Subordinated Borrowers (as defined in the agreement), and the Administrative Agent (as defined in the agreement) and (b) Intercompany Subordination Agreement (Term Loan Agreement), dated as of July 18, 2014, by and among the Subordinated Lenders (as defined in the agreement), the Subordinated Borrowers (as defined in the agreement), and the Administrative Agent (as defined in the agreement).

Take Back Debt means the new senior secured first lien term loans in the original aggregate principal amount of Eighty-Five Million Dollars ($85,000,000), the terms of which shall be provided under the Take Back Debt Agreement.

Take Back Debt Agreement means the Revolving Credit Agreement and Term Loan Agreement, each as amended and restated (except as otherwise set forth herein) into a single Take Back Debt Agreement, by and among Reorganized Paragon, as borrower, each of the guarantors named therein, the Term Lenders, the Revolving Lenders, and the New Agent (as amended, modified or otherwise supplemented from time to time), a substantially final form of which shall be included in the Plan Supplement, which shall be consistent with the Take Back Debt Term Sheet and be in form and substance reasonably acceptable to the Debtors, the Creditors’ Committee, and the Requisite Lenders.

Take Back Debt Term Sheet means that certain term sheet setting forth the key terms of the Take Back Debt Agreement, attached as Exhibit B to this Plan.

Term Lender means a holder of a Term Loan Claim.

Term Lenders’ Professionals means Freshfields, Bruckhaus Deringer LLP, counsel to the Term Loan Agent, Potter Anderson & Corroon LLP, Delaware counsel to the Term Loan Agent, FTI Consulting, Inc., financial advisor to the Term Loan Agent, one foreign counsel of the Term Loan Agent in each other applicable jurisdiction, and such other advisors, consultants, experts, or other professionals engaged by the Term Loan Agent from time to time.

Term Loan Agent means Cortland Capital Market Services LLC, solely in its capacity as successor administrative agent under the Term Loan Agreement, and together with any of its successors in such capacity.

Term Loan Agreement means that certain Term Loan Agreement, dated as of July 18, 2014, by and among Paragon Parent, as parent, Paragon Offshore Finance Company, as borrower, the lenders party thereto from time to time, the Term Loan Agent and certain other parties thereto (in each case, as amended, restated, modified, or supplemented from time to time).

Term Loan Claim means any Claim arising under or related to the Term Loan Agreement, the Term Loan Notes (as defined in the Term Loan Agreement), and the Collateral Documents (as defined in the Term Loan Agreement) plus any unpaid accrued interest, other fees, and unpaid reasonable fees and expenses as of the Effective Date, including, without duplication, the applicable Restructuring Expenses, in each case as required under the terms of the Term Loan Agreement and to the extent not already paid pursuant to the Adequate Protection Order.

Term Loan Facility means, collectively, all loans made to the Debtors under the Term Loan Agreement.

Transferred Debtor means any Debtor other than the Liquidating Debtors.

Transferred Subsidiary means any of the Paragon Entities other than the Liquidating Subsidiaries.

U.K. means the United Kingdom.

U.K. Administration means the administration of Paragon Parent to be commenced by Paragon Parent under the laws of and in the United Kingdom and administered by the U.K. Administrators, pursuant to which, among other things, the U.K. Sale Transaction shall be effectuated.

U.K. Administration Reserve means a Cash reserve to fund the costs and liabilities of the administration and winding down of Paragon Parent and liquidating the Liquidating Subsidiaries, which reserve shall be maintained pursuant to the terms of the U.K. Implementation Agreement and which amount shall be reasonably satisfactory to the Debtors, the Creditors’ Committee, and the Requisite Lenders and which reserve, for the avoidance of doubt, shall be subject to the ongoing jurisdiction of the courts of England and Wales and shall not be subject to the jurisdiction of the Bankruptcy Court.

U.K. Administrators means the administrators appointed in the U.K. Administration by the English Court.

U.K. Implementation Agreement means that certain U.K. Implementation Agreement, a substantially final form of which shall be included in the Plan Supplement, which shall be in form and substance reasonably acceptable to the Debtors, the Creditors’ Committee, and the Requisite Lenders and which sets out the actions to be taken by the U.K. Administrators, certain Debtors, and certain non-Debtor affiliates of the Debtors to implement the Plan, including the U.K. Sale Transaction, and the steps required to implement the Corporate Restructuring.

U.K. Sale Transaction means the series of transactions, including, among other things, the Corporate Restructuring and a distribution of New Equity Interests to holders of Allowed Secured Lender and Allowed Senior Notes Claims, to be implemented pursuant to the U.K. Implementation Agreement and in accordance with the Plan as described in Section 5.13.

Unimpaired means, with respect to a Claim, Interest, or Class of Claims or Interests, not “impaired” within the meaning of such term in sections 1123(a)(4) and 1124 of the Bankruptcy Code.

U.S. Trustee means the United States Trustee for Region 3.

Voting Deadline means the deadline, including any extended deadline, established by the Bankruptcy Court by which ballots accepting or rejecting the Plan must be received by the Debtors.

1.2                               Interpretation; Application of Definitions; Rules of Construction.

Unless otherwise specified, all section or exhibit references in this Plan are to the respective section in or exhibit to this Plan, as the same may be amended, waived, or modified from time to time.  The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained therein and have the same meaning as “in this Plan,” “of this Plan,” “to this Plan,” and “under this Plan,” respectively.  The words “includes” and “including” are not limiting and shall be read to include “without limitation.”  The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.  For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or plural, shall include both the singular and plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the reference document shall be substantially in that form or substantially on those terms and conditions; (c) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (d) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

1.3                               Reference to Monetary Figures.

All references in this Plan to monetary figures shall refer to the legal tender of the United States of America unless otherwise expressly provided.

1.4                               Controlling Document.

In the event of an inconsistency between this Plan and any instrument or document in the Plan Supplement, the terms of the relevant instrument or document in the Plan Supplement shall control unless otherwise specified in such Plan Supplement document.  In the event of an inconsistency between this Plan, the Disclosure Statement, or any exhibit or schedule to the Disclosure Statement, this Plan shall control.  The provisions of this Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effectuate the purposes of each; provided, that if there is determined to be any inconsistency between any provision of this Plan and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern, and any such provisions of the Confirmation Order shall be deemed a modification of this Plan.

ARTICLE II.                                                                     ADMINISTRATIVE EXPENSE CLAIMS, FEE CLAIMS, AND PRIORITY TAX CLAIMS.

2.1                               Treatment of Administrative Expense Claims.

Except to the extent that a holder of an Allowed Administrative Expense Claim (other than a Fee Claim) and the Debtors or Reorganized Debtors, as applicable, agree to a less favorable treatment, on the later of the Effective Date and the date on which such Administrative Expense Claim becomes an Allowed Claim, or, in each case, as soon thereafter as is reasonably practicable, each holder of an Allowed Administrative Expense Claim shall receive, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Allowed Administrative Expense Claim, Cash in an amount equal to the Allowed amount of such Claim; provided, that Allowed Administrative Expense Claims that arise in the ordinary course of the Debtors’ business, as Debtors in Possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents relating to such transactions, without further actions by holders of such Allowed Administrative Expense Claims or further approval by the Bankruptcy Court.  For the avoidance of doubt, this Section of the Plan shall not be applicable to any Restructuring Expenses, which shall be paid pursuant to Section 5.17 of the Plan.

2.2                               Treatment of Fee Claims.

(a)                                 All Professional Persons seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 327, 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), 503(b)(5), 503(b)(6), or 1103 of the Bankruptcy Code shall (a) file, on or before the date that is sixty (60) days after the Effective Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (b) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order(s) relating to or allowing any such Fee Claim.  The Allowed amounts of such Fee Claims shall be determined by the Bankruptcy Court after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules, and any prior order of the Bankruptcy Court.

(b)                                 Retained Amount: On or before the Effective Date, the Debtors shall establish the Fee Claim Escrow Account with Cash equal to the aggregate Fee Claim Retained Amount for all Professional Persons.  The funding of the Fee Claim Escrow Account shall be deemed a disbursement under 28 U.S.C. § 1930.  To receive payment for unbilled fees and expenses incurred through the Effective Date, all Professional Persons shall (i) estimate their accrued Fee Claims prior to and as of the Effective Date and (ii) estimate for expected fees and expenses for professional services rendered or costs incurred on account of these Chapter 11 Cases following the Effective Date and shall deliver such estimates to the Debtors on or before the Effective Date.  If a Professional Person does not provide such estimates, the Debtors or Reorganized Debtors, as applicable, may estimate the unbilled fees and expenses of such Professional Persons; provided, that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Professional Person.  The Fee Claim Escrow Account shall be maintained in trust for the Professional Persons.  Such funds in the Fee Claim Escrow Account shall not constitute property of the Reorganized Debtors.  Subject to Section 2.2(a) of the Plan, Fee Claims owing to the Professional Persons and unpaid as of the Effective Date shall be paid in Cash by the Reorganized Debtors from the Fee Claim Escrow Account, without interest or other earnings therefrom, as and when such Fee Claims are Allowed by a Bankruptcy Court order.  When all Allowed Fee Claims have been paid in full, any amounts remaining in the Fee Claim Escrow Account, if any, shall be distributed as provided in Section 6.16 herein.  If the Fee Claim Escrow Account is insufficient to pay the full Allowed amounts of the Fee Claims, remaining unpaid Allowed Fee Claims will be promptly paid by the Reorganized Debtors without any further action or order of the Bankruptcy Court.

(c)                                  Except as otherwise specifically provided in the Plan, from and after the Effective Date, each Debtor and Reorganized Debtor, as applicable, shall pay in Cash the reasonable and documented legal fees and expenses incurred by such Debtor or Reorganized Debtor, as applicable, after the Effective Date in the ordinary course of business and without any further notice to or action, order or approval of the Bankruptcy Court.  With respect to fees and expenses incurred on or after the Effective Date, any requirement that Professional Persons comply with sections 327 through 331 and 1103 of the Bankruptcy Code shall terminate, and each Debtor or Reorganized Debtor, as applicable, may employ and pay any Professional Person in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

2.3                               Treatment of Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim and the Debtors or Reorganized Debtors, as applicable, agree to a less favorable treatment, on the later of the Effective Date and the date on which such Priority Tax Claim becomes an Allowed Claim, or, in each case, as soon thereafter as is reasonably practicable, each holder of an Allowed Priority Tax Claim shall receive, at the option of the Debtors or the Reorganized Debtors, as applicable, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, (i) Cash in an amount equal to the Allowed amount of such Claim, or (ii) equal annual installment payments in Cash (x) beginning on the Effective Date or as soon thereafter as reasonably practicable, or such later date as the Claim is due in the ordinary course over a period ending not later than five (5) years after the Petition Date, together with interest at the applicable non-bankruptcy rate as of the Confirmation Date, subject to the sole option of the Reorganized Debtors to prepay the entire amount of the Allowed Priority Tax Claim and (y) in a manner not less favorable than the most favored non-priority unsecured claim provided for by this Plan; provided, that Allowed Priority Tax Claims that arise in the ordinary course of the Debtors’ business, as Debtors in Possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents relating to such transactions, without further actions by holders of such Priority Tax Claims or further approval by the Bankruptcy Court.

ARTICLE III.                                                                CLASSIFICATION OF CLAIMS AND INTERESTS.

3.1                               Classification in General.

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under this Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

3.2                               Formation of Debtor Groups for Convenience Only.

This Plan groups the Debtors together solely for the purpose of describing treatment under this Plan, confirmation of this Plan, and making Plan Distributions in respect of Claims against and Interests in the Debtors under this Plan.  Unless expressly set forth herein or in the Plan Supplement, this Plan shall not affect any Debtor’s status as a separate legal Entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal Entities, or cause the transfer of any Assets.  This Plan is not premised upon and shall not cause the substantive consolidation of the Debtors or any non-Debtor affiliate, and, except as otherwise provided by or permitted under this Plan, all Debtors shall continue to exist as separate legal Entities.

3.3                               Summary of Classification of Claims and Interests.

The following table designates the Classes of Claims against and Interests in the Debtors and specifies which Classes are: (a) Impaired and Unimpaired under this Plan; (b) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code, and (c) deemed to accept or reject this Plan:

Class	Type of Claim or Interest	Impairment	Entitled to Vote
Class 1	Priority Non-Tax Claims	Unimpaired	No (Deemed to accept)
Class 2	Other Secured Claims	Unimpaired	No (Deemed to accept)
Class 3	Secured Lender Claims	Impaired	Yes
Class 4	Senior Notes Claims	Impaired	Yes
Class 5	General Unsecured Claims	Impaired	Yes
Class 6	Intercompany Claims	Unimpaired	No (Deemed to accept)

Class	Type of Claim or Interest	Impairment	Entitled to Vote
Class 7	Subordinated Claims	Impaired	No (Deemed to reject)
Class 8	Parent Interests	Impaired	No (Deemed to reject)
Class 9	Intercompany Interests	Unimpaired / Impaired	No (Deemed to accept / reject)

3.4                               Separate Classification of Other Secured Claims.

Although all Other Secured Claims have been placed in one Class for purposes of nomenclature within this Plan, each Other Secured Claim, to the extent secured by a Lien on Collateral different from the Collateral securing another Other Secured Claim, shall be treated as being in a separate sub-Class for the purposes of receiving Plan Distributions.

3.5                               Elimination of Vacant Classes.

Any Class that, as of the commencement of the Confirmation Hearing, does not have at least one holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from this Plan for purposes of voting to accept or reject this Plan, and disregarded for purposes of determining whether this Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to such Class.

3.6                               Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims eligible to vote and no holder of Claims eligible to vote in such Class votes to accept or reject the Plan, the Plan shall be presumed accepted by the holders of such Claims in such Class.

3.7                               Voting; Presumptions; Solicitation.

(a)                                 Acceptance by Certain Impaired Classes.  Only holders of Allowed Claims in Classes 3, 4, and 5 are entitled to vote to accept or reject this Plan.  An Impaired Class of Claims shall have accepted this Plan if (i) the holders of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class have voted to accept this Plan and (ii) the holders of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept this Plan.  Holders of Claims in Classes 3, 4, and 5 will receive ballots containing detailed voting instructions.

(b)                                 Deemed Acceptance by Unimpaired Classes.  Holders of Claims and Interests in Classes 1, 2, and 6, and to the extent holders of Interests in Class 9 are Unimpaired by the Plan pursuant to Section 4.9, Class 9 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Accordingly, such holders are not entitled to vote to accept or reject this Plan.

(c)                                  Deemed Rejection by Impaired Classes.  Holders of Claims and Interests in Classes 7 and 8, and, to the extent holders of Interests in Class 9 are Impaired by the Plan pursuant to Section 4.9, Class 9 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Accordingly, such holders are not entitled to vote to accept or reject this Plan.

3.8                               Cramdown.

If any Class of Claims entitled to vote on this Plan does not vote to accept this Plan, the Debtors may (a) seek confirmation of this Plan under section 1129(b) of the Bankruptcy Code or (b) amend or modify this Plan in accordance with the terms hereof and the Bankruptcy Code.

3.9                               No Waiver.

Nothing contained in this Plan shall be construed to waive a Debtor’s or other Person’s right to object on any basis to any Claim, except upon the Effective Date, with respect to settled claims.

ARTICLE IV.                                                                 TREATMENT OF CLAIMS AND INTERESTS.

4.1                               Class 1: Priority Non-Tax Claims.

(a)                                 Treatment: The legal, equitable, and contractual rights of the holders of Allowed Priority Non-Tax Claims are unaltered by this Plan.  Except to the extent that a holder of an Allowed Priority Non-Tax Claim and the Debtors or Reorganized Debtors, as applicable, agree to a less favorable treatment, on the later of the Effective Date and the date on which such Priority Non-Tax Claim becomes an Allowed Claim, or, in each case, as soon thereafter as is reasonably practicable, each holder of an Allowed Priority Non-Tax Claim shall receive, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim; provided, that Allowed Priority Non-Tax Claims that arise in the ordinary course of the Debtors’ business, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents establishing, such liabilities without further actions by holders of such Priority Non-Tax Claims or further approval by the Bankruptcy Court.

(b)                                 Impairment and Voting: Allowed Priority Non-Tax Claims are Unimpaired.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Priority Non-Tax Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Priority Non-Tax Claims.

4.2                               Class 2: Other Secured Claims.

(a)                                 Treatment: The legal, equitable, and contractual rights of the holders of Allowed Other Secured Claims are unaltered by this Plan.  Except to the extent that a holder of an Allowed Other Secured Claim and the Debtors or Reorganized Debtors, as applicable, agree to a less favorable treatment, on the later of the Effective Date and the date on which such Other

Secured Claim becomes an Allowed Claim, or, in each case, as soon thereafter as is reasonably practicable, each holder of an Allowed Other Secured Claim shall receive, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim, (ii) Reinstatement or such other treatment sufficient to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code, or (iii) such other recovery necessary to satisfy the provisions of section 1129(a)(9) of the Bankruptcy Code.

(b)                                 Impairment and Voting: Allowed Other Secured Claims are Unimpaired.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Other Secured Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Other Secured Claims.

4.3                               Class 3: Secured Lender Claims.

(a)                                 Allowance and Treatment: On the Effective Date, each holder of an Allowed Revolver Claim, which Claims are deemed Allowed in the aggregate principal amount of approximately Seven Hundred Fifty-Six Million Dollars ($756,000,000), or an Allowed Term Loan Claim, which Claims are deemed Allowed in the aggregate principal amount of approximately Six Hundred Forty-Two Million Dollars ($642,000,000), shall receive, in full and final satisfaction, compromise, settlement, release, and discharge of, in exchange for and on account of such Allowed Revolver Claim or Allowed Term Loan Claims, as applicable, its Pro Rata share of (i) Four Hundred Ten Million Dollars ($410,000,000) in Cash, (ii) the Take Back Debt, (iii) fifty percent (50%) of the New Equity Interests (subject to dilution by the Management Incentive Plan Securities), (iv) fifty percent (50%) of the Class A Litigation Trust Interests, and (v) twenty-five percent (25%) of the Class B Litigation Trust Interests.  For the avoidance of doubt, the Existing Letters of Credit shall continue to remain outstanding, pursuant to and subject to the terms of the Existing L/C Escrow Agreement(s) and the New Letter of Credit Agreement; provided that and that notwithstanding entry of the Confirmation Order or the occurrence of the Effective Date, the Term Loan Agreement and the other Credit Documents (as defined therein) shall continue in effect for purposes of: (i) allowing the Term Lenders to receive distributions under the Plan; (ii) allowing the Term Loan Agent to make distributions in accordance with the Plan; (iii) preserving any rights of the Term Loan Agent to payment of fees, expenses and indemnification obligations as against any money or property distributable to Term Lenders under the Term Loan Agreement and the other Credit Documents, including any rights to priority of payment; (iv) allowing the Term Loan Agent to enforce any obligations owed to it under the Plan; and (v) continuing the provisions set forth in Section 11.10 of the Term Loan Agreement (Participations in Loans and Term Loan Notes; Sales and Transfers of Loans and Term Loan Notes) in order to, among other purposes, permit the Term Loan Agent to receive, process and accept Assignment Agreements with respect to Term Loan Claims, which shall (A) continue solely for the purpose of permitting the Term Loan Agent to maintain a register with respect to distributions of consideration distributed pursuant to the Existing L/C Escrow Agreement(s) and (B) on the Effective Date be in an aggregate principal amount of the Allowed aggregate principal amount of Term Loan Claims, less the value of aggregate consideration paid to the Term Lenders on the Effective Date pursuant to this Plan in such amount as directed in writing to the Term Loan Agent by the Reorganized Debtors.  The Term Loan Agent be entitled to rely, without any independent investigation, upon, and shall not incur any liability for relying upon, any such direction of the Reorganized Debtors.

(b)                                 Impairment and Voting: Allowed Revolver Claims and Allowed Term Loan Claims are Impaired.  Holders of Allowed Revolver Claims and Allowed Term Loan Claims are entitled to vote on this Plan, in each case and on account of such claims, in Class 3.

4.4                               Class 4: Senior Notes Claims.

(a)                                 Allowance and Treatment:  On the Effective Date, each holder of an Allowed Senior Notes Claim, which Claims are deemed Allowed in the aggregate principal amount of approximately One Billion Twenty-One Million Dollars ($1,021,000,000), shall receive, in full and final satisfaction, compromise, settlement, release, and discharge of, in exchange for and on account of such Allowed Senior Notes Claim, its Pro Rata share of (i) (A) One Hundred Five Million Dollars ($105,000,000) in Cash, (B) fifty percent (50%) of the New Equity Interests (subject to dilution by the Management Incentive Plan Securities), (C) fifty percent (50%) of the Class A Litigation Trust Interests, and (D) seventy-five percent (75%) of the Class B Litigation Trust Interests and (ii) payment in full of the Noteholders’ Professional Fees, provided, that the Noteholders’ Professional Fees paid to Ducera Partners LLC shall be net of any and all fees and expenses paid to Ducera Partners LLC pursuant to the Application for Order Authorizing the Employment and Retention of Ducera Partners LLC as Financial Advisor to the Official Committee of Unsecured Creditors of Paragon Offshore plc, et al., Nunc Pro Tunc to January 20, 2017 (Docket No. 1192); and (iii) payment of the reasonable and documented fees and expenses of the Senior Notes Indenture Trustee, whose fees and expenses shall not exceed Eight Hundred Fifty Thousand Dollars ($850,000).

(b)                                 Impairment and Voting: Allowed Senior Notes Claims are Impaired.  Holders of Allowed Senior Notes Claims are entitled to vote on this Plan.

4.5                               Class 5: General Unsecured Claims.

(a)                                 Treatment: Except to the extent that a holder of an Allowed General Unsecured Claim and the Debtors or Reorganized Debtors, as applicable, agree to a less favorable treatment, on the later of the Effective Date and the date on which such General Unsecured Claim becomes an Allowed Claim, or, in each case, as soon thereafter as is reasonably practicable, each holder of an Allowed General Unsecured Claim shall receive, in full and final satisfaction, compromise, settlement, release, and discharge of, in exchange for, and on account of such holder’s rights with respect to and under such Allowed General Unsecured Claim its Pro Rata share of the General Unsecured Claims Distribution, subject to Section 7.7 of this Plan.

(b)                                 Retained Amount:  On and after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall maintain the General Unsecured Claims Reserve in Cash.  Distributions from the General Unsecured Claims Reserve shall be available for General Unsecured Claims that are not Allowed Claims as of the Effective Date but become Allowed

Claims thereafter.  Any amounts remaining after payment of all Allowed General Unsecured Claims shall be distributed as provided in Sections 6.16 and 7.7 herein.

(c)                                  Impairment and Voting: Allowed General Unsecured Claims are Impaired.  Holders of Allowed General Unsecured Claims are entitled to vote on this Plan.

4.6                               Class 6: Intercompany Claims.

(a)                                 Treatment: The holders of Intercompany Claims shall be paid, adjusted, continued, settled, reinstated, discharged, eliminated, or otherwise managed, in each case to the extent determined to be appropriate by any Debtor or any Reorganized Debtor in their sole discretion and in accordance with the terms of the U.K. Implementation Agreement and the Subordination Agreements.

(b)                                 Impairment and Voting: All Allowed Intercompany Claims are Unimpaired.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Intercompany Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Intercompany Claims.

4.7                               Class 7: Subordinated Claims.

(a)                                 Treatment: Subordinated Claims are subordinated to Claims in Class 5 or to the same priority as Parent Interests in Class 8, as applicable, pursuant to this Plan and section 510 of the Bankruptcy Code.  The holders of Subordinated Claims shall not receive or retain any property under this Plan on account of such Claims.

(b)                                 Impairment and Voting: Subordinated Claims are Impaired.  In accordance with section 1126(g) of the Bankruptcy Code, the holders of such Subordinated Claims are conclusively presumed to reject this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Subordinated Claims.

4.8                               Class 8: Parent Interests.

(a)                                 Treatment: After giving effect to the Restructuring Transactions, all Parent Interests shall be deemed valueless and shall not receive any distribution under the Plan.  Parent Interests shall be treated in accordance with the U.K. Administration.

(b)                                 Impairment and Voting: Parent Interests are Impaired.  In accordance with section 1126(g) of the Bankruptcy Code, the holders of Parent Interests are conclusively presumed to reject this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Parent Interests.

4.9                               Class 9: Intercompany Interests.

(a)                                 Treatment: On the Effective Date, at the option of the Reorganized Debtors and with the reasonable consent of the Creditors’ Committee, the Term Loan Agent, and the Revolving Credit Facility Agent, all Allowed Intercompany Interests shall either (i) remain unaffected by the Plan and continue in place following the Effective Date or (ii) be cancelled (or otherwise eliminated) and holders of such cancelled Intercompany Interests shall not receive or retain any property under the Plan.

(b)                                 Impairment and Voting: Allowed Intercompany Interests are either Unimpaired, in which case the holders of such Intercompany Interests conclusively are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired, in which case the holders of such Intercompany Interests conclusively are presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, holders of Allowed Intercompany Interests are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Intercompany Interests.

4.10                        Debtors’ Rights in Respect of Unimpaired Claims.

Except as otherwise provided in this Plan, nothing under this Plan shall affect the rights of the Reorganized Debtors in respect of any Unimpaired Claim, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claim.

4.11                        Treatment of Vacant Classes.

Any Claim or Interest in a Class that is considered vacant under Section 3.5 of this Plan shall receive no Plan Distribution.

ARTICLE V.                                                                      MEANS FOR IMPLEMENTATION; POST-EFFECTIVE DATE GOVERNANCE.

5.1                               Settlement of Secured Lender Claims and Senior Notes Claims

(a)                                 Pursuant to Bankruptcy Code sections 1123(a)(5) and 1123(b)(3) and Bankruptcy Rule 9019, and in consideration for the Plan Distributions and other benefits provided under this Plan, the Plan incorporates and is expressly conditioned upon the approval and effectiveness of a comprehensive compromise and settlement by and among the Debtors, the Term Loan Agent, the Revolving Credit Facility Agent, the Requisite Lenders, and the Creditors’ Committee of numerous issues and disputes relating to the Adequate Protection Obligations, the Term Loan Claims, the Revolver Claims, the Senior Notes Claims, and the allowance and treatment of such Claims.  As of the Effective Date, the Plan accordingly represents a full, final, integrated, complete, and good faith compromise, settlement, release, and resolution of, among other matters, disputes and potential litigation of all claims and controversies relating to the rights that a holder of a Claim may have with respect to such Claim or any Plan Distribution on account thereof, including: (i) the amount, value, and treatment under this Plan of the Term Loan Claims, the Revolver Claims, and the Senior Notes Claims against the Debtors; (ii) the issues and disputes related to the “Applicable Premium” (as defined in the Senior Notes Indenture); (iii) the issues and disputes relating to the Adequate Protection Obligations; (iv) the validity, scope, extent, and priority of the Liens securing the Term Loan Claims and the Revolver Claims including with respect to Cash held by the Debtors; (v) the valuation of encumbered and unencumbered assets; (vi) any Causes of Action that the Debtors or the Reorganized Debtors, as applicable, could potentially assert against the holders of Term Loan Claims, the Revolver

Claims, and the Senior Notes Claims; and (vii) the rights with respect to, and security interests, in the Debtors’ Intercompany Claims.

(b)                                 The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date, of each of the compromises and settlements embodied in the Plan, and the Bankruptcy Court’s finding that all such compromises or settlements are: (i) in the best interest of the Debtors, the Estates, the Reorganized Debtors, and their respective property and stakeholders; and (ii) fair, equitable and within the range of reasonableness.  This comprehensive compromise and settlement will be binding on the Debtors or the Reorganized Debtors, as applicable, on all Persons who have asserted or could assert any potential Causes of Action, the Creditors’ Committee, the Senior Noteholders, the Term Lenders, and the Revolving Lenders concerning such claims compromised and settled under the Plan.  This comprehensive compromise and settlement is the fundamental foundation of the Plan.  As such, the approval and consummation of the Plan will conclusively bind all holders of Claims against or Interests in the Debtors and other parties in interest, and the releases and settlements effected under the Plan will be operative as of the Effective Date and subject to enforcement by the Bankruptcy Court from and after the Effective Date, including pursuant to the injunctive provisions of Sections 10.4, 10.5, and 10.8.

5.2                               Continued Corporate Existence.

(a)                                 Except as otherwise provided in this Plan or pursuant to the U.K. Administration and the U.K. Implementation Agreement, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the Amended Certificates of Incorporation and the Amended By-Laws.  On or after the Effective Date, each Reorganized Debtor may, in its sole discretion, take such action as permitted by applicable law and such Reorganized Debtor’s organizational documents as such Reorganized Debtor may determine is reasonable and appropriate, including causing: (i) a Reorganized Debtor to be merged into another Reorganized Debtor or an affiliate of a Reorganized Debtor; (ii) a Reorganized Debtor to be liquidated and dissolved; (iii) the legal name of a Reorganized Debtor to be changed; or (iv) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter.

(b)                                 On the Effective Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, or necessary or appropriate to effectuate this Plan, including: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of this Plan and the Plan Documents and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of this Plan and having other terms to which the applicable parties agree; (iii) the filing of appropriate certificates of incorporation and memoranda and articles of association and amendments thereto, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable law; (iv) the Restructuring Transactions; and (v) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

5.3                               Authorization, Issuance, and Delivery of New Equity Interests.

On the Effective Date, Paragon Parent is authorized to distribute and Reorganized Paragon is authorized to issue or cause to be issued and shall issue or cause to be issued the New Equity Interests, for distribution in accordance with the terms of this Plan, without the need for any further corporate, partnership, limited liability company, or shareholder action.  Upon the Effective Date, after giving effect to the U.K. Sale Transaction, the authorized capital stock of Reorganized Paragon will be that number of shares of New Equity Interests as may be designated in the Amended Certificate of Incorporation of Reorganized Paragon, and the New Equity Interests shall be subject to the terms contained in the Amended Certificate of Incorporation of Reorganized Paragon, the Shareholders Agreement, and the Registration Rights Agreement.  The New Equity Interests shall not be stapled with the Take Back Debt; New Equity Interests may be sold, assigned, transferred, hypothecated, or otherwise disposed of without any principal amount of Take Back Debt; and Take Back Debt may be sold, assigned, transferred, hypothecated, or otherwise disposed of without any number of New Equity Interests, in each case, subject to any transfer restrictions thereon.

5.4                               Take Back Debt Agreement, New Letter of Credit Agreement, and Existing L/C Escrow Agreement(s).

(a)                                 On the Effective Date, the Reorganized Debtors are authorized to execute, deliver, and enter into or cause to be executed, delivered, and entered into, and shall execute, deliver, and enter into or cause to be executed, delivered, and entered into, all plan-related documents, including the Take Back Debt Agreement, the New Letter of Credit Agreement, the Existing L/C Escrow Agreement(s) and any related documents, agreements, instruments, or certificates, without the need for any further corporate, partnership, limited liability company, or shareholder action.  The Take Back Debt Agreement, the New Letter of Credit Agreement, and the Existing L/C Escrow Agreement(s) shall constitute legal, valid, and binding obligations of Reorganized Paragon enforceable in accordance with their terms.

(b)                                 On the Effective Date, (i) upon the granting of Liens and the continuation of existing Liens in accordance with the Take Back Debt Agreement, the lenders thereunder shall have valid, binding, and enforceable Liens on the collateral specified in the Take Back Debt Agreement and related guarantee and collateral documentation; and (ii) upon the granting of guarantees, mortgages, pledges, Liens, and other security interests and the continuation of existing guarantees, mortgages, pledges, Liens, and other security interests in accordance with the Take Back Debt Agreement, the guarantees, mortgages, pledges, Liens, and other security interests granted and continued to secure the obligations arising under the Take Back Debt Agreement shall be granted and continued in good faith as an inducement to the lenders thereunder to convert to term loans and/or extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such Liens and security interests shall be as set forth in the Take Back Debt Agreement and related guarantee, collateral documentation, and intercreditor arrangements.  All Liens and security interests securing the Revolver Claims (other than with respect to the Existing Letters of Credit) and the Term Loan Claims, as such Liens and security interests relate to assets of Reorganized Debtors (other than, for the avoidance of doubt, Liens against and security interests in the assets of the Liquidating Subsidiaries and Paragon Parent, which shall be fully released and discharged as of the Effective Date), as of the Petition Date are unaltered by this Plan, and all such Liens and security interests are created and perfected with respect to the obligations arising under the Take Back Debt Agreement to the same extent, in the same manner and on the same terms as they were with respect to the Revolver Claims (other than with respect to the Existing Letters of Credit) and Term Loan Claims (other than with respect to such Liens and security interests in the assets of the Liquidating Debtors and Paragon Parent).  The Take Back Debt Agreement and the other Credit Documents (as such term is defined in the Take Back Debt Agreement) shall constitute legal, valid, and binding obligations of the Reorganized Debtors party thereto or otherwise bound thereby, enforceable in accordance with their terms.

(c)           On the Effective Date, the Existing Letters of Credit shall be deemed issued under the New Letter of Credit Agreement; on and after the Effective Date, the Revolving Lenders will continue to hold participations in the Existing Letters of Credit in accordance with their existing percentages as of immediately prior to the Effective Date.  On and after the Effective Date, (i) Reorganized Paragon shall not have any ongoing draw reimbursement obligations on account of the Existing Letters of Credit, other than such reimbursement obligations as are set forth in this Plan and such letter of credit fees calculated based on percentages in effect under the Revolving Credit Agreement immediately prior to the Effective Date (which obligations shall also be reflected in the New Letter of Credit Agreement), and (ii) the Reorganized Debtors shall use commercially reasonable efforts to cause the Existing Letters of Credit to be returned undrawn.

(d)           On the Effective Date, the Existing L/C Escrow Agreement(s) shall be executed in accordance with the terms set forth therein.

5.5                               Cancellation of Certain Existing Agreements.

Except for the purpose of evidencing a right to a Plan Distribution, the 6.75% Notes, the 7.25% Notes, and the Senior Notes Indenture shall be deemed cancelled on the Effective Date and obligations of the Debtors thereunder shall be discharged.  The Senior Notes Indenture Trustee shall be released from all duties under the Senior Notes Indenture; provided, however, that notwithstanding confirmation of the Plan or the occurrence of the Effective Date, the Senior Notes Indenture shall continue in effect for the purposes of permitting the Senior Notes Indenture Trustee to (a) make distributions under this Plan as provided herein and perform such other necessary functions with respect hereto, (b) seek compensation and/or reimbursement of fees and expenses in accordance with the terms of this Plan, and (c) maintain and assert any rights or exercise any charging liens for reasonable fees, costs, and expenses thereunder, including, without limitation, the right to seek indemnification.

5.6                               Release of Liens.

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, upon the full payment or other satisfaction with respect to the applicable Claims made pursuant to the Plan, all Liens, Claims, or Interests in or against the property of the Estates will be fully released, terminated, extinguished, and discharged, including with respect to Liens against and security interests in the assets of the Liquidating Subsidiaries and Paragon Parent, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Entity.  Any Entity holding such Liens, Claims, or Interests will, if necessary, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction, and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors and shall incur no liability to any Entity in connection with its execution and delivery of any such instruments.

5.7                               Preservation of Rights of Action; Resulting Claim Treatment

(a)           Except for the Noble Claims and as otherwise provided in the Plan, the Confirmation Order, or the Plan Supplement, and in accordance with Section 1123(b) of the Bankruptcy Code, on the Effective Date, each Debtor or Reorganized Debtor shall retain all of its Litigation Rights that such Debtor or Reorganized Debtor may hold against any Person.  Each Debtor or Reorganized Debtor shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all such Litigation Rights.

(b)           On the Effective Date, the Debtors and the Estates shall preserve and transfer to the Litigation Trust the Noble Claims, with good, clean title to such property, free and clear of all liens, charges, Claims, encumbrances and interests, to be pursued, pursuant to the Litigation Trust Agreement, by the Litigation Trust Management for the benefit of holders of the Litigation Trust Interests; provided, however that the Noble Entities shall retain any and all rights and defenses against the Litigation Trust with respect to the Noble Claims, including, but not limited to, any offset claims under Section 502(h) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or state or other statutory or case law that the Noble Entities may have had or would have against the Debtors and/or their Estates with respect to the Noble Claims.  On the Effective Date, in accordance with Section 1141 of the Bankruptcy Code, all of the Noble Claims, as well as the rights and powers of the Debtors’ Estates applicable to the Noble Claims, shall automatically vest in the Litigation Trust, for the benefit of the holders of the Litigation Trust Interests.  The Litigation Trust shall be established for the sole purpose of prosecuting the Noble Claims and distributing the proceeds thereof in accordance with the Plan and the Litigation Trust Agreement, with no objective to continue or engage in the conduct of a trade or business.

(c)           The Litigation Trust shall be administered by Litigation Trust Management and overseen by the Litigation Trust Committee all of whom shall be identified prior to the conclusion of the Confirmation Hearing.

(d)           Upon creation of the Litigation Trust, holders of Allowed Revolver Claims, Allowed Term Loan Claims, and Allowed Senior Notes Claims shall become the beneficiaries of the Litigation Trust as their respective interests may appear in accordance with the terms of the Plan.  The Litigation Trust Management may, pursuant to the Litigation Trust Agreement, make interim distributions to beneficiaries of the Litigation Trust in the exercise of its reasonable business judgment.  Upon the settlement, conclusion of litigation and collection of all of the claims in the Litigation Trust, after the payment of all costs and expenses of collection, the Litigation Trust Management must distribute the corpus of the Litigation Trust Pro Rata to the beneficiaries of the Litigation Trust in accordance with their holdings of Litigation Trust Interests.

(e)           The Litigation Trust Management appointed pursuant to the Litigation Trust Agreement shall, subject to the terms of the Litigation Trust Agreement and the Litigation Trust Committee, have full power, authority, and standing to prosecute, compromise, or otherwise resolve the Noble Claims.  The Litigation Trust, acting by and through the Litigation Trust Management pursuant to the Litigation Trust Agreement, shall be authorized to exercise and perform all rights and powers held by the Estates with respect to the Noble Claims, including, without limitation, the authority under section 1123(b)(3) of the Bankruptcy Code, and shall be deemed to be acting in the capacity of a bankruptcy trustee, receiver, liquidator, conservator, rehabilitator, creditors’ committee, representative appointed pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, or any similar official who has been appointed to take control of, supervise, manage or liquidate the Estates, to provide for the prosecution, settlement, adjustment, retention, and enforcement of the Noble Claims.  The Reorganized Debtors shall not be subject to any counterclaims with respect to the Noble Claims.  For the avoidance of doubt, the Noble Entities shall retain any and all rights and defenses against the Litigation Trust with respect to the Noble Claims, including, but not limited to, any offset claims under Section 502(h) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or state or other statutory or case law that the Noble Entities may have had or would have against the Debtors and/or their Estates with respect to the Noble Claims.

(f)            As soon as practicable after the Effective Date, Reorganized Paragon and/or certain of the Transferred Subsidiaries shall enter into the Litigation Trust Loan in the maximum amount of $10 million to pay certain of the expenses of the Litigation Trust Management and its professionals for administering the Litigation Trust and prosecuting the Noble Claims in the Litigation Trust in accordance with the Plan.  The Litigation Trust Management may be able to supplement this initial funding through settlement payments and the collection of judgments, by borrowing funds to finance litigation, or by retaining contingent fee counsel.

(g)           For avoidance of doubt, the Litigation Trust is a party in interest with respect to all objections to any Claim filed by any Noble Entity or Non-Released Party and all compromises of such claim objections.

(h)           For the avoidance of doubt, the Debtors, all holders of Litigation Trust Interests, the Litigation Trust Management, and the Litigation Trust Committee shall be bound by the terms of the Litigation Trust Agreement.

5.8                               Officers and Boards of Directors.

(a)           The officers and the composition of each board of directors of the Reorganized Debtors, except for the New Board, shall be disclosed prior to the Effective Date to the extent required by section 1129(a)(5) of the Bankruptcy Code.  On the Effective Date, the

chairman of the New Board shall be appointed to serve in accordance with the terms of the applicable new organizational documents of Reorganized Paragon.  On or after the Effective Date, the remaining members of the New Board shall be appointed to serve in accordance with the terms of the applicable new organizational documents of Reorganized Paragon and applicable nonbankruptcy law.

(b)           Except to the extent that a member of the board of directors of a Debtor continues to serve as a director of such Debtor on the Effective Date, the members of the board of directors of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such member will be deemed to have resigned or shall otherwise cease to be a director of the applicable Debtor on the Effective Date without any further action required on the part of any such Debtor or member.  Commencing on the Effective Date, each of the directors of each of the Reorganized Debtors shall serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

(c)           Subject to the discretion of the New Board, the Reorganized Debtors shall enter into new employment agreements with key executives on a case by case basis.

5.9                               Deemed Execution.

On the Effective Date, (i) each Person that receives any portion of the New Equity Interests shall be deemed to have executed, without any further action by any party, the Shareholders Agreement, (ii) each Person that upon receipt of any portion of the New Equity Interests pursuant to the Plan holds ten percent (10%) or more of the total outstanding New Equity Interests as of the Effective Date shall be deemed to have executed, without any further action by any party, the Registration Rights Agreement, (iii) each Person that receives any portion of the Take Back Debt shall be deemed to have executed, without any further action by any party, the Take Back Debt Agreement, and (iv) each Person that is party to the New Letter of Credit Agreement shall be deemed to have executed, without any further action by any party, the Existing L/C Escrow Agreement(s).

5.10                        Management Incentive Plan.

After the Effective Date, the New Board shall implement the Management Incentive Plan, the terms of which, including eligibility to participate therein, the amount and timing of any award and the vesting conditions of any award shall be determined by the New Board in its sole discretion.  Confirmation of this Plan shall not constitute the Bankruptcy Court’s approval or endorsement of any terms that the New Board may determine.  Any Management Incentive Plan Securities issued pursuant to the Management Incentive Plan shall proportionally dilute all the New Equity Interests to be issued in accordance with this Plan.

5.11                        Intercompany Interests.

To the extent an Intercompany Interest is not cancelled pursuant to the Plan, on the Effective Date and without the need for any further corporate action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, such Intercompany Interest shall be unaffected by the Plan and continue in place following the Effective Date.

5.12                        Restructuring Transactions.

On the Effective Date or as soon as reasonably practicable thereafter, the Debtors or Reorganized Debtors, as applicable, may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transactions under and in connection with this Plan.

5.13                        U.K. Administrators, U.K. Administration, and U.K. Sale Transaction.

(a)           Prior to the Effective Date, the directors of Paragon Parent will seek an administration order from the English Court pursuant to paragraph 13 of Schedule B1 of the Insolvency Act 1986 to appoint the U.K. Administrators to, among other things, implement the U.K. Sale Transaction pursuant to the U.K. Implementation Agreement.  Upon appointment, the U.K. Administrators will assume all powers necessary or expedient to effectuate the reorganization contemplated in the U.K. Implementation Agreement (including the power to effect the U.K. Sale Transaction in relation to Paragon Parent).

(b)           U.K. Sale Transaction.  Prior to or substantially contemporaneously with the Effective Date, following completion of the Corporate Restructuring and pursuant to the terms of the U.K. Implementation Agreement and this Plan, Paragon Parent shall distribute the New Equity Interests to holders of Allowed Secured Lender Claims and Allowed Senior Notes Claims, shall distribute Cash to the holders of certain Allowed Claims, and shall make any other distribution or transfer contemplated by this Plan on behalf of Paragon Parent as described in Article IV hereof in consideration for the release in full of such Allowed Claim.  Reorganized Paragon shall enter into the Take Back Debt Agreement, among other documents, with the holders of Allowed Revolver Claims and Allowed Term Loan Claims, as applicable.  In furtherance of the foregoing and the implementation of the Plan, the following transactions shall occur in the following order on or prior to the Effective Date (as indicated below).

(i)            Prior to the Effective Date, Reorganized Paragon shall be formed and shall enter into the U.K. Implementation Agreement with, among others, Paragon Parent, certain of the Debtors, and certain non-Debtor affiliates of the Debtors.  On or prior to the Effective Date and immediately upon completion of the transactions specified below, the Amended By-Laws and Amended Certificate of Incorporation governing Reorganized Paragon shall be in full force and effect.

(ii)           Prior to the Effective Date, certain Debtors and non-Debtor affiliates of the Debtors (including Reorganized Paragon) will take such actions as are necessary to implement the Corporate Restructuring in accordance with the terms of this Plan and the U.K. Implementation Agreement.  For the avoidance of doubt, all Cash held by Paragon Parent immediately prior to the Corporate Restructuring, other than Cash required to be retained in Paragon Parent as the U.K. Administration Reserve, shall be available for distribution in accordance with the Plan.

(iii)          In accordance with, and subject to the terms of, the treatment sections of the Plan, the following transactions shall occur prior to or substantially contemporaneously with the Effective Date:

(A)          Certain rights and obligations of the Liquidating Subsidiaries and the Transferred Subsidiaries arising under or in connection with the Intercompany Claims shall be assigned to and/or assumed by an alternative Liquidating Subsidiary or Transferred Subsidiary (as applicable) pursuant to the terms of the Plan and the U.K. Implementation Agreement.

(B)          In consideration for the release in full of certain Allowed Claims and pursuant to the terms of the Plan and the U.K. Implementation Agreement, Paragon Parent shall: (i) distribute the New Equity Interests to holders of Allowed Secured Lender Claims and Allowed Senior Notes Claims, (ii) distribute Cash to holders of such Allowed Claims, and (iii) make any other distribution or transfer contemplated by this Plan on behalf of Paragon Parent, and Reorganized Paragon shall enter into the Take Back Debt Agreement, among other documents, with the holders of Allowed Revolver Claims and Allowed Term Loan Claims, as applicable.

(C)          On or after the Effective Date, the members of the New Board shall be appointed to serve pursuant to the terms of the applicable new organizational documents of Reorganized Paragon.

(D)          In connection with the U.K. Sale Transaction, the Debtors shall assume and assign to the Reorganized Debtors all executory contracts and unexpired leases to which the relevant Debtor is a party that are not specifically designated on the Schedule of Rejected Contracts and Leases.  The Reorganized Debtors’ assumption and assignment of such executory contracts and unexpired leases shall be consistent with the procedures set forth in Sections 8.1 and 8.2 herein, and any requirements to obtain consent in connection with such assumption and assignment shall be deemed satisfied by the Reorganized Debtors’ compliance with the procedures outlined in Section 8.2 herein.

(c)           Dissolution of Liquidating Subsidiaries.  Following the Effective Date, each Liquidating Subsidiary may be liquidated and dissolved in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized (the “Liquidating Subsidiary Wind-Down”).  The U.K. Administrators shall co-ordinate the Liquidating Subsidiary Wind-Down.  If the liquidation or winding down of Paragon Parent results in the realization of any residual proceeds available for distribution to creditors of Paragon Parent then such residual proceeds shall be distributed to Reorganized Paragon and/or certain Transferred Subsidiaries pursuant to the terms of the U.K. Implementation Agreement.

(d)           Corporate Restructuring, U.K. Sale Transaction, and Liquidating Subsidiary Wind-Down.  Pursuant to sections 363, 1123(a)(5), 1123(b)(4), 1123(b)(6), 1145, and 1146(a) of the Bankruptcy Code, the Confirmation Order shall authorize the Corporate Restructuring and the U.K. Sale Transaction and shall authorize, but not direct, the Liquidating Subsidiary Wind-Down, each under the terms and conditions of the U.K. Implementation Agreement and within the discretion, and consistent with the duties, of the U.K. Administrators.

Upon the Confirmation Date, the Debtors shall be authorized to take any and all actions necessary to consummate the Corporate Restructuring and the U.K. Sale Transaction, and shall be authorized, but not directed, to take any and all actions necessary to consummate the Liquidating Subsidiary Wind-Down, including, for the avoidance of doubt, commencing the U.K. Administration (to the extent not commenced prior to the Confirmation Date).

(e)           Sale Free and Clear.  On the closing date of the Corporate Restructuring, pursuant to the terms of the U.K. Implementation Agreement and the Confirmation Order, certain Assets shall be purchased by and vested in Reorganized Paragon free and clear of all Claims, Parent Interests, Liens, charges, encumbrances, and other interests, other than the liabilities expressly assumed pursuant to the U.K. Implementation Agreement and those Claims, Liens, charges, encumbrances, and other interests expressly provided or assumed pursuant to the Plan or the documents included in the Plan Supplement.

5.14                        Retained Accounts.

On or prior to, and after, the Effective Date, the Debtors or Reorganized Debtors, as applicable, may take all actions as may be necessary or appropriate to maintain and/or establish the Retained Accounts.

5.15                        Separability.

Notwithstanding the combination of separate plans of reorganization for the Debtors set forth in this Plan for purposes of economy and efficiency, this Plan constitutes a separate chapter 11 plan for each Debtor.  Given the integrated nature of the settlement embodied in this Plan, if the Bankruptcy Court does not confirm this Plan with respect to one or more Debtors or Paragon Parent, this Plan may not be confirmed absent the reasonable consent of the Creditors’ Committee and the Requisite Lenders with respect to any other Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code.

5.16                        Other Settlements of Claims and Controversies.

Pursuant to section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the Plan Distributions and other benefits provided under this Plan, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims and controversies relating to the rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest or any Plan Distribution on account thereof.  The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that all such compromises or settlements are: (i) in the best interest of the Debtors, the Estates, the Reorganized Debtors, and their respective property and stakeholders, and (ii) fair, equitable, and reasonable.

5.17                        Restructuring Expenses.

On the Effective Date, or as soon as reasonably practicable thereafter, the Debtors or the Reorganized Debtors, as applicable, shall pay in full, without interest or other earnings therefrom, all outstanding (a) Restructuring Expenses billed through the Effective Date, in accordance with the terms of the applicable orders, engagement letters, or other applicable contractual arrangements, but without regard to any notice and objection period as may be contained in such applicable orders, engagement letters, or other applicable arrangements; (b) the Noteholders’ Professional Fees, provided, that the Noteholders’ Professional Fees paid to Ducera Partners LLC shall be net of any and all fees and expenses paid to Ducera Partners LLC pursuant to the Application for Order Authorizing the Employment and Retention of Ducera Partners LLC as Financial Advisor to the Official Committee of Unsecured Creditors of Paragon Offshore plc, et al., Nunc Pro Tunc to January 20, 2017 (Docket No. 1192); and (c) the reasonable and documented fees and expenses of the Senior Notes Indenture Trustee, whose fees and expenses shall not exceed Eight Hundred Fifty Thousand Dollars ($850,000).  To receive payment for unbilled fees and expenses incurred through the Effective Date, all Revolving Lenders’ Professionals and Term Lenders’ Professionals shall estimate their accrued Restructuring Expenses prior to and as of the Effective Date and shall deliver such estimates to the Debtors at least five days before the Effective Date; provided, that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Revolving Lenders’ Professional or Term Lenders’ Professional.  On the Effective Date, all Revolving Lenders’ Professionals and Term Lenders’ Professionals shall submit final bills for all Restructuring Expenses incurred prior to and as of the Effective Date.  On the Effective Date, the Reorganized Debtors shall pay the Restructuring Expenses of the Term Lenders’ Professionals and the Revolving Lenders’ Professionals incurred prior to and as of the Effective Date, and such payments shall be made in Cash without any further notice to or action, order, or approval of the Bankruptcy Court.

ARTICLE VI.                                                                 DISTRIBUTIONS.

6.1                               Distributions Generally.

The Disbursing Agent shall make all Plan Distributions to the appropriate holders of Allowed Claims in accordance with the terms of this Plan; provided, that the Debtors or Reorganized Debtors, as applicable, shall disburse the New Equity Interests to the holders of Allowed Secured Lender Claims and Allowed Senior Notes Claims.

6.2                               Plan Funding.

Plan Distributions of Cash shall be funded from the Debtors’ and the Reorganized Debtors’ Cash and the unrestricted Cash of non-Debtor affiliates.

6.3                               No Postpetition Interest on Claims.

Except as otherwise specifically provided for in this Plan, including in Sections 4.2 and 4.3 of this Plan, the Confirmation Order, or another order of the Bankruptcy Court or required by the Bankruptcy Code, postpetition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on such Claim on or after the Petition Date.

6.4                               Date of Distributions.

Unless otherwise provided in the Plan, on the Effective Date or as soon as reasonably practicable thereafter (or, if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes Allowed or as soon as reasonably practicable thereafter), each holder of an Allowed Claim shall receive the full amount of the distributions that the Plan provides for such Allowed Claims in their applicable Class.  In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day but shall be deemed to have been completed as of the required date.  If and to the extent there are any residual funds remaining in the Retained Accounts, final distributions from the Retained Accounts of such residual amounts shall be made in accordance with Section 6.16 of this Plan.  If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII of the Plan.  Except as otherwise provided in the Plan or the documents included in the Plan Supplement, holders of Claims shall not be entitled to interest, dividends, or accruals on any Plan Distributions.

6.5                               Distribution Record Date.

As of the close of business on the Distribution Record Date, the various lists of holders of Claims in each Class, as maintained by the Debtors or their agents, shall be deemed closed, and there shall be no further changes in the record holders of any Claims after the Distribution Record Date.  Neither the Debtors, the Reorganized Debtors, nor the Disbursing Agent shall have any obligation to recognize any transfer of a Claim occurring after the close of business on the Distribution Record Date.  In addition, with respect to payment of any Cure Amounts or disputes over any Cure Amounts, neither the Debtors, the Reorganized Debtors, nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure Amount.

6.6                               Disbursing Agent.

All distributions under this Plan shall be made by the Disbursing Agent on and after the Effective Date as provided herein.  The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties.  The Reorganized Debtors shall use all commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of holders of Claims, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records.  The Reorganized Debtors shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in Section 6.18 of this Plan.

6.7                               Delivery of Distributions.

(a)           The Disbursing Agent will issue or cause to be issued, the applicable consideration under this Plan and, subject to Bankruptcy Rule 9010, will make all distributions to any holder of an Allowed Claim as and when required by this Plan at: (i) the address of such holder on the books and records of the Debtors or their agents or (ii) at the address in any written notice of address change delivered to the Debtors or the Disbursing Agent, including any addresses included on any transfers of Claim filed pursuant to Bankruptcy Rule 3001.  In the event that any distribution to any holder is returned as undeliverable, no distribution or payment to such holder shall be made unless and until the Disbursing Agent has been notified of the then-current address of such holder, at which time or as soon thereafter as reasonably practicable such distribution shall be made to such holder without interest.

(b)           With respect to the New Equity Interests to be distributed to holders of Allowed Secured Lender Claims and Allowed Senior Notes Claims, all of the shares of the New Equity Interests shall, to the extent such shares are permitted to be issued through DTC’s book-entry system, be issued in the name of such holder or its nominee(s) in accordance with DTC’s book-entry exchange procedures.  No distributions will be made other than through DTC if the New Equity Interests are permitted to be held through DTC’s book entry system.  Any distribution that otherwise would be made to any holder eligible to receive a distribution who does not own or hold an account eligible to receive a distribution through DTC on a relevant distribution date shall be forfeited.  To the extent none of the New Equity Interests are eligible for issuance through DTC’s book entry system, the Reorganized Debtors will take all such reasonable actions as may be required to cause distributions of the New Equity Interests under the Plan.

6.8                               Unclaimed Property.

One year from the later of: (a) the Effective Date and (b) the date that is ten (10) Business Days after the date a Claim is first Allowed, all distributions payable on account of such Claim that are not deliverable and remain unclaimed shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and shall revert to the Reorganized Debtors or their successors or assigns, and all claims of any other Entity (including the holder of a Claim in the same Class) to such distribution shall be discharged and forever barred.  The Reorganized Debtors and the Disbursing Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records and filings with the Bankruptcy Court.

6.9                               Satisfaction of Claims.

Unless otherwise provided herein, any distributions and deliveries to be made on account of Allowed Claims under this Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.

6.10                        Manner of Payment Under Plan.

Except as specifically provided herein, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made under this Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

6.11                        Fractional Shares and De Minimis Cash Distributions.

No fractional New Equity Interests shall be distributed.  When any distribution would otherwise result in the issuance of a number of New Equity Interests that is not a whole number, the New Equity Interests subject to such distribution shall be rounded to the next higher or lower whole number as follows: (a) fractions equal to or greater than 1/2 shall be rounded to the next higher whole number and (b) fractions less than 1/2 shall be rounded to the next lower whole number.  The total number of New Equity Interests to be distributed on account of Allowed Secured Lender Claims and Allowed Senior Notes Claims will be adjusted as necessary to account for the rounding provided for herein.  No consideration will be provided in lieu of fractional shares that are rounded down.  Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) share of New Equity Interests or Fifty Dollars ($50.00) in Cash.  Fractional New Equity Interests that are not distributed in accordance with this section shall be returned to, and ownership thereof shall vest in, Reorganized Paragon.

6.12                        No Distribution in Excess of Amount of Allowed Claim.

Notwithstanding anything to the contrary in this Plan, no holder of an Allowed Claim shall receive, on account of such Allowed Claim, Plan Distributions in excess of the Allowed amount of such Claim plus any postpetition interest on such Claim, to the extent such interest is permitted by Section 6.3 of this Plan.

6.13                        Allocation of Distributions Between Principal and Interest.

Except as otherwise provided in this Plan and subject to Section 6.3 of this Plan, to the extent that any Allowed Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount of the Claim (as determined for U.S. federal income tax purposes) and then, to the extent of any excess, to the remainder of the Claim, including any Claim for accrued but unpaid interest.

6.14                        Exemption from Securities Laws.

The issuance of and the distribution under this Plan of the New Equity Interests shall be exempt from registration under the Securities Act and any other applicable securities laws to the fullest extent permitted by section 1145 of the Bankruptcy Code.  These securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code.  In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

6.15                        Setoffs and Recoupments.

Each Debtor or Reorganized Debtor, as applicable, or such Entity’s designee, as instructed by such Reorganized Debtor, may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, offset or recoup against any Allowed Claim and the distributions to be made pursuant to this Plan on account of such Allowed Claim any and all Claims, rights, and Causes of Action that such Debtor or Reorganized Debtor or its successors may hold against the holder of such Allowed Claim; provided, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by a Debtor or Reorganized Debtor or its successor of any Claims, rights, or Causes of Action that a Reorganized Debtor or its successor or assign may possess against such holder.

6.16                        Release of Retained Funds

(a)           Any Cash remaining in the Fee Claim Escrow Account, after all applicable distributions or other payments have been made from such Retained Account shall be released therefrom by the Disbursing Agent and revert to the Reorganized Debtors or their successors or assigns at such dates as may be determined by the Disbursing Agent, but in no event later than the date that is sixty (60) days after all applicable distributions or other payments have been made from such Retained Account.

(b)           Any Cash remaining in the General Unsecured Claims Reserve after all Disputed General Unsecured Claims have been adjudicated shall be released therefrom by the Disbursing Agent and revert to the Reorganized Debtors or their successors or assigns at such dates as may be determined by the Disbursing Agent, but in no event later than the date that is sixty (60) days after the date the last Disputed General Unsecured Claim is adjudicated.

(c)           Any Cash remaining in the U.K. Administration Reserve after all applicable distributions or other payments have been made from such Retained Account will be released as provided in the U.K. Implementation Agreement.

6.17                        Rights and Powers of Disbursing Agent.

(a)           Powers of Disbursing Agent.  The Disbursing Agent shall be empowered to: (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan; (ii) make all applicable distributions or payments provided for under this Plan; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers (A) as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any order issued after the Effective Date) or pursuant to this Plan or (B) as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of this Plan.

(b)           Expenses Incurred on or After the Effective Date.  To the extent the Disbursing Agent is an Entity other than a Debtor or Reorganized Debtor, except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

6.18                        Withholding and Reporting Requirements.

(a)           In connection with this Plan and all instruments issued in connection therewith and distributed thereon, the Reorganized Debtors and the Disbursing Agent shall comply with all applicable withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions under this Plan shall be subject to any such withholding or reporting requirements.  In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax.  Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of this Plan.

(b)           Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution.

(c)           The Reorganized Debtors and the Disbursing Agent may require, as a condition to receipt of a distribution, that the holder of an Allowed Claim provide any information reasonably necessary to allow the distributing party to comply with any such withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority (including, for the avoidance of doubt, an appropriate Form W-9 or (if the holder is a foreign Person) Form W-8, unless such Person is exempt from information reporting requirements under the Internal Revenue Code of 1986, as amended, and so notifies the Reorganized Debtors and the Disbursing Agent).

ARTICLE VII.                                                            PROCEDURES FOR RESOLVING CLAIMS.

7.1                               Disputed Claims Generally.

Except insofar as a Claim is Allowed under the Plan, the Debtors or the Reorganized Debtors, as applicable, shall have and retain any and all rights and defenses such Debtor has with respect to any Disputed Claim, including the Causes of Action retained pursuant to Section 10.10.  Any objections to Claims shall be served and filed on or before: (a) the one hundred twentieth (120th) day following the later of (i) the Effective Date and (ii) the date that a proof of Claim is filed or amended or a Claim is otherwise asserted or amended in writing by or on behalf of a holder of such Claim; or (b) such later date as may be fixed by the Bankruptcy Court.  All Disputed Claims not objected to by the end of such one hundred twenty (120) day period shall be deemed Allowed unless such period is extended upon approval of the Bankruptcy Court.

7.2                               Resolution of Disputed Claims

(a)           On and after the Effective Date, the Reorganized Debtors shall have the authority to (i) litigate, compromise, settle, otherwise resolve, or withdraw any objections to all Claims against the Debtors and to compromise and settle any such Disputed Claims without any further notice to or action, order, or approval by the Bankruptcy Court or any other party and (ii) administer and adjust the Claims Register to reflect any such settlements or compromises without any further action, order, notice to, or approval by the Bankruptcy Court or any other party.

(b)           Expungement of, or Adjustment to, Paid, Satisfied, or Superseded Claims.  Any Claim that has been paid, satisfied, or superseded, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Reorganized Debtors without a claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

(c)           Disallowance of Claims.  EXCEPT AS OTHERWISE AGREED, ANY AND ALL PROOFS OF CLAIM FILED AFTER THE APPLICABLE DEADLINE FOR FILING SUCH PROOFS OF CLAIM SHALL BE DEEMED DISALLOWED AND EXPUNGED AS OF THE EFFECTIVE DATE WITHOUT ANY FURTHER NOTICE TO OR ACTION, ORDER, OR APPROVAL OF THE BANKRUPTCY COURT, AND HOLDERS OF SUCH CLAIMS MAY NOT RECEIVE ANY DISTRIBUTIONS ON ACCOUNT OF SUCH CLAIMS, UNLESS SUCH LATE PROOF OF CLAIM IS DEEMED TIMELY FILED BY A FINAL ORDER OF THE BANKRUPTCY COURT ON OR BEFORE THE LATER OF THE CONFIRMATION HEARING AND THE DATE THAT IS FORTY-FIVE (45) DAYS AFTER THE APPLICABLE DEADLINE FOR FILING SUCH PROOFS OF CLAIM.

7.3                               Objections to Fee Claims.

Any objections to Fee Claims shall be served and filed (a) no later than thirty (30) days after the filing of the final applications for compensation or reimbursement by the applicable Professional Person or (b) such later date as ordered by the Bankruptcy Court.

7.4                               Estimation of Claims.

The Debtors or the Reorganized Debtors, as applicable, may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtors had previously objected to or otherwise disputed such Claim or whether the Bankruptcy Court has ruled on any such objection.  The Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim.

7.5                               Claims Resolution Procedures Cumulative.

All of the objection, estimation, and resolution procedures in this Plan are intended to be cumulative and not exclusive of one another.  Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with this Plan by any mechanism approved by the Bankruptcy Court.

7.6                               No Distributions Pending Allowance.

No payment or distribution provided under this Plan shall be made on account of a Disputed Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.

7.7                               Disputed General Unsecured Claims.

(a)           A General Unsecured Claims Reserve shall be managed by the Disbursing Agent.  The General Unsecured Claims Reserve shall be funded with the amount of Cash allocable to holders of General Unsecured Claims that are not Allowed on the Effective Date.  The Cash in the General Unsecured Claims Reserve shall be allocable to holders of Disputed General Unsecured Claims, based on their Pro Rata share of the General Unsecured Claims Distribution, as if such Disputed General Unsecured Claims were Allowed Claims on the Effective Date, together with all earnings thereon (net of any expenses relating thereto, including any taxes imposed thereon or otherwise payable by the General Unsecured Claims Reserve).  The Disbursing Agent shall hold in the General Unsecured Claims Reserve all interests, payments, and other distributions made on account of, as well as any obligations arising from, property held in the General Unsecured Claims Reserve, to the extent that such property continues to be so held at the time such distributions are made or such obligations arise, and such interests, payments, or other distributions shall be held for the benefit of holders of Disputed General Unsecured Claims whose Claims are subsequently Allowed against any of the Debtors and any other parties entitled thereto hereunder.  To the extent that a Disputed General Unsecured Claim becomes an Allowed Claim after the Effective Date, the Disbursing Agent shall distribute to the holder thereof the distribution, if any, of Cash to which such holder is entitled hereunder out of the General Unsecured Claims Reserve.  No interest shall be paid with respect to any Disputed General Unsecured Claim that becomes an Allowed Claim after the Effective Date.

(b)           Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary, or the receipt of a determination by the IRS, the Disbursing Agent shall (i) treat any Cash reserved on account of Disputed General Unsecured Claims (i.e., the General Unsecured Claims Reserve) as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9, and (ii) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes.  All parties (including, without limitation, the Debtors, Reorganized Paragon, the Disbursing Agent, and the holders of General Unsecured Claims) shall report for tax purposes consistently with such treatment.  The Disbursing Agent shall be responsible for payment, out of the Cash in the General Unsecured Claims Reserve held in respect of such Disputed General Unsecured Claims, of any taxes imposed on the General Unsecured Claims Reserve or its assets.

7.8                               Distributions After Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of this Plan.  As soon as practicable after the date on which the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing

Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under this Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required by the Bankruptcy Code.

ARTICLE VIII.                                                       EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

8.1                               Assumption and Rejection of Executory Contracts and Unexpired Leases.

(a)           As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, all executory contracts and unexpired leases to which the Debtors are party shall be deemed assumed except for an executory contract or unexpired lease that (i) has previously been assumed or rejected pursuant to a final order of the Bankruptcy Court, (ii) is specifically designated on the Schedule of Rejected Contracts and Leases filed and served prior to the Effective Date, or (iii) is the subject of a separate (A) assumption motion filed by the Debtors or (B) rejection motion filed by the Debtors under section 365 of the Bankruptcy Code before the Confirmation Date.  The Debtors reserve the right to modify the treatment of any particular executory contract or unexpired lease pursuant to this Plan.

(b)           Subject to the occurrence of the Effective Date, the payment of any applicable Cure Amount, and the resolution of any Cure Dispute, the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the rejections, assumptions, and assumptions and assignments provided for in this Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Unless otherwise indicated or provided in a separate order of the Bankruptcy Court, rejections, assumptions, or assumptions and assignments of executory contracts and unexpired leases pursuant to this Plan are effective as of the Effective Date.  Each executory contract and unexpired lease assumed pursuant to this Plan or by order of the Bankruptcy Court but not assigned to a third party before the Effective Date shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

8.2                               Determination of Cure Disputes and Deemed Consent.

(a)           With respect to each executory contract or unexpired lease to be assumed or assumed and assigned by the Debtors, unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed to by the parties thereto prior to the Effective Date, the dollar amount required to Cure any defaults of the Debtors existing as of the Confirmation Date shall be the Cure Amount set in the Cure Notice.  The Cure Amount shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors or Reorganized Debtors, as applicable, upon assumption of the relevant executory contract or unexpired lease.  Following the Petition Date, the Debtors shall have served a notice on parties to executory contracts and unexpired leases to be assumed reflecting the Debtors’ intent to assume the contract or lease in connection with this Plan and setting forth the proposed Cure Amount (if any).  If a counterparty to any executory contract or unexpired lease that the Debtors intend to assume does not receive such a notice, the proposed Cure Amount for such executory contract or unexpired lease shall be deemed to be Zero Dollars ($0).  Upon payment in full of the Cure Amount, any and all proofs of Claim based upon an executory contract or unexpired lease that has been assumed in the Chapter 11 Cases or hereunder shall be deemed Disallowed and expunged without any further notice to or action by any party or order of the Bankruptcy Court.

(b)           If there is a dispute regarding (i) any Cure Amount, (ii) the ability of the Debtors to provide adequate assurance of future performance (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption or assumption and assignment, such dispute shall be heard by the Bankruptcy Court prior to such assumption or assumption and assignment being effective.  Any counterparty to an executory contract or unexpired lease that fails to object timely to the notice of the proposed assumption or assumption and assignment of such executory contract or unexpired lease or the relevant Cure Amount within fifteen (15) days of the Debtors’ notice of intent to assume or assume and assign, shall be deemed to have consented to such assumption or assumption and assignment and the Cure Amount (even if Zero Dollars ($0)), and shall be forever barred, estopped, and enjoined from challenging the validity of such assumption or assumption and assignment or the amount of such Cure Amount thereafter.

(c)           In the event that the rejection of an executory contract or unexpired lease hereunder results in damages to the other party or parties to such contract or lease, any Claim for such damages, if not heretofore evidenced by a timely filed proof of Claim, shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective Estates, properties or interests in property, unless a proof of Claim is filed with the Bankruptcy Court and served upon the Debtors or the Reorganized Debtors, as applicable, no later than thirty (30) days after the later of (i) the Confirmation Date or (ii) the effective date of the rejection of such executory contract or unexpired lease, as set forth on the Schedule of Rejected Contracts and Leases or order of the Bankruptcy Court.  The Confirmation Order shall constitute the Bankruptcy Court’s approval of the rejection of all the leases and contracts identified in the Schedule of Rejected Contracts and Leases.

8.3                               Survival of the Debtors’ Indemnification and Reimbursement Obligations.

Any obligations of the Debtors pursuant to their corporate charters, by-laws, limited liability company agreements, memorandum and articles of association, other organizational documents, deeds of indemnity, or similar contractual agreements to indemnify, directors, officers, agents, and/or employees who serve in such capacity as of or after January 18, 2017, and any other directors or officers as may be agreed upon by and among the Creditors’ Committee, the Requisite Lenders, and the Debtors or the Reorganized Debtors, as applicable, with respect to all present and future actions, suits, and proceedings against the Debtors or such officers, directors, agents, or employees based upon any act or omission for or on behalf of the Debtors shall not be discharged, impaired, or otherwise affected by this Plan; provided, that the Reorganized Debtors shall not indemnify directors or officers of the Debtors for any Claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud as determined by a Final Order.  All such obligations, including any obligations of the Liquidating Debtors, shall be deemed and treated as executory contracts to be assumed by the Debtors under this Plan (and assigned to the Reorganized Debtors if necessary) and shall continue as obligations of the Reorganized Debtors.  Any claim based on the Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection, in either case, by reason of section 502(e)(1)(B) of the Bankruptcy Code.  After the Effective Date,

the Reorganized Debtors shall not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect as of the Petition Date, and all members, managers, directors, and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date.

8.4                               Compensation and Benefit Plans.

Unless otherwise provided in this Plan, all employment and severance policies, and all compensation and benefits plans, policies, and programs of the Debtors applicable to their respective employees, retirees, and non-employee directors, including all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life and accidental death and dismemberment insurance plans, are deemed to be, and shall be treated as, executory contracts under this Plan and, on the Effective Date, shall be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code.  For the avoidance of doubt, any awards granted under the Management Incentive Plan shall be governed by such plan and shall not be subject to any provisions of the foregoing assumed plans, programs, or arrangements.

8.5                               Insurance Policies.

All insurance policies to which any Debtor is a party as of the Effective Date shall be deemed to be and treated as executory contracts, shall be assumed or assumed and assigned by the applicable Debtor, and shall vest in the Reorganized Debtors and continue in full force and effect thereafter in accordance with their respective terms.

8.6                               Reservation of Rights.

(a)           Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to this Plan or in the Plan Supplement, nor anything contained in this Plan, shall constitute an admission by the Debtors that any such contract or lease is or is not an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors or their respective affiliates has any liability thereunder.

(b)           Except as otherwise provided in this Plan, or in a previously entered order of the Bankruptcy Court, nothing shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors or the Reorganized Debtors under any executory or non-executory contract or unexpired or expired lease.

(c)           Nothing in this Plan shall increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors, as applicable, under any executory or non-executory contract or unexpired or expired lease.

(d)           If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of its assumption under this Plan, the Debtors or Reorganized Debtors, as applicable, shall have sixty (60) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

ARTICLE IX.                                                                CONDITIONS PRECEDENT TO THE OCCURRENCE OF THE EFFECTIVE DATE.

9.1                               Conditions Precedent to the Effective Date.

The Effective Date shall not occur unless all of the following conditions precedent have been satisfied or waived in accordance with Section 9.2 of this Plan:

(a)           the Bankruptcy Court has entered the Confirmation Order, which order shall not be subject to a stay of execution;

(b)           the Plan Documents are reasonably satisfactory in all respects to the Debtors, the Creditors’ Committee, and the Requisite Lenders;

(c)           all conditions precedent to effectiveness of the Take Back Debt Agreement, the New Letter of Credit Agreement, the Existing L/C Escrow Agreement(s), the U.K. Implementation Agreement, the Registration Rights Agreement, and the Shareholders Agreement shall have been satisfied or waived in accordance with the terms thereof;

(d)           all Restructuring Expenses and Noteholders’ Professional Fees payable under the Plan shall be paid by the Debtors before or on the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court in accordance with Sections 4.4 and 5.17 of this Plan;

(e)           the amount of the Retained Accounts shall have been either (i) agreed to by the Debtors, the Creditors’ Committee, and the Requisite Lenders or (ii) determined by the Bankruptcy Court, if applicable;

(f)            the aggregate amount of all Allowed General Unsecured Claims shall not exceed $20 million;

(g)           the U.K. Administration shall have been commenced and the U.K. Sale Transaction shall have been effectuated in accordance with the U.K. Implementation Agreement;

(h)           all governmental and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions provided for in this Plan have been obtained, are not subject to unfulfilled conditions, and are in full force and effect, and all applicable waiting periods have expired without any action having been taken by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions; and

(i)            The Litigation Trust Committee and the Litigation Trust Management shall have been appointed and the Litigation Trust Agreement shall be in full force and effect.

9.2                               Waiver of Conditions Precedent.

(a)           Each of the conditions precedent to the occurrence of the Effective Date (other than Section 9.1(a)) may be waived in writing by the Debtors subject to the written consent of the Creditors’ Committee and the Requisite Lenders.  If any such condition precedent is waived pursuant to this Section and the Effective Date occurs, each party agreeing to waive such condition precedent shall be estopped from withdrawing such waiver after the Effective Date or otherwise challenging the occurrence of the Effective Date on the basis that such condition was not satisfied.  If this Plan is confirmed for fewer than all of the Debtors subject to Section 5.15 of this Plan, only the conditions applicable to the Debtor or Debtors for which this Plan is confirmed must be satisfied or waived for the Effective Date to occur.

(b)           The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

9.3                               Effect of Failure of a Condition.

If the conditions listed in Section 9.1 are not satisfied or waived in accordance with Section 9.2 on or before July 31, 2017, or by such later date as may be later agreed to by the Creditors’ Committee, the Requisite Lenders and the Debtors and as set forth by the Debtors in a notice filed with the Bankruptcy Court prior to the expiration of such period, this Plan shall be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (b) prejudice in any manner the rights of any Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, the Creditors’ Committee, any of the Term Lenders, the Revolving Lenders, the Senior Noteholders, or any other Entity.

ARTICLE X.                                                                     EFFECT OF CONFIRMATION.

10.1                        Binding Effect.

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, and subject to the occurrence of the Effective Date, on and after the entry of the Confirmation Order, the provisions of this Plan shall bind every holder of a Claim against or Interest in any Debtor and inure to the benefit of and be binding on such holder’s respective successors and assigns, regardless of whether the Claim or Interest of such holder is impaired under this Plan and whether such holder has accepted this Plan.

10.2                        Vesting of Assets.

Except as otherwise provided in this Plan, including with respect to the Assets contributed to the Litigation Trust, on and after the Effective Date, all Assets of the Estates, including all claims, rights, and Causes of Action and any property acquired by the Debtors or Reorganized Paragon under or in connection with this Plan or the U.K. Administration, shall vest in each respective Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances, and Interests.  Subject to the terms of this Plan, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property and prosecute, compromise, or settle any Claims (including any Administrative Expense Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by this Plan or the Confirmation Order.

10.3                        Discharge of Claims Against and Interests in the Debtors.

Upon the Effective Date and in consideration of the distributions to be made under this Plan, except as otherwise provided in this Plan or in the Confirmation Order, each holder (as well as any trustee or agent on behalf of such holder) of a Claim or Interest and any successor, assign, and affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date.  Except as otherwise provided in this Plan, upon the Effective Date, all such holders of Claims and Interests and their successors, assigns, and affiliates shall be forever precluded and enjoined, pursuant to sections 105, 524, and 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in any Debtor or any Reorganized Debtor.

10.4                        Term of Pre-Confirmation Injunctions and Stays.

Unless otherwise provided in this Plan, all injunctions and stays arising under or entered during the Chapter 11 Cases, whether under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the date of entry of the Confirmation Order, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

10.5                        Plan Injunction.

(a)                                 Except as otherwise provided in this Plan or in the Confirmation Order, as of the entry of the Confirmation Order but subject to the occurrence of the Effective Date, all Entities who have held, hold, or may hold Claims or Interests are, with respect to any such Claim or Interest, permanently enjoined after the entry of the Confirmation Order from: (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting, directly or indirectly, a Debtor, a Reorganized Debtor, or an Estate or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities mentioned in this subsection (i) or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against a Debtor, a Reorganized Debtor, or an Estate or its property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities mentioned in this subsection (ii) or any property of any such transferee or successor; (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against a Debtor, a Reorganized Debtor, or an Estate or any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Entities mentioned in this subsection (iii) or any property of any such transferee or successor; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of this Plan to the full extent permitted by applicable law; and

(v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan; provided, that nothing contained herein shall preclude such Entities who have held, hold, or may hold Claims against or Interests in a Debtor or an Estate from exercising their rights, or obtaining benefits, pursuant to and consistent with the terms of this Plan and the Plan Documents.

(b)                                 By accepting distributions pursuant to this Plan, each holder of an Allowed Claim or Allowed Interest will be deemed to have affirmatively and specifically consented to be bound by this Plan, including the injunctions set forth in this Section.

10.6                        Releases.

(a)               Releases by the Debtors.  As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce this Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in this Plan or in the Confirmation Order, the Released Parties are deemed forever released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the Disclosure Statement, and this Plan and related agreements, instruments, and other documents (including the Plan Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to this Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, willful misconduct, or gross negligence as determined by a Final Order.  For the avoidance of doubt, nothing in this Section 10.6 or otherwise in the Plan shall release the Non-Released Parties from any claims, obligations, suits, judgments, damages, debts, rights, Causes of Action, losses, and liabilities on or in respect of the Noble Claims.

(b)               Releases by Holders of Claims and Interests.  As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce this Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in this Plan or in the Confirmation Order, the Released Parties are deemed forever released and discharged by the Releasing Parties from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such holders or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the Disclosure Statement, and this Plan and related agreements, instruments, and other documents (including the Plan Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to this Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, willful misconduct, or gross negligence as determined by a Final Order.  For the avoidance of doubt, nothing in this Section 10.6 or otherwise in the Plan shall release the Non-Released Parties from any claims, obligations, suits, judgments, damages, debts, rights, Causes of Action, losses, and liabilities on or in respect of the Noble Claims.

(c)                Special Provisions for Governmental Units.  Notwithstanding any language to the contrary contained in this Plan, no provision of this Plan shall (i) preclude any Governmental Unit from enforcing its police or regulatory powers or (ii) release any non-Debtor from liability in connection with any legal or equitable action or claim brought by any Governmental Unit.

10.7                        Exculpation.

To the extent permitted by applicable law, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any claim, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, loss, and liability for any claim in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of any disclosure statements, including the Disclosure Statement, the Restructuring Transactions, any plans of reorganization, including this Plan, and all related agreements, instruments, and other documents (including the Plan Supplement), or the solicitation of votes for, or pursuit of confirmation of any plans of reorganization, including this Plan; the funding of this Plan; the occurrence of the Effective Date; the administration of this Plan or the property to be distributed under this Plan; the issuance of securities under or in connection with this Plan; or the transactions in furtherance of any of the foregoing; except to the extent arising out of or related to any act or omission of an Exculpated Party that is a criminal act or constitutes intentional fraud, willful misconduct, or gross negligence as determined by a Final Order.  This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Exculpated Parties from liability.  For the avoidance of doubt, nothing in this Section 10.7 or otherwise in the Plan shall release the Non-Released Parties from any claims, obligations, suits, judgments, damages, debts, rights, Causes of Action, losses, and liabilities on or in respect of the Noble Claims.

10.8                        Injunction Related to Releases and Exculpation.

Except for the rights that remain in effect from and after the Effective Date to enforce this Plan and the Plan Documents, the Confirmation Order shall permanently enjoin the commencement or prosecution by any Entity, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released or exculpated pursuant to this Plan.

10.9                        Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments thereof under this Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, sections 510(a), 510(b), or 510(c) of the Bankruptcy Code, or otherwise.  Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to reclassify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

10.10                 Retention of Causes of Action and Reservation of Rights.

Subject to Sections 10.6, 10.7, and 10.8 of this Plan, nothing contained in this Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately before the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law.  Subject to Sections 10.6, 10.7, and 10.8 of this Plan, the Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced; provided, however, that the Litigation Trust shall have all rights in respect of the Noble Claims as set forth in Section 5.7 of the Plan, including without limitation, full power, authority, and standing to investigate, prosecute, compromise, or otherwise resolve the Noble Claims, subject to the Noble Entities’ applicable rights and defenses against the Litigation Trust with respect to the Noble Claims.

10.11                 Ipso Facto and Similar Provisions Ineffective.

Any term of any policy, contract, or other obligation applicable to a Debtor shall be void and of no further force or effect with respect to any Debtor to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of any Entity based on any of the following: (a) the insolvency or financial condition of a Debtor; (b) the commencement of the Chapter 11 Cases; (c) the confirmation or consummation of this Plan, including any change of control that will occur as a result of such consummation; (d) any change of control resulting from the U.K. Sale Transaction; (e) the commencement of the U.K. Administration; or (f) the Restructuring.

ARTICLE XI.                                                                RETENTION OF JURISDICTION.

11.1                        Retention of Jurisdiction.

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction, pursuant to 28 U.S.C. §§ 1334 and 157, over all matters arising in or related to the Chapter 11 Cases, other than those matters administered in the U.K. Administration, for, among other things, the following purposes:

(a)                                 to hear and determine applications for the assumption of executory contracts or unexpired leases and any disputes over Cure Amounts resulting therefrom;

(b)                                 to determine any motion, adversary proceeding, application, contested matter, and other litigated matter in the Chapter 11 Cases pending on or commenced after the entry of the Confirmation Order;

(c)                                  to hear and resolve any disputes arising from or related to (i) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004 or (ii) any protective orders entered by the Bankruptcy Court in connection with the foregoing;

(d)                                 to ensure that distributions to holders of Allowed Claims are accomplished as provided in this Plan and the Confirmation Order;

(e)                                  to consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, including any Administrative Expense Claim;

(f)                                   to enter, implement, or enforce such orders as may be appropriate in the event that the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(g)                                  to issue and enforce injunctions and releases, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of this Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(h)                                 to hear and determine any application to modify this Plan in accordance with section 1127 of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistency in this Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(i)                                     to hear and determine all Fee Claims;

(j)                                    to resolve disputes concerning Disputed Claims and any retained amounts with respect to Disputed Claims or the administration thereof;

(k)                                 to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan, the Confirmation Order, any transactions or payments in furtherance of either, or any agreement, instrument, or other document governing or related to any of the foregoing;

(l)                                     to take any action and issue such orders, including any such action or orders as may be necessary after entry of the Confirmation Order or the occurrence of the Effective Date, as may be necessary to construe, enforce, implement, execute, and consummate this Plan, including any release, exculpation, or injunction provisions set forth in this Plan, or to maintain the integrity of this Plan following the occurrence of the Effective Date;

(m)                             to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(n)                                 to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(o)                                 to hear and determine any other matters related to the Chapter 11 Cases and not inconsistent with the Bankruptcy Code or title 28 of the United States Code;

(p)                                 to resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to a Cure Amount, in each case, for the purpose for determining whether a Claim or Interest is discharged hereunder or for any other purpose;

(q)                                 to recover all Assets of the Debtors and property of the Estates, wherever located;

(r)                                    to adjudicate the Noble Claims to the fullest extent permitted by law;

(s)                                   to adjudicate disputes relating to the Litigation Trust and Litigation Trust Agreement, including, but not limited to, any distributions from the Litigation Trust; and

(t)                                    to enter a final decree closing each of the Chapter 11 Cases;

provided, that, on and after the Effective Date, the Bankruptcy Court shall not retain jurisdiction over any matters arising out of or related to the U.K. Implementation Agreement, the U.K. Administrative Reserve, the U.K. Sale Transaction, the Take Back Debt Agreement, the New Letter of Credit Agreement, the Existing L/C Escrow Agreement(s), the Registration Rights Agreement, or the Shareholders Agreement.

ARTICLE XII.                                                           MISCELLANEOUS PROVISIONS.

12.1                        Amendments.

(a)                                 Plan Modifications.  Subject to the reasonable consent of the Creditors’ Committee and the Requisite Lenders, this Plan may be amended, modified, or supplemented by the Debtors in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court.  In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims or Allowed Interests pursuant to this Plan and subject to the reasonable consent of the Creditors’ Committee and the Requisite Lenders, the Debtors may remedy any defect or omission or reconcile any inconsistencies in this Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes or effects of this Plan, and any holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted this Plan as amended, modified, or supplemented.

(b)                                 Certain Technical Amendments.  Prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to this Plan without further order or approval of the Bankruptcy Court; provided, that such technical adjustments and modifications do not adversely affect the treatment of holders of Allowed Claims or Allowed Interests under this Plan.

12.2                        Revocation or Withdrawal of Plan.

Subject to the reasonable consent of the Creditors’ Committee and the Requisite Lenders, the Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date as to any or all of the Debtors.  If, with respect to a Debtor, this Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor: (a) this Plan shall be null and void in all respects; (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption of executory contracts or unexpired leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void; and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Entity; (ii) prejudice in any manner the rights of such Debtor or any other Person or Entity; or (iii) constitute an admission of any sort by any Debtor or any other Person or Entity.

12.3                        Dissolution of Creditors’ Committee.

Except to the extent provided herein, upon the Effective Date, the current and former members of the Creditors’ Committee, and their respective officers, employees, counsel, advisors, and agents, shall be released and discharged of and from all further authority, duties, responsibilities, and obligations related to and arising from and in connection with the Chapter 11 Cases; provided, however, that following the Effective Date, the Creditors’ Committee shall continue in existence and have standing and a right to be heard for the following limited purposes: (a) Claims and/or applications for compensation by Professional Persons; (b) any appeals of the Confirmation Order; (c) any appeals to which the Creditors’ Committee is a named party; and (d) any adversary proceedings or contested matters as of the Effective Date to which the Creditors’ Committee is a named party.  Following the completion of the Creditors’ Committee’s remaining duties set forth above, the Creditors’ Committee shall be dissolved, and the retention or employment of the Creditors’ Committee’s respective attorneys, accountants, and other agents shall terminate.

12.4                        Exemption from Certain Transfer Taxes.

Pursuant to section 1146 of the Bankruptcy Code, the issuance, transfer, or exchange of any security or other property hereunder, including, to the fullest extent permitted by applicable law, all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any transfers effectuated under this Plan, and any assumption, assignment, or sale by the Debtors of their interests in unexpired leases of nonresidential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code and shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

12.5                        Payment of Statutory Fees.

All fees payable under section 1930 of chapter 123 of title 28 of the United States Code shall be paid on the Effective Date, or as soon as practicable thereafter, by the Debtors or Reorganized Debtors.  Quarterly fees owed to the U.S. Trustee shall be paid when due in accordance with applicable law and the Debtors and Reorganized Debtors shall continue to file reports to show the calculation of such fees for the Debtors’ Estates until the Chapter 11 Cases are closed under section 350 of the Bankruptcy Code.  Each and every one of the Debtors shall remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of that particular Debtor’s case is closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code.

12.6                        Severability.

Subject to Section 5.15 of this Plan, if, prior to the entry of the Confirmation Order, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors with the reasonable consent of the Creditors’ Committee and the Requisite Lenders, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation by the Bankruptcy Court, the remainder of the terms and provisions of this Plan shall remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with this Section, is valid and enforceable pursuant to its terms.

12.7                        Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable or to the extent that a Plan Document provides otherwise, the rights, duties, and obligations arising under this Plan and the Plan Documents shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

12.8                        Immediate Binding Effect.

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of this Plan and the Plan Documents shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, the holders of Claims and Interests, the Released Parties, the Exculpated Parties, and each of their respective successors and assigns.

12.9                        Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in this Plan shall be binding on and shall inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each such Entity.

12.10                 Entire Agreement.

On the Effective Date, this Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan.

12.11                 Computing Time.

In computing any period of time prescribed or allowed by this Plan, unless otherwise set forth in this Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

12.12                 Exhibits to Plan.

All exhibits, schedules, supplements, and appendices to this Plan (including the Plan Supplement) are incorporated into and are a part of this Plan as if set forth in full herein.

12.13                 Notices.

All notices, requests, and demands to or upon the Debtors or Reorganized Debtors, as applicable, shall be in writing (including by email transmission) and, unless otherwise provided herein, shall be deemed to have been duly given or made only when actually delivered, addressed as follows:

(a) If to the Debtors or Reorganized Debtors:

Paragon Offshore plc (in administration)
c/o Paragon Offshore Services LLC
3151 Briarpark Drive
Houston, Texas 77042
Attn:	Todd Strickler, Senior Vice President of Administration, General Counsel, and Corporate Secretary
Telephone: (832) 783-4000
Email: tstrickler@paragonoffshore.com

– and –

c/o Deloitte LLP,
Four Brindleyplace,
Birmingham,
B1 2HZ,
United Kingdom
Attn:	Neville Kahn and David Soden
Telephone: +44 121 696 8838
Email: nkahn@deloitte.co.uk
dsoden@deloitte.co.uk

– and –

Richards, Layton & Finger, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Attn:	Mark D. Collins, Esq.
Telephone: (302) 651-7700
Email: collins@rlf.com

– and –

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn:	Gary T. Holtzer, Esq.
Stephen A. Youngman, Esq.
Telephone: (212) 310-8000

Email:	gary.holtzer@weil.com
stephen.youngman@weil.com

– and –

Weil Gotshal & Manges (London) LLP
110 Fetter Lane
London EC4A 1AY
United Kingdom
Attn:	Mark Lawford
Alinta Kemeny
Telephone: +44 20 7903 1000
Email:	mark.lawford@weil.com
alinta.kemeny@weil.com

(b) If to the Revolving Credit Facility Agent and/or the Steering Committee of Revolving Lenders:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn:	Sandeep Qusba, Esq.
Kathrine A. McLendon, Esq.
Telephone: (212) 455-2000
Email:	squsba@stblaw.com
kmclendon@stblaw.com

– and –

Landis Rath & Cobb LLP
919 Market Street, Suite 1800
Wilmington, Delaware 19801
Attn:	Adam G. Landis, Esq.
Kerri K. Mumford, Esq.
Telephone: (302) 467-4400
Facsimile: (302) 467-4450
Email:	landis@lrclaw.com
mumford@lrclaw.com

(c) If to the Term Loan Agent and/or the Ad Hoc Committee of Term Lenders:

Freshfields Bruckhaus Deringer LLP
601 Lexington Avenue, 31st Floor
New York, New York 10022
Attn:	Madlyn Gleich Primoff
Mark F. Liscio, Esq.
Scott Talmadge, Esq.
Telephone: (212) 277-4000
Facsimile: (212) 277-4001
Email:	madlyn.primoff@freshfields.com
mark.liscio@freshfields.com
scott.talmadge@freshfields.com

– and –

Potter Anderson & Corroon LLP
1313 North Market Street, 6th Floor, P.O. Box 951
Wilmington, Delaware 19899-0951
Attn:	Jeremy W. Ryan, Esq.
Ryan M. Murphy, Esq.
Telephone: (302) 984-6000
Facsimile: (302) 658-1192
Email:	jryan@potteranderson.com
rmurphy@potteranderson.com

(d) If to the Creditors’ Committee:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attn:	Brian S. Hermann, Esq.
Samuel E. Lovett, Esq.
Telephone: (212) 373-3000
Email:	bhermann@paulweiss.com
slovett@paulweiss.com

– and –

Young Conway Stargatt & Taylor LLP
Rodney Square, 1000 North King Street
Wilmington, Delaware 19801
Attn:	Pauline K. Morgan, Esq.
Telephone: (302) 571 6600
Email:	pmorgan@ycst.com

(e) If to the Senior Notes Indenture Trustee:

Morgan, Lewis, & Bockius LLP
101 Park Avenue
New York, New York 10178
Attn:	Glenn E. Siegel
James O. Moore
Telephone: (212) 309-6000
Facsimile: (212) 309-6001
Email:	glenn.siegel@morganlewis.com
james.moore@morganlewis.com

After the occurrence of the Effective Date, the Reorganized Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entities must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002.  After the occurrence of the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities that have filed such renewed requests.

12.14                 Reservation of Rights.

Except as otherwise provided herein, this Plan shall be of no force or effect unless the Bankruptcy Court enters the Confirmation Order.  None of the filing of this Plan, any statement or provision of this Plan, or the taking of any action by the Debtors with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to any Claims or Interests prior to the Effective Date.

Dated:	June 7, 2017
Houston, Texas

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PARAGON OFFSHORE PLC (IN ADMINISTRATION)
PARAGON INTERNATIONAL FINANCE COMPANY
PARAGON OFFSHORE FINANCE COMPANY
PARAGON OFFSHORE LEASING (SWITZERLAND) GMBH
PARAGON OFFSHORE CONTRACTING GMBH
PARAGON HOLDING NCS 2 S.Á R.L.
PARAGON OFFSHORE (LUXEMBOURG)
S.Á R.L.
PARAGON OFFSHORE LEASING (LUXEMBOURG) S.Á R.L.
PARAGON OFFSHORE INTERNATIONAL LTD.
PARAGON DUCHESS LTD.
PARAGON (MIDDLE EAST) LIMITED
PARAGON ASSET COMPANY LTD.
PARAGON ASSET (ME) LTD.
PARAGON HOLDING SCS 2 LTD.
PARAGON FDR HOLDINGS LTD.
PARAGON HOLDING SCS 1 LTD.
PARAGON OFFSHORE (NORTH SEA) LTD.
PARAGON ASSET (UK) LTD.
PARAGON OFFSHORE HOLDINGS US INC.
PARAGON DRILLING SERVICES 7 LLC
PARAGON OFFSHORE DRILLING LLC
PARAGON LEONARD JONES LLC
PARAGON OFFSHORE DO BRASIL LTDA.
PARAGON OFFSHORE (NEDERLAND) B.V.
PGN OFFSHORE DRILLING (MALAYSIA) SDN. BHD.
PARAGON OFFSHORE (LABUAN) PTE. LTD.

By:
Name:	Dean E. Taylor
Title:	Authorized Person

Exhibit A

Existing Letters of Credit

Letter of Credit	Borrower	Effective Date	Expiration Date
CITI 69603932	Paragon Offshore plc (in administration)	4/17/15	4/17/18
HSBC 566188	Paragon Offshore plc (in administration)	8/6/14	5/18/17
HSBC 566379	Paragon Offshore plc (in administration)	9/10/14	12/31/39
HSBC 567922	Paragon Offshore plc (in administration)	5/27/15	6/30/20
HSBC 568516	Paragon Offshore plc (in administration)	9/10/15	1/31/19
HSBC 568517	Paragon Offshore plc (in administration)	9/10/15	7/30/18
HSBC 568518	Paragon Offshore plc (in administration)	9/9/15	7/31/18
S-853640	Paragon Offshore plc (in administration)	5/13/15	5/11/17

Exhibit B

Take Back Debt Term Sheet

Annex A

Summary Terms of Take Back Debt Agreement

The summary below describes the anticipated principal terms of the Take Back Debt Agreement. It does not purport to be a complete description of the terms and conditions thereof, certain terms and conditions of which have not yet been determined.

Obligor and Guarantors	The borrower shall be Reorganized Paragon Parent (the “Borrower”).

All obligations under the Take Back Debt Agreement, shall be guaranteed (other than by the Borrower) and secured by (a) the Borrower, reorganized Paragon Finance and each other existing reorganized Guarantor and Pledgor currently obligated under the Existing Term Loan Agreement and Existing Revolving Credit Agreement, and (b) each other direct and indirect, existing and future, material(1), reorganized wholly-owned subsidiary (collectively, the “Loan Parties”), except to the extent such guarantee or granting of security (v) would be provided by a joint venture, (w) is provided by Prospector Offshore Drilling S.a.r.1. (Luxembourg) or any of its subsidiaries (including the Prospector Entities) and Prospector Offshore Drilling Rig Construction S.a.r.l. (Luxembourg) or any of its subsidiaries (collectively the “Prospector Excluded Subsidiaries”), (x) could reasonably be expected to result in material and adverse tax consequences to the Borrower or its subsidiaries, (y) is contractually prohibited by contracts in existence on the Effective Date or at the time such entity becomes a subsidiary, or (z) is prohibited by applicable law, rule or regulation (including any requirement to obtain governmental authority or third party consent).

For the avoidance of doubt, the Prospector Excluded Subsidiaries shall not be required to be guarantors or grantors under the Take Back Debt Agreement only for so long as Reorganized Paragon is contractually prohibited from granting liens on the Prospector Excluded Subsidiaries by any third party, including by any financing or refinancing of any indebtedness of any Prospector Excluded Subsidiary. Notwithstanding anything provided for in this Term Sheet, if there is no such financing or refinancing of the Prospector Excluded Subsidiaries within forty five (45) days from the date of repayment of any existing financing, the Prospector Excluded Subsidiaries will become guarantors of the Take Back Debt for the benefit of the Secured Lenders and provide liens on their assets as additional collateral for the

(1)         Materiality of subsidiaries subject to diligence.

Take Back Debt for the benefit of the Secured Lenders.

Such security interest shall be first priority liens on substantially all assets of the grantors now or hereafter acquired and all proceeds thereof subject to certain exclusions to be mutually agreed (including a limitation that in the case of foreign subsidiaries, to 66- 2/3% of the capital stock thereof to the extent a pledge of a greater percentage could reasonably be expected to result in material and adverse tax consequences). Without limiting the generality of the foregoing and subject to mutually agreed exceptions and materiality thresholds reasonably satisfactory to the Borrower, the requisite Revolving Lenders and the requisite Term Lenders, the New Agent (as defined below), for the benefit of itself and the Secured Lenders under die Take Back Debt Agreement, shall obtain control agreements, in form and substance reasonably satisfactory to the Secured Parties, on each grantor’s material deposit and securities accounts.

Notwithstanding the foregoing, the New Agent shall not take liens on property as to which the requisite Term Lenders and the requisite Revolver Lenders determine in their reasonable discretion that the costs of obtaining a lien on such property, or the perfection thereof, is excessive in relation to the value to the Secured Lenders of the lien afforded thereby.

In addition, the liens securing the obligations under the Take Back Debt Agreement shall (i) be subordinated to a new letter of credit facility (or new letters of credit) (collectively, “New L/C”) in an aggregate face amount not to exceed $35 million pursuant to an intercreditor agreement reasonably satisfactory to the Debtors, the requisite Term Lenders, the requisite Revolving Lenders and the provider of the New L/C; provided that, such intercreditor agreement shall, among other things, make the liens and security interests granted to the New Agent for the benefit of the Secured Lenders a “silent second” and/or (ii) to the extent such liens relate to cash collateral permitted to be pledged under the Take Back Agreement in connection with any New L/C (which cash collateral shall not exceed 105% of the face amount of such New L/C), be automatically released; provided that upon the release of any such cash collateral securing a New L/C, such cash will be deposited into an account subject to a control agreement with the New Agent and applicable depository institution,

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Administrative Agent	[JPMorgan Chase Bank, N.A. (“JPMorgan”)], subject to fee arrangements reasonably satisfactory to [JPMorgan] and Paragon (the “New Agent”).

Original Principal Amount	$85 million.

Interest Rate

LIBOR plus 6% per annum, payable on a quarterly basis in kind or in cash, at Reorganized Paragon’s option; provided that (w) LIBOR shall not be less than zero at any time, (x) not less than 1% shall be payable in cash on each interest payment date and (y) there shall not be a LIBOR floor.

Maturity Date	5-year anniversary of the Effective Date.

Repayments	Payable in full on the maturity date.

Prepayments	Payable in full or in part at any time before the maturity date without penalty or premium.

Representation and Warranties	Customary representations and warranties for debt of this type, to be mutually agreed.

Covenants	The Loan Parties shall not be subject to any material covenants, other than the following:

1.              Affirmative covenants regarding corporate existence, maintenance of properties, taxes, ERISA, insurance, financial statement reporting with deadlines consistent with the SEC reporting deadlines applicable to the Borrower, as in effect from time to time (or, in the event the Borrower is not a SEC reporting entity, the deadlines shall be consistent with the SEC reporting deadlines for a non-accelerated filer), inspection rights, use of proceeds, compliance with laws, regulations, environmental laws and further assurances and additional collateral and other customary affirmative covenants reasonably satisfactory to the Borrower, the requisite Term Lenders and the requisite Revolving Lenders;

2. Restrictions on dividends and equity repurchases; and

3. Incurrence of secured indebtedness for borrowed money in the form of credit facilities or indentures with a carve out for the New L/C

;provided that, for the avoidance of doubt, (i) the Loan Parties shall not be subject to the following covenants: restrictions on fundamental changes, restrictions on investments

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(including the making of loans), restrictions on the incurrence of indebtedness (other than as stated above) or other restrictions on liens (other than as stated above) or contingent obligations, restrictions on transactions with affiliates, restrictions on asset sales or releases of liens in connection with asset sales (subject to agreement regarding the use of proceeds of asset sales which shall include an agreed amount of proceeds the Borrower may retain and customary reinvestment rights), restrictive and negative pledge agreements, limitations on debt payments or other junior payments and the amendment of any agreement, limitations on changes to the Borrower’s fiscal year or other accounting changes, financial (incurrence or maintenance-based) covenants, restrictions on unrestricted subsidiaries, limitations on equity issuances, or limitations on sale and leaseback arrangements and (ii) the affirmative covenants shall not also be included in the Take Back Debt as negative covenants.

Defaults	Customary events of default for debt of this type, including change of control, to be mutually agreed.

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Exhibit B

Notice of Entry of the Order

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

x

:

In re	:	Chapter 11

:

PARAGON OFFSHORE PLC, et al.,	:	Case No. 16-10386 (CSS)
:
	:	Jointly Administered

Debtors.(1)	:

:

:

x

NOTICE OF ENTRY OF
ORDER CONFIRMING THE FIFTH JOINT CHAPTER 11
PLAN OF PARAGON OFFSHORE PLC AND ITS AFFILIATED DEBTORS

TO CREDITORS, INTEREST HOLDERS, AND OTHER PARTIES IN INTEREST:

PLEASE TAKE NOTICE that an order (the “Confirmation Order”) of the Honorable Christopher S. Sontchi, United States Bankruptcy Judge confirming the Fifth Joint Chapter 11 Plan of Paragon Offshore plc and Its Affiliated Debtors, dated May 2, 2017 (Docket No. 1459) (as amended, modified, or supplemented, the “Plan”) of the above-captioned debtors, as debtors and debtors in possession (collectively, the “Debtors”), was entered by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on June   , 2017 (Docket No.  ).  Unless otherwise defined in this notice, capitalized terms used herein shall have the meanings ascribed to them in the Plan and the Order.

PLEASE TAKE FURTHER NOTICE that the Confirmation Order, the Plan, and related documents are available for inspection during regular business hours in the office of the Clerk of the Bankruptcy Court, 824 Market Street, 3rd Floor, Wilmington, Delaware 19801.

(1)  The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are: Paragon Offshore plc (in administration) (6017); Paragon Offshore Finance Company (6632); Paragon International Finance Company (8126); Paragon Offshore Holdings US Inc. (1960); Paragon Offshore Drilling LLC (4541); Paragon FDR Holdings Ltd. (4731); Paragon Duchess Ltd.; Paragon Offshore (Luxembourg) S.à r.l. (5897); PGN Offshore Drilling (Malaysia) Sdn. Bhd. (9238); Paragon Offshore (Labuan) Pte. Ltd. (3505); Paragon Holding SCS 2 Ltd. (4108); Paragon Asset Company Ltd. (2832); Paragon Holding SCS 1 Ltd. (4004); Paragon Offshore Leasing (Luxembourg) S.à r.l. (5936); Paragon Drilling Services 7 LLC (7882); Paragon Offshore Leasing (Switzerland) GmbH (0669); Paragon Offshore do Brasil Ltda.; Paragon Asset (ME) Ltd. (8362); Paragon Asset (UK) Ltd.; Paragon Offshore International Ltd. (6103); Paragon Offshore (North Sea) Ltd.; Paragon (Middle East) Limited (0667); Paragon Holding NCS 2 S.à r.l. (5447); Paragon Leonard Jones LLC (8826); Paragon Offshore (Nederland) B.V.; and Paragon Offshore Contracting GmbH (2832).  The Debtors’ mailing address is 3151 Briarpark Drive, Suite 700, Houston, Texas 77042.  Neville Barry Kahn and David Philip Soden, each of Deloitte LLP, are the joint administrators of Paragon Offshore plc (in administration) (the “Joint Administrators”). The affairs, business and property of Paragon Offshore plc (in administration) are managed by the Joint Administrators.

Copies of the Confirmation Order, the Plan, and related documents are also available (i) for a fee through the website of the United States Bankruptcy Court for the District of Delaware, https://ecf.deb.uscourts.gov, or (ii) free of charge through the website of the Debtors’ notice, claims, and solicitation agent at https://www.kccllc.net/paragon.  Please note that a PACER password and login are required to access documents on the Bankruptcy Court’s website.

PLEASE TAKE FURTHER NOTICE that the Plan and the provisions thereof are binding on the Debtors, the Reorganized Debtors, any holder of a Claim against, or Interest in, the Debtors and such holder’s respective successors and assigns, whether or not the Claim or Interest of such holder is impaired under the Plan and whether or not such holder or entity voted to accept the Plan.

Dated:	Wilmington, Delaware
June , 2017

RICHARDS, LAYTON & FINGER, P.A.
Mark D. Collins (No. 2981)
Paul N. Heath (No. 3704)
Amanda R. Steele (No. 5530)
Joseph C. Barsalona II (No. 6102)
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Telephone: (302) 651-7700
Facsimile: (302) 651-7701

-and-

WEIL, GOTSHAL & MANGES LLP
Gary T. Holtzer (admitted pro hac vice)
Stephen A. Youngman (admitted pro hac vice)
Alfredo R. Pérez (pro hac vice admission pending)
767 Fifth Avenue
New York, New York 10153
Telephone: (212) 310-8000
Facsimile: (212) 310-8007
Attorneys for the Debtors
and Debtors in Possession

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